SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]


[_]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11c) or Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                    Consolidated Health Care Associates, Inc.
                (Name of Registrant as Specified in its Charter)

                    Consolidated Health Care Associates, Inc.
                     (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[_]  No fee required.


[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11


(1)  Title of each class of securities to which transaction applies: N/A

(2)  Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

(4)  Proposed maximum aggregate value of transaction: N/A


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:  $340

(2)  Form, Schedule or Registration Statement no: N/A

(3)  Filing Party:  Consolidated Health Care Associates, Inc.

(4)  Date Filed:  December 23, 1997

December 23, 1997



Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Consolidated Health Care Associates, Inc., to be held at 10:00 a.m. CST, on January 13, 1998 at the offices of San Jacinto Securities, 5949 Sherry Lane, Dallas, Texas 75225

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve adopt an Asset Purchase Agreement dated as of November 20, 1997 (the "Purchase Agreement") by and among Consolidated Health Care Associates, Inc., a Nevada corporation ("Consolidated"), PTS Rehab, Inc., a Connecticut corporation and a wholly-owned subsidiary of Consolidated ("PTS"), Olympus Healthcare Group, Inc., a Delaware corporation ("Olympus") and Olympus Outpatient Services, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Olympus ("Purchaser"). Pursuant to the Purchase Agreement, the Purchaser will purchase substantially all of the assets of PTS relating solely to the four outpatient clinics located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts and the related leases, provider agreements, service agreements and professional contracts, and assume certain limited disclosed liabilities of PTS and Consolidated related to such assets, for aggregate consideration of approximately $1,700,000 in cash (the "Sale").

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Purchase Agreement and has received the opinion (the "Fairness Opinion") of The Mayflower Group, Ltd. of Boston, Massachusetts, Consolidated's financial advisor, that, as of December 2, 1997 and based on the matters stated therein, the consideration to be received by Consolidated in the Sale is fair to Consolidated from a financial point of view. A copy of the Fairness Opinion is attached as Annex B to the accompanying Proxy Statement. The Board of Directors believes that the Sale is fair to, and in the best interests of, Consolidated and its stockholders. The Board has approved the terms of the Sale and recommends that you vote to approve the Purchase Agreement.

     The accompanying Proxy Statement provides detailed information concerning the proposed Sale and additional information, which you are urged to read carefully.

     Whether or not you expect to attend the meeting, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

                                        Sincerely,

                                        /s/  James Kenney
                                        ---------------------------------
                                        James Kenney
                                        Chairman of the Board

                    Consolidated Health Care Associates, Inc.
                                 38 Pond Street
                          Franklin, Massachusetts 02038
                   -------------------------------------------
                    Notice of Special Meeting of Stockholders
                   -------------------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Consolidated Health Care Associates, Inc., (the "Company") will be held on January 13, 1998, at 10:00 am CST at the offices of San Jacinto Securities, 5949 Sherry Lane, Dallas, Texas 75225.

     The meeting is called for the purpose of considering and voting upon:

     (1) A proposal to approve and adopt an Asset Purchase Agreement dated as of November 20, 1997 (the "Purchase Agreement") among the Company, PTS Rehab, Inc., a Connecticut corporation and a wholly-owned subsidiary of Consolidated ("PTS"), Olympus Healthcare Group, Inc. ("Olympus") and Olympus Outpatient Services, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Olympus ("Purchaser"). Pursuant to the Purchase Agreement, the Purchaser will purchase substantially all of the assets of PTS related solely to the four outpatient clinics operated by PTS which are located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts, and provide among other things, ancillary health care and out patient rehabilitation services ( the "Business"), the Leases therefor and related Provider Agreements, Service Agreements and Professional Contracts with therapists, therapist aides and aides serving the Business (the "Purchased Assets") and assume certain limited disclosed liabilities of PTS and Consolidated related to such assets, for aggregate consideration of $1,700,000 in cash (the "Sale"). A copy of the Purchase Agreement is attached as Annex A to the Proxy Statement accompanying this Notice.

     (2) Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

     The proposed Sale and related matters are more fully described in the accompanying Proxy Statement and the Annexes thereto.

     The Board of Directors has fixed the close of business on November 26, 1997, as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

     You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                        By Order of the Board of Directors

                                        /s/  Raymond L. LeBlanc
                                        ----------------------------------
                                        Raymond L. LeBlanc, Secretary


                                        Franklin, Massachusetts
                                        December 23, 1997

                    CONSOLIDATED HEALTH CARE ASSOCIATES, INC.

                                 PROXY STATEMENT

     This Proxy Statement is being furnished to holders of Common Stock, $.012 par value (the "Consolidated Common Stock") of Consolidated Health Care Associates, Inc., a Nevada corporation ("Consolidated" or the "Company"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Stockholders of the Company (the "Special Meeting") scheduled to be held on January 13, 1998, at 10:00 am CST, at offices of San Jacinto Securities, 5949 Sherry Lane, Dallas, Texas 75225, and at any adjournment or postponement thereof. At the Special Meeting, the holders of Consolidated Common Stock will be asked to consider and vote upon a proposal (the "Sale Proposal") to sell substantially all of the assets of PTS Rehab, Inc., a Connecticut corporation and a wholly-owned subsidiary of Consolidated ("PTS") related solely to the four outpatient clinics operated by PTS which are located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts, which provide among other things, ancillary health care and out patient rehabilitation services ( the "Business"), the Leases therefor and related Provider Agreements, Service Agreements and Professional Contracts with therapists, therapist aides and aides serving the Business (the "Purchased Assets") to Olympus Outpatient Services, Inc., a Massachusetts corporation and a wholly-owned subsidiary ("Purchaser") of Olympus Healthcare Group, Inc. a Delaware corporation ("Olympus"), pursuant to an Asset Purchase Agreement dated as of November 20, 1997 among the Company and PTS (collectively the "Selling Group") and Olympus and the Purchaser (Collectively the "Purchaser Group"), (the "Purchase Agreement").

     FOR A DESCRIPTION OF CERTAIN CONSIDERATIONS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS IN CONNECTION WITH THE SALE, SEE "THE SALE OF ASSETS - RISK FACTORS." UNDER NEVADA LAW, HOLDERS OF CONSOLIDATED COMMON STOCK WILL NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE SALE. SEE "THE SALE -- DISSENTER'S RIGHTS."

     A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the directions specified on the proxy. Any proxy which does not withhold authority to vote or on which no other instructions are given will be voted FOR the Sale Proposal. Any proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by duly executing a proxy bearing a later date, or by voting in person at the Special Meeting.

     This Proxy Statement and the accompanying Notice and form of proxy are being mailed to Stockholders on or about December 23, 1997.


             The date of this Proxy Statement is December 23, 1997.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
CAUTIONARY STATEMENT
SUMMARY
  The Special Meeting
  Change of Vote
  The Sale
  Opinion of Financial Advisor
  Interests of Certain Persons in the Sale
  Federal Income Tax Consequences
  Anticipated Accounting Treatment
  Summary Historical and Pro Forma Financial Data
RISK FACTORS
CONSEQUENCES TO CONSOLIDATED SHOULD THE SALE PROPOSAL NOT BE
APPROVED
SPECIAL MEETING
  Purpose of the Special Meeting
  Record Date
  Quorum
  Required Vote
  Voting Rights: Proxies
  Solicitation of Proxies
THE SALE
  Background of the Sale
  Recommendation of the Board of Directors of Consolidated; Reasons for the Sale Business of Consolidated After the Sale
  Opinion of Consolidated's Financial Advisor
  Interests of Certain Persons in the Sale
  Certain Federal Income Tax Consequences
  Anticipated Accounting Treatment
  Dividend Policy
  Dissenter's Rights
  Fees and Expenses
THE PURCHASE AGREEMENT
  Terms of the Sale
  Representations and Warranties
  Conduct of Business Pending the Sale
  Certain Conditions to the Sale
  Indemnification and Other Post Closing Obligations
  Post Closing Transitional Matters

  No Solicitations and Standstill
  Waiver of Conditions, Amendment, or Termination of the Purchase Agreement Rights of Termination and Remedies for Default
  Certain Payments
  Additional Agreements
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR CONSOLIDATED BUSINESS -- CONSOLIDATED
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY -- CONSOLIDATED
MANAGEMENT -- CONSOLIDATED
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CONSOLIDATED SECURITIES
BUSINESS - OLYMPUS
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF CONSOLIDATED OTHER MATTERS
LEGAL MATTERS
EXPERTS
STOCKHOLDERS PROPOSALS


Annexes:

     A.   Purchase Agreement

     B.   Opinion of Consolidated's Financial Advisor, The Mayflower Group, Ltd.

                              AVAILABLE INFORMATION

     Consolidated is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Consolidated makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov).

     Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an Annex hereto.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Consolidated hereby incorporates by reference into this Proxy Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

     1.   Consolidated's Current Report(s) on Form 8-K filed on December 12,
          1997;

     2. Consolidated's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. Consolidated's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

     In addition, all reports and other documents filed by Consolidated pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in the case of any statement in such an incorporated document), or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon written or oral request by any person to whom this Proxy Statement is delivered, including any beneficial owner, to Consolidated Health Care Associates, Inc., 38 Pond Street, Suite 305, Franklin, Massachusetts 02038. Attention: Raymond L. LeBlanc, Secretary (telephone no. (508) 520-2422). In order to ensure timely delivery of the documents, any request should be made before January 5, 1998.


                              CAUTIONARY STATEMENT

     When used in this Proxy Statement with respect to Consolidated, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Results of Operations, Financial Condition and Business Environment" that is in the Consolidated Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996. Consolidated does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Purchase Agreement and the Sale and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement. Stockholders of Consolidated should read carefully this Proxy Statement in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement.


                               The Special Meeting

Time, Place and Date

     The Special Meeting of Consolidated's stockholders will be held on January 13, 1998, at 10:00 am CST at the offices of San Jacinto Securities, 5949 Sherry Lane, Suite 960, Dallas, Texas (including any and all adjournments or postponements thereof, the "Special Meeting").

Purposes of the Special Meeting

     At the Special Meeting, holders of Consolidated stock will consider and vote upon the Sale Proposal. The assets to be purchased by the Purchaser (the "Purchased Assets") consist primarily of the four outpatient clinics operated by PTS as part of the Business which are located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts, the Leases therefor and related Provider Agreements, Service Agreements and Professional Contracts with therapists, therapist aides and aides serving the Business. See "The Sale - The Sale Purchased Assets and Business."

     The Board of Directors of Consolidated has approved the Purchase Agreement and the Sale Proposal and recommends that Consolidated stockholders vote FOR approval of the Sale Proposal. See "The Sale -- Background of the Sale" and "Recommendation of the Board of Directors of Consolidated; Reasons for the Sale."

Votes Required; Quorum; Record Date

     Under Nevada law and Consolidated's Articles of Incorporation, the Sale Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% in interest of the shares of Consolidated Common Stock outstanding and entitled to vote. The presence in person or by properly executed proxy of holders of a majority of the shares of Consolidated Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Each outstanding share of Consolidated Common Stock is entitled to one vote. Only holders of Consolidated Common Stock at the close of business on November 26, 1997 (the

"Record Date") will be entitled to notice of and to vote at the Special Meeting. See "Special Meeting."

     The directors and executive officers of Consolidated and their affiliates own as a group approximately 7.04% of the outstanding shares of Consolidated Common Stock. Holders of approximately 40.14% of the Consolidated Common Stock outstanding as of the date of the Purchase Agreement (including the directors and executive officers of Consolidated and their affiliates) have indicated in writing their intentions to vote in favor of the Sale Proposal. See "The Purchase Agreement - Additional Agreements."


                                 Change of Vote

     Consolidated stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Special Meeting by giving written notice to Raymond L. LeBlanc, Secretary, Consolidated Health Care Associates, Inc., 38 Pond Street, Franklin, Massachusetts 02038, by signing and returning a later dated proxy, or by voting in person at the Special Meeting.


                                    The Sale

The Sale; Purchased Assets; Business

     Consolidated, through its wholly-owned subsidiary PTS, operates four outpatient clinics located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts on premises leased from third parties (the "Centers"), which provide ancillary health care and outpatient rehabilitation services (the "Business"). Pursuant to the Purchase Agreement, the Purchaser will acquire substantially all of the assets of PTS related solely to the Business (the "Purchased Assets") and assume certain limited disclosed liabilities of PTS and Consolidated related to such assets. Effective November 3, 1997, the Purchaser was engaged by the Company to manage the Centers and take over operational responsibility for the Business pursuant to the terms and conditions of a Management Agreement. See "The Purchase Agreement - Additional Agreements."

     The Purchased Assets to be purchased by the Purchaser consist among other things of (i) leases which will be assumed by the Purchaser of the four Centers with third parties (the "Leases"), (ii) provider agreements in effect for the benefit of operation of the Business relating to rights of payment or participation in third party payor programs (collectively, the "Provider Agreements"), (iii) service, consulting or management agreements pursuant to which PTS or professionals acting on its behalf provide rehabilitation, therapy, health care management, home health care or other services to customers (collectively, the "Service Agreements"), (iv) employment, service or management agreements pursuant to which PTS employs or otherwise obtains the services of therapists, therapist aides and aides (collectively, the "Professional Contracts") and (v) other contracts related to the Business and requiring consent to the assignment thereof to the Purchaser (collectively, the "Contracts Requiring Consent").

Sale Consideration

     The Purchaser will pay PTS as aggregate consideration of $1,700,000 in cash. The Purchaser will also assume certain limited disclosed outstanding debt of PTS and Consolidated related to the Purchased Assets, which totaled approximately $58,197 at September 30, 1997. See "The Purchase Agreement -- Terms of the Sale."

Conditions to the Sale; Termination; Fees

     The obligations of the Purchaser Group and the Selling Group to consummate the Sale are subject to various conditions, including but not limited to: (i) obtaining requisite approval from Consolidated stockholders; (ii) obtaining approvals or consents of lessors under the Leases of the Centers to be assigned to the Purchaser; (iii) obtaining approvals or consents as to the assignment to the Purchaser of the Provider Agreements, Service Agreements, Professional Contracts and Contracts Requiring Consent and (iv) other customary conditions which, if not fulfilled or waived, permit termination by the party entitled to the benefits thereof. See "The Purchase Agreement --Conditions to the Sale."

     In addition, the Purchase Agreement may be terminated at any time, whether before or after approval of the matters presented in connection with the Sale by the stockholders of Consolidated: (i) by mutual written consent of the Boards of Directors of Consolidated and Olympus; (ii) by Consolidated or Olympus, if the requisite vote of the stockholders of Consolidated shall not have been obtained by January 30, 1997; (v) by Consolidated or Olympus, if the Board of Directors of Consolidated withdraws, modifies or changes its approval of the Purchase Agreement or the Sale in a manner adverse to Olympus; (vi) by Consolidated or Olympus, if the Board of Directors of Consolidated recommends to the stockholders of Consolidated an Alternative Transaction (as defined in the Purchase Agreement). See "The Purchase Agreement -- Termination -- Conditions to Termination."

     The Selling Group will pay to the Purchaser Group a fee of (i) $250,000 in cash if the Sale is not consummated as a result of Consolidated entering into an Alternative Transaction or(ii) $50,000 in cash if the requisite vote of the stockholders of Consolidated approving the Sale shall not have been obtained at a duly held meeting of such stockholders. The fee payable by the Selling Group to the Purchaser Group in the event both of the foregoing clauses (i) and (ii) are applicable, shall be $250,000. See "The Sale -- Fees and Expenses."

Dividends

     Under the terms of the Purchase Agreement, Consolidated is not permitted to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock from the date of the Purchase Agreement until the earlier of the termination of the Purchase Agreement and the consummation of the Sale.

Dissenters' Rights

     Under the General Corporation Law of the State of Nevada, the holders of Consolidated Common Stock are not entitled to any appraisal or dissenters' rights with respect to the Sale. See "The Sale - Dissenters' Rights."

Governmental Approvals Required

     Prior to consummating the Sale, the Purchaser Group shall have obtained all approvals necessary for its operation after the closing of the Centers.

                          Opinion of Financial Advisor

     The Mayflower Group, Ltd. of Boston, Massachusetts ("Mayflower") delivered its written Fairness Opinion dated December 2, 1997 to the Board of Directors of Consolidated that, as of such date, among other matters, the Sale of the Purchased Assets to Acquisition Sub on the terms and conditions set forth in the Purchase Agreement, is fair to Consolidated and its stockholders, from a financial point of view.

     For information on the assumptions made, matters considered and limits of the review undertaken by Mayflower in rendering its Fairness Opinion, see "The Sale -- Opinion of Consolidated Financial Advisor." Stockholders are urged to read in its entirety the Fairness Opinion of Mayflower attached as Annex B to this Proxy Statement.

                    Interests of Certain Persons in the Sale

     In considering the recommendation of the Consolidated Board of Directors with respect to the Sale Proposal, Consolidated stockholders should be aware that certain members of Consolidated management and the Consolidated Board of Directors have certain interests in the Sale that are in addition to the interests of stockholders of Consolidated generally.

     In consideration of the employment of Mr. Robert M. Whitty, President and Chief Executive Officer and Mr. Raymond L. LeBlanc, Treasurer, Secretary and Chief Financial Officer, the Board of Directors have confirmed that Mr. Whitty and Mr. LeBlanc as key officers of the Company shall be retained to complete all required SEC filings along with required cost reports. In addition the Board of Directors have acknowledged that all compensation due to Mr. Whitty and Mr. LeBlanc pursuant to their respective Employment Agreements shall be paid in accordance with the terms thereof.

     In conjunction with the negotiations and due diligence completed by the Company in regards to the proposed Sale, the Company entered into an agreement with Duncan-Smith an investment banking firm of which Goodhue W. Smith III, a member of the Board of Directors of the Company is a partner. The agreement provided for certain services to include the assistance in the performance of due diligence on Olympus and the delivery of a written report to the Board of Directors. The agreement also provided for the assistance in negotiations with the letter of intent, term sheet and definitive purchase agreement.

     Robert M. Whitty, President of the Company, has provided Capital Healthcare Financing, a division of Capital Factors, Inc. a personal guarantee on behalf of the Company as part of the Factoring Agreement regarding the accounts receivable of the Company. The guarantee is discharged only upon the complete satisfaction of the indebtedness to Capital Factors, Inc. (See "The Sale -- Interests of Certain Persons in the Sale.")

Federal Income Tax Consequences

     There will be no Federal income tax consequences to the stockholders of Consolidated as a result of the Sale.

Anticipated Accounting Treatment

     The transaction will be treated as a sale for cash of fixed assets and related intangible assets, mainly goodwill, less certain assumed liabilities. These assets and liabilities are identified elsewhere in this document. The difference between the cash received and the book value of the fixed assets and related intangibles less the assumed liabilities, will be accounted for as a nonoperating gain or loss. The unaudited pro forma consolidated financial statements included herein indicate that the transaction will generate a book loss.

Selected Historical and Pro Forma Financial Data

     Referenced is made to the discussion under the heading "Unaudited Pro Forma Condensed Consolidated Financial Information" contained herein and to Consolidated's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and Consolidated's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996. See "Available Information."

                                  RISK FACTORS

     In considering whether to approve the Sale Proposal, the stockholders of Consolidated should carefully consider the following risk factors, in conjunction with the other information included and incorporated by reference in this Proxy Statement. These risk factors assume consummation of the Sale Proposal and do not include matters that could prevent the consummation of the Sale Proposal. For a discussion of risks associated with failure to consummate the Sale Proposal, see "Consequences to Consolidated Should the Sale Proposal not be Approved."

     Continued Financial Stress following the Sale. If the Sale is approved by stockholders and consummated in accordance with the Purchase Agreement, the Company will continue to experience financial stress. The $1,700,000 in cash proceeds to be received in the Sale will not permit the Company to satisfy all of its then remaining obligations in full. In addition, the Company will not have sufficient resources to continue operating its remaining business or to realize on its non-operating assets, including accounts receivable of the Business which will be retained by the Company and PTS following the Sale, to the full extent that may be practicable. As a financially distressed organization and in the absence of adequate resources, the Company may be forced to cease operations, to liquidate or to consider other alternatives, including seeking protection under the Federal Bankruptcy Code. See "Consequence to Consolidated Should the Sale Proposed Not be Approved."

     Remaining Assets. After the Sale, and after giving effect to the consummation of the possible sale of the remaining assets of the Company which consists primarily of out-patient facilities located in Delaware and Pennsylvania (the "Remaining Facilities"), Consolidated's assets will consist primarily of (i) its Remaining Facilities, (ii) accounts receivable and (iii) cash to be received upon consummation of the Sale. For a discussion of the business of Consolidated after the Sale and Consolidated's plan to pursue the sale of the Remaining Facilities, see "The Sale Business of Consolidated After the Sale."

     Compliance with Government Health Care Regulations. The health care industry is subject to numerous federal, state, and local regulations. Consolidated believes that its operations are currently materially in compliance with applicable regulations, that Olympus will not inherit or confront any compliance issues when it acquires the Centers and the Business consummation of the Sale is subject to certain conditions of Closing, including the Purchaser obtaining all consents, approvals, permits from and notices to any and all governmental authorities (as defined under the Purchase Agreement) necessary or required by any and all Legal Requirements (as defined in the Purchase Agreement). Moreover, the possibility exists that the Centers and/or the Business, before or after the Sale, could be found in violation of one or more of such Legal Requirements. Such a determination could prevent the Closing from being consummated or could impose significant costs on the Selling Group to bring operations into compliance.

     Although the Company does not anticipate that it or the Purchaser Group will face any significant regulatory issues in connection with obtaining said approvals, because health care regulation at all levels is subject to constant change, and because there is frequently no procedure for obtaining advisory opinions from government officials, no assurance can be given that all requisite Approvals can be obtained on a timely basis, if at all. See "Business - Consolidated - Regulation."

     Indemnification Obligations Under the Purchase Agreement. Pursuant to the provision of the Purchase Agreement, after the consummation of the Sale, the Selling Group will be obligated to indemnify the Purchaser Group against losses incurred by them which are attributable, among other things, to any breach of a representation or warranty contained in the Purchase Agreement, any liabilities of the Selling Group which become liabilities of the Purchaser Group other than those which have been expressly assumed by the Purchase Group, taxes assessed against PTS for any period whether before or after the closing date or against the Acquired assets do in respect of any fiscal period ended before the closing date, any failure to transfer good and clear marketable title to the Acquired Assets, claims arising out of any recoupment matters and liabilities under environmental laws occurring or arising prior to the closing date. In some cases, the Selling Group's representations and warranties will survive for five years and in other cases the representations and warranties will survive either for two months after the expiration of applicable statue of limitations or indefinitely. Payment of any indemnification claims under the Purchase Agreement would have a material adverse effect on the Company and would contribute substantially to its financial distress. Furthermore, the remaining assets available to the Company after the Sale may not be adequate to fund any potential claims for indemnification. See. "The Purchase Agreement - Indemnification and Other Post Closing Obligations."

     Departure of Key Management Personnel. Pursuant to current employment and/or consulting agreements with Consolidated, Mr. R. Michael Whitty, Consolidated's current President, and Mr. Raymond L. LeBlanc, Consolidated's current Treasurer, Secretary, and Chief Financial Officer, are entitled to leave the Company during 1998. These departures may necessitate the installation of new senior management at Consolidated, the effects of which are at this time uncertain. New personnel, if any, who are hired to manage post-Sale Consolidated may lack experience.


                     CONSEQUENCES TO CONSOLIDATED SHOULD THE
                          SALE PROPOSAL NOT BE APPROVED

     Continued Financial Distress. If the Sale Proposal is not approved by the Consolidated stockholders, the Purchase Agreement will be terminated and the four Centers and the related Business and the other Acquired Assets which would have been sold, in addition to the Remaining Facilities and related assets, and all of the Company's liabilities will remain with the Company. The Company has very recently experienced a slight revenue increase due to its efforts to follow an austere budget and to improve the efficiency of the billing process. However, the Company sustained serious capital shortages, operating losses, and debt repayment problems in 1994, 1995 and 1996. If the Company is not acquired by another corporation, or the Company is not successful in consummating alternative transactions to realize on its assets, its history of substantial losses and accumulated deficits may continue and force the Company out of business and into bankruptcy. As a financially distressed organization, its future saleability and prospects for acquisition would be uncertain at best.

     Break-up Fee. Pursuant to the Purchase Agreement, Consolidated must pay to Olympus a fee of $250,000 in cash if the Sale is not consummated as a result of Consolidated entering into an Alternative Transaction. Consolidated must pay to Olympus a fee of $50,000 in cash if the requisite vote of the stockholders of the Company is not obtained at the Special Meeting. If the Company enters an Alternative Transaction and fails to obtain the requisite vote of the stockholders to approve the Sale, the fee payable to Olympus is $250,000 in cash.

                                 SPECIAL MEETING

Purpose of the Special Meeting

     At the Special Meeting, holders of Common Stock will consider and vote upon the Sale Proposal, pursuant to which Acquisition Sub, a wholly-owned subsidiary of Olympus, will purchase the Centers and the Business which comprise substantially all of the assets of PTS related solely to the Business for an aggregate Purchase Price of approximately $1,700,000, payable in cash at closing. In addition, the Purchaser will assume certain limited disclosed liabilities of PTS and Consolidated related to such assets. See "The Purchase Agreement --Terms of the Sale."

     The Board of Directors of Consolidated has approved the Purchase Agreement and the Sale Proposal and recommends that Consolidated stockholders vote FOR approval of the Sale Proposal. See "The Sale -- Background of the Sale" and "Recommendation of the Board of Directors of Consolidated; Reasons for the Sale."

Record Date

     Only holders of Consolidated Common Stock at the close of business on November 26, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

Quorum

     The presence in person or by properly executed proxy of holders of a majority of the shares of Consolidated Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business.

Required Vote

     Under Nevada law and Consolidated's Articles of Incorporation, the Sale Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% in interest of the shares of Consolidated Common Stock outstanding and entitled to vote. Each outstanding share of Consolidated Common Stock is entitled to one vote.

     The directors and executive officers of Consolidated and their affiliates own as a group approximately 7.04% of the outstanding shares of Consolidated Common Stock. Holders of approximately 40.14% of the Consolidated Common Stock outstanding as of the date of the Purchase Agreement (including the directors and executive officers of Consolidated and their affiliates) have indicated in writing their intentions to vote in favor of the Sale Proposal.

Voting Rights; Proxies

     All shares of Consolidated Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. ANY PROXY WHICH DOES NOT WITHHOLD AUTHORITY TO VOTE OR ON WHICH NO OTHER INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE SALE PROPOSAL. Consolidated stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Special Meeting by giving written notice to Raymond L. LeBlanc, Secretary, Consolidated Health Care Associates, Inc., 38 Pond Street, Franklin, Massachusetts 02038, by signing and returning a later dated proxy , or by voting in person at the Special Meeting. Accordingly, stockholders who have executed and returned proxy cards in advance of the Special Meeting may change their vote at any time prior to or at the Special Meeting; however, mere attendance at the Special Meeting will not by itself have the effect of revoking the proxy.

     Votes cast either in person or by proxy at the Special Meeting will be tabulated by The American Stock Transfer & Trust Company, the Company's transfer agent. The election inspectors will treat abstentions as a votes against the Sale Proposal. Broker non-votes will not be counted as votes for or against the Sale Proposal, and will not be included in counting the number of votes necessary for approval of the Sale Proposal.

Solicitation of Proxies

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or be telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, fiduciaries, nominees and others for expenses in forwarding proxy materials to be beneficial owners of stock held in their names and obtaining proxies of such owners.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CONSOLIDATED. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    THE SALE

Background of the Sale

     The terms of the Purchase Agreement and the related agreements are the result of arm's-length negotiations between representatives, legal advisors and financial advisors of Consolidated and Olympus. The following is a brief discussion of these negotiations.

     On April 15, 1997, James Kenney and Goodhue Smith, directors of Consolidated, contacted Robert M. Whitty and Raymond L. LeBlanc, Consolidated's president and chief financial officer, respectively, to discuss the possibility of merging Consolidated into or selling Consolidated to a larger company, with the hope of obtaining a higher value for shareholders.

     On May 29, 1997, James Kenney, Robert M. Whitty and Norman Cox, a representative of Renaissance, met with Dan Kane, President of Olympus and Brian Pontililo, President of the rehabilitation subsidiary of Olympus, Inc., to discuss the viability of an acquisition of Consolidated by, or a merger of Consolidated into, Olympus. Consolidated and Olympus executed a confidentiality agreement with respect to the exchange of nonpublic information between the companies and certain other matters. The two companies exchanged information regarding their financial statements and business plans.

     On May 31, 1997, Renaissance notified all members of Consolidated's board of directors that it had been contacted by Olympus, a prospective buyer or merger partner, and had discussions with Olympus in order to determine the viability of a potential transaction.

     On June 17, 1997, Dan Kane met with Robert M. Whitty, Raymond L. LeBlanc, Goodhue Smith, James Kenney and Renaissance representatives Norman Cox, Vance Arnold and Russell Cleveland. Dan Kane proposed a transaction at a value of $5,000,000 for Consolidated[, together with the assumption of Consolidated's outstanding debt of approximately $2,500,000. It was agreed that Consolidated would consider the transaction and that a presentation would be made to Consolidated's Board of Directors at the upcoming annual meeting.

     On June 20, 1997, Robert M.Whitty received a draft letter of intent from Dan Kane setting forth the terms of the proposed transaction.

     On June 27, 1997, Robert M. Whitty made a presentation to consolidated's Board of Directors regarding the proposed transaction with Olympus. The members of the Board unanimously voted to authorize the executive committee of the Board, to negotiate a letter of intent with Olympus which valued Consolidated at a minimum of $5,000,000. Goodhue Smith, James Kenney and Robert M. Whitty were designated as members of the executive committee. The Board of Directors discussed potential structures for the transaction and the need for a bridge loan to pay for expenses of the transaction.

     On July 7, 1997, James Kenney, Goodhue Smith and Robert Whitty discussed with Norm Cox of Renaissance the potential of Renaissance Capital Group, in conjunction with a previous agreement with the Company to provide needed capital, the possibility that Renaissance would provide all or a portion of the $300,000 bridge loan to Consolidated, which was to have included a $100,000 working capital loan. Renaissance indicated that it was not willing to provide more than $200,000, on terms to be determined.

     From July 7 through July 10, 1997, James Kenney, Goodhue Smith and Robert
M. Whitty had telephone discussions and meetings with Consolidated's legal advisors to discuss issues related to the proposed transaction, including valuation, due diligence and structuring issues.

     On July 10, 1997 Dan Kane and Ned Murphy, of Olympus, and Olympus's legal counsel met with Robert M. Whitty, James Kenney, Goodhue Smith and Consolidated's legal counsel to discuss the proposed transaction. It was agreed that Consolidated's legal counsel would revise and circulate the previously distributed letter of intent based upon the discussion.

     On July 11, 1997, Ned Murphy and Olympus's legal counsel met with James Kenney, Goodhue Smith and Consolidated's legal counsel to negotiate the revised letter of intent. Robert M. Whitty participated in parts of the meeting via telephone. The principal areas of negotiation included the terms upon which Olympus could be required to buy back a portion of the Olympus Stock to be received by Consolidated in the then contemplated sale; the structuring of the acquisition as a sale of stock or assets of Consolidated's subsidiaries; the events upon which a deposit made by Olympus would be payable to Consolidated; and the events upon which Consolidated would be required to pay a fee to Olympus.

     From July 14 through July 17, representatives of Consolidated and Olympus and their respective legal counsel had telephone conversations to finalize the terms of the letter of intent.

     On July 18, 1997, the Board of Directors of Consolidated held a telephonic board meeting at which the negotiated letter of intent was reviewed. The Board of Directors unanimously authorized the execution of the letter of intent upon notification of the acceptance of the terms of the letter of intent by the Olympus Board of Directors and the beginning of the negotiations and due diligence to provide for a definitive agreement. On July 18, 1997, each of Consolidated and Olympus executed the letter of intent and transmitted their respective counterparts to the other party. The letter of intent was conditioned upon, among other things, the completion of due diligence by both sides.

     From July 22 through August 31, 1997, representatives of Olympus and its legal counsel visited Consolidated's corporate headquarters in Franklin, Massachusetts to gather information concerning Consolidated's business and had frequent telephone conversations with representatives of Consolidated regarding its due diligence investigation.

     From July 29 through August 1, 1997, representatives of Consolidated and its financial advisors conducted a due diligence investigation of Olympus.

     On August 13, 1997, Consolidated announced that it had signed the non-binding letter of intent to sell all of its assets and business to a wholly-owned subsidiary of Olympus for an aggregate purchase price of $5,000,000, consisting of 175,620 shares of Olympus Common Stock and $750,000 in cash, subject to a working capital adjustment. Additional shares of Olympus Common Stock could be issued if certain post-closing targets for adjusted net operating income for 1998 were achieved. In addition, Olympus was to assume all disclosed liabilities of Consolidated.

     From August 7, 1997 through September 4, 1997, representatives of Olympus, Consolidated and their respective legal counsel were in frequent contact to negotiate the terms of the definitive purchase agreement contemplated by the letter of intent. During this time period, Olympus advised Consolidated that Olympus wished to restructure and reprice the proposed transaction. A series of negotiating sessions followed. The principal areas of negotiations were centered around revising the structure of the transaction to an asset purchase of the four Centers (located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts) and the related assets used in the operation thereof consisting primarily of operating leases, improvements, equipment, furniture, patient files, contract rights, general intangibles, licenses, linens and inventory and the assumption by Olympus of only a limited category of obligations consisting primarily of vacation and earned time accrual disclosed on a balance sheet and liabilities arising from and after a date of closing under operating leases associated with the Acquired Assets, and a corresponding reduction in the consideration to be paid by Olympus to the Company. Although the cash component of the aggregate purchase price was to be increased, the number of shares of Olympus Common Stock to be acquired by the Company was reduced substantially, the right to earn more shares was eliminated and a previously negotiated provision relating to the Company's right to put shares of Olympus stock back to Olympus for repurchase was eliminated.

     From September 5, through September 18, representatives of Consolidated and Olympus and their respective legal counsel had telephone conversations to finalize the terms of the revised letter of intent. On September 17, 1997 the Board of Directors of Consolidated held a telephonic Board meeting at which the definitive version of the revised letter of intent with respect to the asset sale as to the four Centers with the limited assumption of liability was approved. On September 18, 1997, each of Consolidated and Olympus executed the substituted letter of intent and transmitted their respective counterpart to the other party.

     On September 29, 1997, the revised non-binding letter of intent between Consolidated and Olympus was publicly announced. In addition, on that day, the letter of intent which would have expired on September 30 and if the conditions set forth therein had not occurred by that date, was extended to the earlier of October 15, 1997 or the date of the execution of the Purchase Agreement. Subsequently, the parties agreed informally to further extended to the date.

     On September 29, 1997, legal counsel of Olympus submitted a proposed asset purchase agreement to Consolidated and its legal counsel. On October 9, 1997, Consolidated's legal counsel submitted comments and suggestions for change to the proposed Purchase Agreement for consideration by Olympus and its legal counsel.

     At its meeting on September 18, 1997, after considering other financial advisory firms and conferring with its legal counsel, Consolidated agreed to engage Mayflower as its financial advisor to consider the terms and conditions of the Purchase Agreement and to provide advice as to the consideration to be received by Consolidated in the sale from a financial point of view.

     On October 23, 1997, representatives of Olympus and Consolidated met (i) to negotiate the terms and conditions of the proposed asset purchase agreement and
(ii) to consider an interim management services agreement to become effective on or about November 3, 1997 and to remain in effect pending the expected consummation of the Sale. During this meeting, Consolidated agreed to a reduction in the aggregate amount of consideration to be received from approximately $2,400,000 to approximately $1,700,000, the entire amount of which reduction will be effected through no reduction in the cash component but only in shares of Olympus Common Stock. As a result, the parties agreed that the purchase price would include 12,765 shares rather than the 42,553 shares previously agreed upon.

     On October 23, 1997, representatives of Consolidated and Olympus met to negotiate certain key business terms of the proposed sale, including the terms and conditions of a management agreement under which Olympus or a subsidiary to be formed by it would take over management of the day-to-day operations of the four Centers pending consummation of the proposed purchase agreement. Between that date and November 3, 1997, the parties negotiated the terms of the management agreement and exchanged signature pages to the definitive Management Agreement effective November 3, 1997. See "The Purchase Agreement Additional Agreements."

     Between November 4 and November 19, 1997, representatives of Consolidated and Olympus together with their respective legal counsel completed the negotiations of the terms and conditions of the Purchase Agreement and of the Schedules and Exhibits referenced therein. On December 1, 1997, representatives of Consolidated and Olympus agree to amend the terms of the sale to reflect an all cash transaction thus eliminating the Olympus shares from the transaction.


     Signature pages to the Purchase Agreement and other transaction documents were executed at approximately 6:00 PM EST on November 20, 1997 and were held in escrow until December 10, 1997.

     On December 2, 1997, the Board of Directors of Consolidated had a telephonic board meeting to consider the proposed Purchase Agreement and Sale and the proposed opinion of Mayflower, as its financial advisor, as to the fairness of the consideration to be received by the Company from a financial point of view. Mayflower, had previously submitted a draft copy of its opinion to the Board. After discussion and consideration, Consolidated's Board of Directors voted to approve the Purchase Agreement and the Sale.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CONSOLIDATED;
REASONS FOR THE SALE

     THE BOARD OF DIRECTORS OF CONSOLIDATED HAS UNANIMOUSLY APPROVED THE SALE AND BELIEVES THAT THE SALE IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE SALE.

     In reaching its decision to approve the Sale, the Board of Directors of Consolidated considered numerous factors, including without limitation: (i) the amount and nature of the consideration to be received by the Company; (ii) the financial results of the Company for the last three years and the prospects for the Company; (iii) the debt of the Company; (iv) the historical stock prices of the Company's Common Stock; (v) the absence of any better firm offer; (vi) the opinion of the Company's independent investment banking firm that the Sale is fair to the Company from a financial point of view.

     In evaluating Olympus's offer, the Board of Directors of the Company considered the following:


     (A) Prospects for the Company. The Company has incurred net losses for the years ended December 31, 1994, 1995 and 1996, and net losses before extraordinary income for the nine months ended September 30, 1997 and there is no assurance that the Company will be profitable in the future to service all of the Company's debt and accumulate equity for stockholders. At September 30, 1997, the Company had an accumulated deficit of approximately $8,016,478. The Company has not been able to pay all of its obligations when due, with the result that the Company has been required to restructure its debt in 1994, 1995, 1996 and 1997. To alleviate the continuing negative cash flow of the Company, the Company caused PTS to turn over management of the four Centers to the Purchasers pending consummation of the Sale. This Management Agreement was effective as of November 3, 1997. See "The Purchase Agreement - Additional Agreements."


     The Board of Directors determined that the Sale would allow the Company to sell a substantial portion of its assets, to raise funds to pay down debt and to give the Company additional time to dispose of the remaining portion of its business, which has not been profitable in the past three years, to eliminate additional Company debt and preserve to some extent its stockholders equity.


     (B) Limited Available Capital. The Company's capital requirements have been and, if the Company were to continue operations, will continue to be significant. The Company has been substantially dependent upon private placements of its debt and equity securities, on conversion of certain debt to equity, on loans from its principal stockholder, and from time to time, on short-term loans from its officers, directors and other stockholders to fund requirements. The Company has no current arrangements with respect to sources of additional financing and there can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company. Moreover, in May, 1997 the Company's principal stockholder informed the Company that, other than a loan of $300,000 related to expenses of the Sale, it was unwilling to advance additional funds to the Company. During 1997, the Company also raised cash and/or reduced debt pursuant to the sale of its four Pennsylvania clinics and return to a former owner the Company's non-performing Florida clinic, both as noted below. See "Business Consolidated - Recent Divestitures." The Company's former independent auditors have qualified its report dated April 5, 1996 on the Company's financial statements that financing uncertainties raise substantial doubt about the Company's ability to continue as a going concern.

     In recent years the health care industry in which the Company operates has experienced substantial growth, consolidation and increasing competition. To achieve the size and obtain the resources the Company considers necessary to become competitive against this background, the Company believes that it would need to raise substantial additional capital, which could be difficult or impossible to raise on satisfactory terms and within the time frame required to permit the Company to remain a going concern.

     (C) The absence of any better firm offer. In this regard, the Company has attempted to solicit other potential buyers with respect to acquiring the Company's assets. In the six (6) months prior to approval of the Purchase Agreement by the Board, management of the Company contacted certain companies in similar businesses to solicit their interest in acquiring the Company. No other party contacted indicated an interest in matching or exceeding Olympus's offer, and no other party has approached the Company with an offer equal to or greater than Olympus's offer.

     (D) The consideration to be paid. Olympus will provide consideration in the form of $1,700,000 in cash, subject to certain adjustments at closing. The Board also retained the services of Mayflower, which rendered its opinion that the Sale and the consideration to be paid for the Purchased Assets is fair from a financial point of view to the Company.

     The Board believes, therefore, that the Olympus offer is the best offer available to satisfy a portion of the Company's obligations in addition to the disclosed limited liabilities of PTS and Consolidated related to the Purchased Assets to be assumed by the Purchaser, and to position the Company to pursue in an orderly fashion the sale of the remaining assets of the Company for a possible future return to its stockholders. See - "Business of Consolidated After the Sale" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

Business of Consolidated After the Sale

     After the Sale is approved by stockholders and consummated, the Company expects to pursue the sale of the remaining assets of the Company, which consist primarily of out-patient facilities located in Delaware and Pennsylvania (the "Remaining Facilities"). If the Company is successful in negotiating for and consummating the sale of the Remaining Facilities, the Company does not expect to remain an operating company or to continue in the health care business or to diversify into other lines of business. Since the Sale to Olympus does not include the Company's accounts receivable, after the Sale is approved by stockholders and consummated, the Company will also be engaged in collecting such receivables and using the proceeds of such collection to further reduce debt. The Company expects to remain in existence until at least March 31, 1998.

     After the consummation of the Sale, the Board of Directors of the Company will consider the available alternatives to the Company. Such alternatives include: (i) the institution of a stock repurchase program or the launch of a cash tender for shares of Consolidated Common Stock by the Company, using the cash proceeds, if any, to be realized from the sale of the Remaining Facilities,
(ii) the distribution of any remaining assets to stockholders and/or creditors of the Company (or to a liquidating trust for their benefit); or (iii) liquidation of the Company.

Opinion of Consolidated's Financial Advisor

     Consolidated engaged The Mayflower Group, Ltd. of Boston, Massachusetts ("Mayflower") as its financial advisor to render certain financial advisory services to Consolidated concerning the Proposed Sale, including rendering an opinion with respect to the fairness to Consolidated and its stockholders, from a financial point of view, of the Proposed Sale and of the Purchase Price to be received in connection therewith. At the December 2, 1997 meeting of Consolidated's Board of Directors, Mayflower rendered its oral opinion to the Board and since that date has delivered a written confirmation of its opinion (i.e., the Fairness Opinion), a copy of which is included in this Proxy Statement as Annex B. Mayflower has not made and does not intend to make any review or analysis with respect to the proposed Sale after the date of this Proxy Statement.

     As noted above, the full text of the Fairness Opinion of Mayflower dated December 2, 1997, which sets forth the matters considered, the scope and limitations of the review undertaken and the procedures followed by Mayflower in rendering its opinion, is attached to this Proxy Statement as Annex B and is incorporated herein by reference. Consolidated's stockholders should read the Mayflower Fairness Opinion carefully in its entirety. Consolidated's stockholders should note that the opinion expressed by Mayflower was provided for the information of the Board of Directors of Consolidated only in connection with its consideration of the Sale.

Interests of Certain Persons in the Sale

     In considering the recommendations of its Board of Directors with respect to the

Proposed Sale, stockholders should be aware that certain members of Consolidated's management and Board of Directors may have certain interests in the Sale that are in addition to the interests of stockholders generally. The Board of Directors of Consolidated was aware of these interests and considered them, among other matters, in approving the Sale.

     Employment and Related Agreements. Consolidated currently has employment and related agreements with Robert M. Whitty, President and Chief Executive Officer and Raymond L. LeBlanc, Chief Financial Officer and Treasurer, respectively.

     In November 1997, Consolidated and Mr. Whitty entered into an agreement (the "Whitty Continuation Agreement") under which Mr. Whitty agreed to continue his employment as President and Chief Executive Officer of Consolidated for which he would be entitled to receive compensation of approximately $12,500 per month, payable through March 31, 1998. Upon agreement of all parties, the agreement provides for the continuation beyond March 31, 1998 if needed. Also, in September, 1997, Consolidated and Mr. LeBlanc entered into an agreement (the "LeBlanc Continuation Agreement") under which Mr. LeBlanc agreed to continue in his position as Chief Financial Officer and Treasurer for which he would be entitled to receive compensation of approximately $9,167 per month, payable through March 31, 1998. Under the terms of both Agreements, Consolidated will provide family health insurance through March 31, 1998.

     Advisory Fees. In accordance with Consolidated's engagement of Mayflower and in connection with its rendering its Fairness Opinion, upon receipt and acceptance of the Fairness Opinion, Mayflower will receive advisory fees of $25,000 in the aggregate, less the amount of prior payments made by Consolidated to Mayflower for its financial advisory services. See " -- Opinion of Financial Advisor."

Certain Federal Income Tax Consequences

     There will be material no Federal income tax consequences to the stockholders of Consolidated as a result of the Sale.

Anticipated Accounting Treatment

     The transaction will be treated as a sale for cash of fixed assets and related intangible assets, mainly goodwill, less certain assumed liabilities. These assets and liabilities are identified elsewhere in this document. The difference between the cash received and the book value of the fixed assets and related intangibles less the assumed liabilities, will be accounted for as a nonoperating gain or loss. The unaudited pro forma consolidated financial statements included herein indicate that the transaction will generate a book loss.

Dividend Policy

     The Company is not in a position, financial or otherwise, to consider the payment of dividends on its capital stock. See "Price Range of Common Stock and Dividend Policy - Consolidated."

Dissenters' Rights

     The Nevada General Corporation Law does not provide for dissenters' rights to holders of Consolidated Common Stock or Preferred Stock with respect to the Sale Proposal.

Fees and Expenses

     Whether or not the transactions contemplated by the Purchase Agreement are consummated, except for amounts payable upon termination, each of the parties will bear its own expenses incident to preparing, entering into and consummating the Purchase Agreement and the Sale. See "The Purchase Agreement - Certain Payments."


                             The Purchase Agreement

     This portion of the Proxy Statement describes various aspects of the Sale and provisions of the Purchase Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Annex A and incorporated herein by reference. Stockholders of Consolidated are urged to read the Purchase Agreement in its entirety.

Terms of the Sale

     General. The Purchase Agreement provides that, subject to the satisfaction or, in certain cases, waiver of certain conditions (including, among other things, approval of the Purchase Agreement by the Stockholders of Consolidated, receipt by Consolidated of the Fairness Opinion of Mayflower, receipt of approval or consents of Lessors under the Leases of PTS consents as to the assignment of the Provider Agreements, Service Agreements, Professional Contracts and other Contracts Requiring Consent and receipt of all necessary material regulatory approvals), substantially all of the assets of PTS will be sold to the Purchaser in exchange for payment of the Purchase Price of a total of $1,700,000, cash payable at closing. In addition, the Purchaser will assume certain limited disclosed outstanding debt of PTS and Consolidated related to the Purchased Assets, which total approximately $58,197.00 as of September 30, 1997. Under the Purchase Agreement the Purchaser has paid a $100,000 deposit toward the Purchase Price. This deposit is being held in escrow and is non-refundable unless the Purchase Agreement is not consummated as a result of a breach by the Company or PTS or by the failure of the Consolidated stockholders to approve the Sale Proposed.

     In addition to the Leases, Provider Agreements, Service Agreements, Professional Contracts and Contracts Requiring Consent that will be transferred to the Purchaser, the Purchased Assets also include all tangible and intangible assets owned by PTS and used in the Business, such as plans, surveys, policy manuals, accounts, records, non-proprietary software and computer programs and documentation, if any, used in conducting the business and any and all trademarks, service marks, copyrights and the associated goodwill, all warranties with respect to the Purchased Assets and all goodwill and going concern value of the business. The Excluded Assets which will be retained by PTS will include cash, accounts receivable, notes receivable, certain listed items of leasehold improvements, fixtures, furniture, furnishings, office and computer equipment and telephone and computer systems and other assets not used by PTS in connection with the business. The Purchaser will not assume, and the Selling Group will remain liable for, among other obligations, any liability for federal, state and local income, franchise, sales, use, withholding or property taxes and other taxes of any kind or description, all employee compensation, employee benefits, severance and similar obligations and tax liabilities incurred in connection with their businesses that arose, accrued or were incurred prior to the closing date, liabilities arising out of any threatened or pending litigation and any other liability for any account, accounts payable, note or note payable, whether due or to become due, of PTS of any nature whatsoever other than those liabilities specifically assumed by Purchaser pursuant to the Purchase Agreement.

     The Purchase Price payable on the closing date will be subject to certain adjustments including real estate taxes and municipal betterment assessments, water and sewer trenches, utility deposits, fuel costs and advances, prepayments, security deposits and the amount of the refundable deposit of $100,000 previously deposited with the escrow agent under the Purchase Agreement, as well as other items normally adjusted for commercial transactions similar to the Proposed Sale.

Representations and Warranties

     The Purchase Agreement contains various representations and warranties of Consolidated and PTS, on the one hand, and Olympus and the Purchaser on the other hand, relating, among other things, to all or, in the case of Olympus and the Purchaser, some of the following:

     (i) their incorporation, existence, good standing, corporate power, qualification to do business and similar corporate matters;

     (ii) the absence of conflicts, violations and defaults under their charters and by-laws and certain other agreements and documents;

     (iii) the ownership and title to the Acquired Assets free and clear of all liens except certain permitted liens;

     (iv) the possession of all licenses, permits and approvals to operate the Business and qualification as a provider participant in the Medicaid program;

     (v)    the condition of the Acquired Assets;

     (vi)   the accuracy of financial statements;


     (vii) the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

     (viii) the absence of undisclosed liabilities;

     (ix)   compliance with laws, ordinances and regulations;

     (x)    environmental matters;

     (xi)   employee benefit matters;

     (xii) the absence of certain material changes or events since September 30, 1997;

     (xiii) tax matters; and

     (xiv)  the consents required to consummate the Sale.

        As noted below under "Indemnification," the representations and warranties of the parties expire at various times.

Conduct of Business Pending the Sale

        The Purchase Agreement contains certain restrictions on the conduct of the Business pending consummation of the Sale. In particular, unless the prior written consent of the Purchaser Group is obtained, or as permitted by the Purchase Agreement, prior to the closing date, the Purchase Agreement requires the Selling Group, among other things, to:

     (i) conduct the Business in the ordinary course and in the same manner as theretofore conducted;

     (ii) maintain and preserve the Acquired Assets intact and preserve in effect each Service Agreement, each Professional Contract, each agreement with a third party payor program, and other relationships with customers, suppliers and others having a business relationship with Seller in respect of the Business;

     (iii) use reasonable efforts to retain each of the Employees and Professionals so that they will be employable by the Purchaser after the Closing;

     (iv) punctually pay and discharge or make adequate provisions for all taxes with respect to the Business or the Acquired Assets;

     (v) use reasonable efforts or commercially reasonable efforts to assist the Purchaser in obtaining the transfer of Provider Agreements or in obtaining new Provider Agreements if a transfer is not possible, and to assist the Purchaser in obtaining or in the transfer to the Purchaser of any licenses, consents and/or approvals necessary to operate the business;


     (vi) refrain from (a) increasing compensation to Employees or Professionals other than in the ordinary course of business consistent with past practices, (b) creating any lien (other than certain permitted liens) or other encumbrance, security interest or imperfection of title of or with respect to any of the Acquired Assets; c) amending any lease, contract, agreement, understanding, commitment or transaction with respect to any of the Acquired Assets other than in the ordinary course of business, (d) incurring, assuming, creating, guaranteeing, or permitting to exist any debt, obligation or liability with respect to the Acquired Assets other than in the ordinary course of business or in connection with any permitted lien, (e) commencing any litigation or other adversarial proceedings in respect of the Business or the Acquired Assets other than in the ordinary course of business, and applications for licenses, permits or other necessary approvals in the ordinary course of business, (f) violating any legal requirements relating to the operation of the Business, (g) making in respect of the Business and the Acquired Assets capital expenditures or contracts for the purchase of Fixed Assets in excess of $10,000 per expenditure and $25,000 in the aggregate, (h) entering into leases, subleases, licenses, occupancy and other agreements pursuant to which persons hold rights to use the Acquired Assets or the premises covered by the Leases, (i) acquiring or making any investments and any other corporation or business concern, (j) making in respect of the Business and the Acquired Assets loans or advances to any person or forgiving, canceling, discharging, settling, reducing or compromising any debts, obligations, liabilities or claims, (k) terminating, canceling, modifying, amending or allowing termination, cancellation, modification or amendment of any of the Service Agreements, or (l) failing to notify the Purchaser Group of any fact or occurrence, which if it existed on the date of the Purchase Agreement, would constitute a breach of any of the representations and warranties of Consolidated and PTS set forth therein.


Certain Conditions to Closing the Sale.

     The Closing and the Purchaser Group's obligations to consummate the Sale on the one hand, and the Selling Group's obligations to consummate the Sale on the other hand, are subject to customary closing conditions including, among other things, the following:

     (i) the accuracy of representations and warranties of the Selling Group and Purchaser

Group, respectively; (ii) compliance with affirmative and negative covenants as set forth in the Purchase.

Indemnification and Other Post Closing Obligations

     The Selling Group's representations and warranties will survive for five
(5) years after the date of the Purchase Agreements, except as follows:


     (i) the representations and warranties as to corporate organization and authority title to the Acquired Assets, compliance with laws, environmental matters and recoupment claims as well as any fraud or intentional misrepresentation will survive indefinitely, and

     (ii) the representations and warranties as to tax matters will survive for two (2) months after the expiration of all applicable statutes of limitations. The representations and warranties of the Purchaser Group will survive indefinitely.


     Consolidated and PTS, jointly and severally, have agreed to indemnify the Purchaser Group against losses incurred by them which are attributable among other thing, to any breach of a representation or warranty contained in the Purchase Agreement, any liabilities of the Selling Group which become liabilities of the Purchaser Group other than those which have been expressly assumed by the Purchaser Group, any taxes assessed against PTS for any period whether before or after the Closing Date or against the Acquired Assets due in respect of any fiscal period ended before the Closing Date, breach of any obligation or covenant made or to be performed by the Selling Group under the Purchase Agreement, any failure to transfer good and clear marketable title to the Acquired Assets, arising out of any recoupment claims, pre-closing obligations and/or retained liabilities, arising by reason of any failure to comply with the applicable tax lien or bulk sales laws, any liabilities under environmental laws occurring or arising prior to the Closing Date, provided notice is given to the Selling Group within the appropriate survival period described above. Generally, the Selling Group is not obligated for any indemnification obligation unless and until the aggregate amount of such claims exceeds $25,000 (the "Threshold Amount") at which time the Sellers should be liable for the full amount of such claims. Such Threshold Amount does not apply to certain excepted representations and warranties as set forth therein.

     The Purchaser Group has agreed to indemnify the Selling Group against losses incurred by them that are attributable to a breach of the representations and warranties of the Selling Group contained in the Purchase Agreement. Generally, with respect to indemnification claims based on breaches of representations or warranties, the Purchaser Group is not obligated to make indemnification payments unless and until the amount thereof exceeds the Threshold Amount except such Threshold Amount does not apply to certain representations and warranties as set forth in the Purchase Agreement.

Post Closing Transitional Matters

     Under the terms of the Purchase Agreement, Consolidated and PTS have agreed to cooperate with the Purchaser Group in timely obtaining licenses, permits and other government authorizations to operate the business and pending receipt thereof to hold such of the Acquired Assets that cannot be transferred at the Closing in a constructive trust for the benefit of Purchaser until such transfer is permissible. The parties have also made special provisions with respect to access to information and matters relating to recoupment claims including proposed audit adjustments asserted or imposed by any governmental authority, third party payor or other persons with respect to services provided prior to the Closing Date.

No Solicitations and Standstill

     The Purchase Agreement provides that until consummation of the Sale, or the earlier termination of the Purchase Agreement in accordance with its terms, Consolidated and its subsidiaries and their respective officers, directors, employees or representatives will refrain from participating in any discussions or negotiations, if any, existing as of the date of the Letter of Intent with any third party theretofore conducted with respect to any sale, lease, transfer or other disposition of any kind with respect to the Acquired Assets, the Capital Stock of Consolidated or assets of its subsidiaries (or any substantial portion thereof, or any merger or consolidation of Consolidated or PTS with or into any other entity) (each, an "Alternative Transactions"), and will not solicit any proposal for any Alternative Transaction. However, notwithstanding the foregoing, Consolidated may furnish information and access in the case of unsolicited requests after the date of the Purchase Agreement to any person or group pursuant to Confidentiality Agreements and may participate in discussions and negotiations with any such person or group concerning any proposal for an Alternative Transaction if such person or group has submitted a bona fide written proposal to the Board of Directors of Consolidated related thereto which the Board reasonably determines represents a superior transaction to the transactions contemplated by the Purchase Agreement and, if in the opinion of the Board of Directors of Consolidated after consultation with independent legal counsel, a failure to provide such information or negotiations will be a breach of their fiduciary duties to Consolidated's stockholders under applicable law. Consolidated is obligated to notify the Purchaser Group immediately if any such requests or proposals, or any inquiry or contact with any person or group with respect thereto, is made and is obligated to keep the Purchaser apprised of all developments related thereto which could reasonably be expected to culminate in the Board of Directors of Consolidated withdrawing, modifying or amending its recommendation of the Purchase Agreement or the transactions contemplated thereby.

     Under the Purchase Agreement, the parties have entered into reciprocal covenants in the event the Purchase Agreement is terminated pursuant to certain provisions thereof that until July 11, 1998, neither party will solicit or employ any of the officers or key employees of the other party, with certain limited exceptions.

     The Purchase Agreement also provides that, until July 11, 1999, unless such shall have been specifically in writing, neither Purchaser Group nor any of its affiliates (as defined under the Securities Exchange Act of 1934) or representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (I) any acquisition of any securities (or beneficial ownership thereof) or assets of Selling Group or any of their subsidiaries (other than open market purchases of no more than 2% of Selling Group's outstanding shares of common stock); (ii) any tender or exchange offer for a merger or other business combination involving Selling Group or any of its subsidiaries; (iii) any of the capitalization, restructuring, liquidation, dissolution or other extraordinary acquisition with respect to Selling Group or any of its subsidiaries; or (iv) any solicitation of proxies, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act); c) otherwise act, alone or in concert with others, to seek to control or to influence the management, Board of Directors or policies of Selling Group; (d) take any action which might force Selling Group to make a public announcement regarding any of the types of manners set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Waiver of Conditions, Amendment, or Termination of the Purchase Agreement

     Waiver. The Purchase Agreement provides that either the Purchaser Group or the Selling Group may waive the conditions precedent to Closing or defer in whole or in part any of the conditions precedent to Closing, but only in writing and at its option and sole discretion.

     Amendment. The Purchase Agreement may only be amended by a further agreement, in writing, fully executed by each of the parties.

Rights of Termination and Remedies for Default

     In the event that all of the conditions precedent of the Purchaser Group have been satisfied or waived by the Purchaser Group on or prior to Closing Date and the Purchaser Group is ready, willing and able to proceed with Closing, but the Selling Group is unable, unwilling or refuses to consummate the Closing in accordance with the terms of the Purchase Agreement, or in the event the Selling Group is otherwise in breach of the Purchase Agreement, the Purchaser Group may, at its option, terminate the Purchase Agreement or proceed to protect and enforce its rights by any action at law, suit in equity or other appropriate proceedings including seeking injunctive relief. In addition, the Purchase Agreement may be terminated by the Purchaser Group if (I) a proposal for an Alternative Transaction for the Selling Group exists and the Board of Directors of Consolidated withdraws or modifies or amends its recommendation of this Purchase Agreement or the transactions contemplated thereby in a manner adverse to the Purchaser Group or (ii) the Board of Directors of Consolidated recommends to the stockholders of Consolidated an Alternative Transaction. Notwithstanding termination, the Selling Group would remain obligated with respect to the payment of expenses and other payments in accordance with provisions of the

Purchase Agreement (as summarized below) and to the compliance with the Confidentiality Agreement by and between Consolidated and Olympus dated May 29, 1997.

     In the event the Selling Group is ready, willing and able to proceed with the Closing and the Purchaser Group fails to complete the transactions contemplated by the Purchase Agreement, which failure is due to the unwillingness, inability or refusal of the Purchaser Group to fulfill its obligations at such Closing, other than those that give it a right to terminate the Purchase Agreement, then the Selling Group may terminate the Purchase Agreement whereupon, the Purchaser Group will be entitled to receive $50,000 of the Selling Group's sole, exclusive and liquidated damages.

Certain Payments

     The Purchase Agreement provides that if the Purchase Agreement is terminated as a result of the Selling Group entering into an Alternative Transaction, the Selling Group is obligated to pay the Purchaser Group a fee of $250,000. However, if the Agreement is terminated due to the failure to obtain the requisite approval of the stockholders of Consolidated at the stockholders' meeting described in this Proxy Statement, the Selling Group will be obligated to pay the Purchaser Group $50,000 in cash. Alternatively, if the Purchase Agreement is duly terminated in the event of the occurrence of both the Selling Group entering into an Alternative Transaction and the stockholders of Consolidated failing to approve this Purchase Agreement as requested in accordance with this Proxy Statement, the fee payable by the Selling Group to the Purchaser Group shall be $250,000.

Additional Agreements


     In order to assure an orderly transition in connection with the Sale, effective November 3, 1997, the Company and PTS entered into a Management Agreement (the "Management Agreement") with the Purchaser as Manager (the "Manager") pursuant to which the Manager was engaged to provide advisory, support, consulting and administrative services in the management of the Centers and the Business, prior to consummation of the Sale.

                          UNAUDITED PRO FORMA CONDENSED

                     FINANCIAL INFORMATION FOR CONSOLIDATED


     The following Unaudited Pro Forma Consolidated Condensed Balance Sheet and Unaudited Pro Forma Consolidated Statements of Operations give effect to (I) the sale of three of the Company's Pennsylvania clinics which was completed on February 28, 1997 (the "Pennsylvania Disposition"), (ii) the sale of one Florida clinic which was completed in March, 1997 (the "Florida Disposition"), and (iii) the proposed Sale of the operating assets of PTS pursuant to the provisions of the Purchase Agreement. The proposed Sale includes the assets of the Company's four Massachusetts outpatient clinics. See "Business - Consolidated - Recent Divestitures."

     These Unaudited Pro Forma Consolidated Financial Statements have been derived from the consolidated statements of operations of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1997 included elsewhere in the Proxy Statement. The Unaudited Pro Forma Consolidated Statements of Operations give effect to the Pennsylvania Disposition, the Florida Disposition and the Sale as if each transaction had occurred at the beginning of each of the periods presented.

     The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the notes thereto and the Company's Consolidated Financial Statements and related notes therein contained elsewhere in this Proxy Statement. See "Index to Financial Statements." The Unaudited Pro Forma Consolidated Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the Pennsylvania Disposition, the Florida Disposition and the Sale had been consummated previously nor which may result from future operations of the Company.

Consolidated Health Care Associates, Inc.

Unaudited Pro Forma Consolidated Condensed Balance Sheet

                                                                  September 30, 1997
                                                     -----------------------------------------------
                                                       Actual         Adjustments         Pro Forma
                                                     ----------       ----------          ----------
Assets
Current Assets:
  Cash                                                   44,575        1,700,000(1)        1,744,575
  Accounts receivable, net                            1,079,198                0           1,079,198
  Other current receivable                              907,068                0             907,068
  Other current assets                                   64,469                0              64,469
                                                     ----------       ----------          ----------
    Total current assets                              2,095,310        1,700,000           3,795,310

Property, plant and equipment, net                      326,924          (98,410)(2)         228,514
Goodwill, net                                         2,371,754       (2,288,438)(3)          83,316
Deferred charges and other assets, net                  378,665                0             378,665
                                                     ----------       ----------          ----------
    Total assets                                      5,172,653         (686,848)          4,485,805
                                                     ==========       ==========          ==========
Liabilities and Stockholders Equity
Current Liabilities
  Current portion long-term debt                        902,705                0             902,705
  Accounts payable                                      827,178                0             827,178
  Accrued payroll, taxes and benefits                   409,176          (87,906)(2)         321,270
  Accrued expenses                                      121,954                0             121,954
                                                     ----------       ----------          ----------
    Total current liabilities                         2,261,013          (87,906)          2,173,107

 Long-term debt                                         796,269                0             796,269
                                                     ----------       ----------          ----------
    Total liabilities                                 3,057,282          (87,906)          2,969,376

Stockholders' equity:
  Preferred Stock: 10,000,000 shares authorized
  Issued: 1,727,305                                   1,727,305                0           1,727,305
  Common Stock, $0.012 par value, 50,000,000
  shares authorized; Issued, 16,273,500                 198,715                0             198,715
  Additional paid-in capital                          4,492,330                0           4,492,330
  Accumulated deficit                                (4,215,479)        (598,942)(4)      (4,814,421)
  Less: treasury stock, 700,000 shares at cost          (87,500)               0             (87,500)
                                                     ----------       ----------          ----------
    Total stockholders' equity                        2,115,371         (598,942)          1,518,429
                                                     ----------       ----------          ----------
    Total liabilities and stockholders' equity        5,172,853         (686,848)          4,485,805
                                                     ==========       ==========          ==========

      See Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet

Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet

(1) Adjustments to reflect proceeds to be received by the Company from the Disposition. The adjustments assume proceeds of $1,700,000 in cash.

     Cash at closing                                    $1,700,000
                                                        ----------
     Total purchase price                               $1,700,000
                                                        ==========


(2) Adjustments to reflect the exchange of certain assets and liabilities pursuant to the Sale and related transactions. The buyer will receive $102,589 of net fixed assets to the outpatient clinics and will assume $58,197 of accrued payroll and related benefits.

     Fixed asset acquisition cost                       $  350,298

     Accumulated depreciation                           $  251,888
                                                        ----------
                                                        $   98,410
                                                        ==========


(3) Adjustment to reflect goodwill amortization expense that will be expensed upon the completion of the Sale.

                                                      PTS Rehab, Inc.

     Goodwill                                           $2,720,313

     Accumulated amortization                           $ (431,875)
                                                        ----------
     Goodwill net                                       $2,288,438
                                                        ==========


(4)  Adjustment to reflect the gain realized upon the Sale.

Consolidated Health Care Associates, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

                                                                Year Ended
                                                            December 31, 1996
                               ------------------------------------------------------------------------------
                                                                                                  Adjusted Pro
                                Actual            PA               FL             Olympus            Forma
                               ----------     ----------        --------        ----------        -----------
Revenue, net                   $8,799,431     $2,156,678(1)     $333,873(1)     $2,348,689(8)     $ 3,960,191
Costs and expenses:

  Operating costs               7,015,664      1,931,633(2)      269,322(2)      1,448,796(9)       3,365,913

  Admin and selling             1,771,723              0(3)            0(3)        132,660(10)      1,639,063

  Deprecand amort                 242,454         13,152(4)        8,993(4)         49,527(11)        170,782
                               ----------     ----------        --------        ----------        -----------
   Ttl costs and expenses       9,029,841      1,944,785         278,315         1,630,983          5,175,758
                               ----------     ----------        --------        ----------        -----------

Operating income (loss)          (230,410)       211,893          55,558           717,706         (1,215,567)


Interest expense, net            (298,564)        39,299(5)        3,456(6)             99           (341,418)
Other (income) expense             86,562              0               0                 0             86,562
                               ----------     ----------        --------        ----------        -----------
Inc/(loss)  before taxes         (442,412)       172,594          52,102           717,607         (1,384,715)
  Provision for taxes              30,830              0(7)            0(7)              0(7)          30,830
                               ----------     ----------        --------        ----------        -----------
Net income  (loss)             $ (473,242)    $  172,594        $ 52,102        $  717,607        $(1,415,545)
                               ==========     ==========        ========        ==========        ===========


Net income  (loss) per                                                                            $     (0.09)
share of common stock

Average number of                                                                                  15,134,220
common shares
outstanding


                                                            Nine Months Ended
                                                            September 30, 1997
                               ------------------------------------------------------------------------------
                                                                                                 Adjusted Pro
                                 Actual           PA               FL             Olympus            Forma
                               ----------     ----------        --------        ----------        -----------
Revenue, net                   $5,895,281     $  363,554(1)     $ 62,600(1)     $1,608,780(8)     $ 3,860,347
Costs and expenses:

  Operating costs               4,668,926        304,155(2)       73,210(2)      1,190,250(9)       3,101,311

  Admin and selling             1,755,718              0(3)            0(3)        107,713(10)      1,648,005

  Deprecand amort                 154,575          2,192(4)        3,328(4)         72,972(11)         76,083
                               ----------     ----------        --------        ----------        -----------
   Ttl costs and expenses       6,579,219        306,347          76,538         1,370,935          4,825,399
                               ----------     ----------        --------        ----------        -----------

Operating income (loss)          (683,938)        57,207         (13,938)          237,845           (965,052)


Interest expense, net             211,773          6,905(5)          283(6)           (560)           205,145
Other (income) expense            (49,563)             0               0              (260)           (49,303)
                               ----------     ----------        --------        ----------        -----------
Inc/(loss)  before taxes         (846,148)        50,302         (14,221)          238,665           (808,210)
  Provision for taxes                 717              0(7)            0(7)              0(7)             717
                               ----------     ----------        --------        ----------        -----------
Net income  (loss)               (846,865)    $   50,302        $(14,221)       $  238,665        $(1,121,611)
                               ==========     ==========        ========        ==========        ===========


Net income  (loss) per                                                                            $     (0.07)
share of common stock

Average number of                                                                                  15,722,833
common shares
outstanding

     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(1) Adjustment to eliminate actual net revenues for the periods presented attributable to the assets previously disposed.

(2) Adjustment to eliminate direct actual and accrued expenses relating to the assets previously disposed, which consist principally of salaries, wages, fringe benefits and other clinical costs.

(3) Assumes no reduction in the Company's administrative and selling expenses resulting from the dispositions.

(4) Adjustment to eliminate actual depreciation and amortization expense for the periods presented attributable to the assets previously disposed of.

(5) In January 1997, the Company agreed to satisfy a note of the Company held by the buyer in the amount of $413,259, out of the proceeds of $484,000 in face amount of receivable attributable the assets to be disposed of. The pro forma adjustment eliminates actual and accrued interest expense attributable to this note. Lower interest expense resulting from the use of proceeds of the Sale to reduce the Company's outstanding debt is not reflected in the pro forma adjustments.

(6) In April 1997, the Company agreed to satisfy a note of the Company held by the buyer in the amount of $49,000, out of the proceeds of $50,000 in face amount of receivable attributable to the assets to be disposed of. The pro forma adjustment eliminates actual and accrued interest expense attributable to this note.

(7) Excludes the gain on the Sale of the four Centers and the Business as well as on the Pennsylvania and Florida Dispositions. Accordingly, the pro forma adjustments do not assume any change in Federal and State tax.

(8) Adjustment to eliminate actual net revenues for the periods presented attributable to the assets to be disposed of.

(9) Adjustment to eliminate direct actual and accrued expenses relating to the assets to be disposed of, which consist principally of salaries, wages, fringe benefits and other clinical costs.

(10) Adjustment to eliminate indirect actual and accrued expenses relating to the assets to be disposed of, which consist principally of salaries, wages, fringe benefits and other general and selling expense.

(11) Adjustment to eliminate actual depreciation and amortization expense for the periods presented attributable to the assets to be disposed of.

                            BUSINESS -- CONSOLIDATED

     The Company provides outpatient rehabilitation services through a network of outpatient clinics principally in the Northeast and Mid-Atlantic regions. The Company owns and operates eight clinics, four in Massachusetts (one additional clinic had been closed in April 1997) one in Pennsylvania and three in Delaware. The Company also provides managed rehabilitation services through contract staffing, principally in Massachusetts and New York. The executive offices of the Company are located at 38 Pond Street, Suite 305, Franklin, Massachusetts 02038 and its telephone number is (508)520-2422.

     In 1992, following the Company's initial public offering, the Company operated nine facilities. In 1993, the Company acquired nine additional facilities. The Company returned one clinic to is seller in 1995 and closed two clinics in each of 1995 and 1996 that were not achieving desired results. In February 1997, the Company sold three of its Pennsylvania clinics back to their former owner. In March 1997, the Company returned one non-performing clinic in Florida to its former owner. See "Recommendations of the Board of Directors of Consolidated; Reasons for the Sale" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

     In 1996, the Company had begun development of a program of managed rehabilitation services ("MRS"), pursuant to which the Company would furnish contract development, staffing, administrative, payroll, billing, collection and management services to local, independently-owned host clinics and agencies, that in turn would provide or coordinate the actual rehabilitative therapy services. Two agreements have been executed and the Company expects that the MRS program will be discontinued.

Industry Background

     Physical and occupational therapy is the process of aiding in the restoration of individuals disabled by injury or disease or recovering from surgery. Management believes that the following factors are influencing the growth of outpatient physical and occupational therapy services:

     Economic Benefits of Physical and Occupational Therapy Services. Purchasers and providers of health care services such as insurance companies, health maintenance organizations, business and industry, are seeking ways to save on traditional health care services. Management believes physical and occupational therapy services represent a cost-effective service, by attempting to prevent short-term disabilities from becoming chronic conditions, and by speeding the recovery from surgery and musculoskeletal injuries.

     Earlier Hospital Discharge. Changes in health insurance reimbursement, both public and private, have encouraged the early discharge of patients in order to contain and reduce costs. Management believes early hospital discharge practices foster greater numbers of individuals requiring outpatient physical and occupational therapy services.

Outpatient Rehabilitation Services

     The clinics provide pre- and post-operative care and treatment for a variety of orthopedic-related disorders and sports related injuries, treatment of neurologically related injuries, rehabilitation of injured workers and preventative care. A patient who is referred to one of the Company's rehabilitation facilities undergoes an initial evaluation and assessment process that results in the development of a rehabilitation care plan designed specifically for that patient. Rehabilitation services provided by the Company include the following:

Conventional Clinical Services

     All facilities provide routine acute clinical therapy services. Services include preventive and rehabilitative services for neuromuscular, musculoskeletal and cardiovascular injury or disease. Patients treated are referred by physicians. Licensed physical therapists evaluate each patient and initiate a program of rehabilitation to achieve each individual patient's rehabilitation goals. Treatments or modalities rendered may include traction, ultrasound, electrical stimulation, therapeutic exercise, heat treatment and hydrotherapy. The Company's charge for its services is based upon the specific treatments rendered. Patients requiring such services are usually treated for one hour per day, three days per week over a period of two to five weeks. Additionally, wherever appropriate, post-treatment maintenance and exercise programs are provided to patients to continue their recovery on a cost-effective basis.

Occupational-Industrial Services

     At several of the Company's facilities, specific programs for the injured workers compensation patient are rendered. Services unique to the injured worker are as follows:

Work Capacity Evaluation (WCE). WCE is an intensive, objective evaluation of eh injured worker's physical condition and capacity to perform the specific requirement of the worker's employment. This evaluation is often used by insurers to estimate the extent of rehabilitation treatment or as a basis for settlement of disability claims.

Work Hardening. After the acute-care phase of an injury and often as an outcome of a WE, there is a transitional need for the injured worker to regain the physical capacity to safely perform employment requirements. Work hardening provides graduated exercise and work stimulation therapies to rehabilitate the injured worker. Patients in the Company's work hardening program gradually build up their treatment time from three to seven hours per day, five days per week for a four- to six-week period.

Marketing

     At each clinical location, the Company focuses its marketing efforts on physicians, mainly orthopedic surgeons, neurosurgeons, psychiatrists, occupational medicine practitioners, and general practitioners, which generally account for the majority of physical and occupational therapy referrals. In marketing to the physician community, the clinics emphasize their commitment to quality patient care and communication with physicians regarding patient progress. On a regional and corporate level, the Company seeks to improve and/or establish referral relationships with health maintenance organizations, preferred provider organizations, industry and case managers and insurance companies.

Sources of Revenue/Reimbursement

     Payor sources for the Company's services are primarily commercial health insurance, managed care programs, workers' compensation insurance, Medicare and proceeds from personal injury cases. Commercial health insurance and managed care programs generally provide outpatient services coverage to patients utilizing the clinics, and the patient is normally required to pay an annual deductible and a co-insurance payment. Workers' compensation is a statutorily defined employee benefit which varies on a state by state basis. Workers' compensation laws generally require employers to pay for employees' costs of medical rehabilitation, lost wages, legal fees and other costs associated with work-related injuries and disabilities and, in certain jurisdictions, mandatory vocational rehabilitation. These statutes generally require that these benefits be offered to employees without any deductibles, co-payments of cost sharing. Companies may provide such coverage to their employees through either the purchase of insurance from private insurance companies, participation in state-run funds or through self-insurance. Treatments for patients who are parties to personal injury cases are generally paid for from the proceeds of settlements with insurance companies.

     Two of the Company's clinics have been certified as Medicare providers. Medicare reimbursement for outpatient physical and/or occupational therapy furnished by a Medicare-certified rehabilitation agency is equal to the lesser of the providers's "reasonable cost" as allowed under Medicare regulations or the providers's customary charges. Individual beneficiaries, or their "Medigap" insurance carriers if such coverage exists, are required to pay a deductible and co-payment amount, so that governmental payments to the Company do not exceed 80% of the reasonable costs of such services. The Company files annual cost reports for each of its Medicare-certified clinics. These cost reports serve as the basis for determining the regulations require that a physician must certify the need for physical and/or occupational therapy services for each patient and the services must be provided in accordance with an established plan of treatment which is periodically revised. State Medicaid programs generally do not provide coverage for outpatient physical and occupational therapy, and, therefore, Medicaid is not and is not expected to be a material payor for the Company.

     The following table sets forth the Company Percentage Revenues by category of payor for the fiscal years 1994, 1995 and 1996.

Sources of Revenue/Reimbursement              1994         1995         1996

Workers Compensation                           25%          10%          28%

Health Maintenance Organization                10%          13%          25%

Motor Vehicle Insurance                         9%           6%          18%

Medicare                                        7%           5%           8%

Commercial Health Insurance                    17%          39%           7%

Blue Cross/Blue Shield                          7%           5%           5%

Self Pay                                        9%           7%           4%

Other                                          14%          12%           3%

Medicaid                                        2%           3%           2%
                                              ---          ---          ---
Total                                         100%         100%         100%
                                              ===          ===          ===

Contract Services Division

     The Company's Contract Services Division provides temporary physical, occupational and speech therapist staffing, typically under intermediate term contracts, to schools, hospitals, nursing homes, assisted living facilities and home health care companies. In addition to hiring therapists locally, the staffing division has established international sources of highly trained duly licensed therapists who may provide services in the United States. Using these relationships, the staffing division has been able to attract a growing supply of staff at hourly rates below current market rates. The staffing division has grown rapidly since its formation in September 1994.

Managed Rehabilitation Services

     The Company has begun development of a program of managed rehabilitation services ("MRS"), pursuant to which the Company would enter into licensing arrangements with local, independently owned host providers of rehabilitative therapy ("hosts"), such as outpatient clinics, small contract agencies and independent home care agencies. Under these arrangements, the hosts would be the actual provider or coordinator of rehabilitative therapy services, while the Company would furnish the hosts with contract development and management services.

     The Company believes that HMOs and other managed care payers are increasingly seeking providers that can deliver multiple services in diverse settings and locations. Under the MRS program, the Company would assist its licenses hosts to develop a full range of rehabilitative therapies, including physical, occupational, speech and respiratory services, and delivery of these assisted living residences. Through its contractual relationships with managed care payers, the Company would direct contracts with such payers to its host licensees. The Company would also furnish the hosts with administrative, payroll, billing and collection services, assist the hosts with staffing on an as-requested basis and advise the hosts on contract management. For example, based upon experience in the Company's own clinics and contract services division, the Company would advise hosts on mix design -- establishing an optimal balance between therapists and lesser paid therapist assistants -- and employment of underutilized clinic staff to perform therapy at off-site locations. Only one host would be licensed in any given locality, but multiple hosts could participate in contracts arranged by the Company with regional or national managed care payers.

     The MRS model would benefit the hosts by offering contract opportunities that otherwise would likely not be available to them and relieving them of complex and costly administrative burdens. The model would benefit the Company by leveraging off expertise developed in the company's clinics and contract services operations and expanding the Company's operations into new regional markets with relatively modest capital outlays. The Company would be compensated by the hosts through direct payment for certain services and profit participation in the hosts' businesses. Two agreements have been executed to date. The Company expects to discontinue development of MRS prior to the closing of the Sale.

Regulation

     The health care industry is subject to numerous federal, state and local regulations. Although many states prohibit commercial enterprises from engaging in the corporate practice of medicine, the states in which the Company currently operates do not prohibit the Company from providing physical therapy services. There is a risk that the corporate practice of medicine could be interpreted in those states to include the practice of physical therapy also, or that the corporate practice of physical therapy itself could be specifically prohibited in some states. In the event that the Company is found to be engaged in a prohibited practice in any state, the Company would be required to restructure its operations so as to be in compliance with applicable law. In addition, the Company could be subject to fines and penalties. In addition, if the Company were to seek to expand its operations to other states in which physical therapy services could not be provided by a corporation, it would be required to seek other arrangements in such states, which could reduce profitability.

     Certain states in which the Company operates have laws that require facilities that employ health professionals and provide health related services to be licensed. The Company believes that the operations of its business, as presently conducted, do not and will not require certificates of need or other approvals and licenses. There can be no assurance, however, that existing laws or regulations will not be interpreted or modified to require the Company to obtain such approvals or licenses and, if so, that such approvals or licenses could be obtained.

     Two of the Company's clinics are certified Medicare providers. In order to receive Medicare reimbursement, a clinic must meet the applicable conditions or participation set forth by the Department of Health and Human Services relating to the type of facility, its equipment, record keeping, personnel and standards of medical care as well as compliance with all state and local laws. Clinics are subject to periodic inspections to determine compliance.

     The Social Security Act imposes criminal sanctions and/or penalties upon persons who pay or receive any "remuneration" in connection with the referral of Medicare or Medicaid patients. The anti-kickback laws prohibit providers and others from offering or paying (or soliciting or receiving), directly or indirectly, any remuneration to induce or in return for making a referral for, or ordering or recommending (or arranging for ordering or recommending) a Medicare-covered service. Each violation of these rules may be punished by a fine (of up to $250,000 for individuals and $500,000 for corporations, or twice the pecuniary gain to the defendant or loss to another from the illegal conduct) and or imprisonment for up to five years. In addition, a provider may be excluded from participation in Medicaid or Medicare for violation of these prohibitions through an administrative proceeding, without the need for any criminal proceeding. Many states have similar laws, which apply whether or not Medicare or Medicaid patients are involved.

     Because the anti-kickback laws have been broadly interpreted to apply where even one purpose (as opposed to a sole or primary purpose) of a payment is to induce referrals, they limit the relationships which the Company may have with referral sources, including any ownership relationships. The anti-kickback laws may also apply to the structure of acquisitions by the Company of physician-owned physical therapy clinics, to the extent that any portion of the purchase price or terms of payment are deemed to be an inducement to the physician to make referrals to the clinic which, under an interpretive letter from the Office of Chief Counsel of the Department of Health and Human Services Inspector General, could include payments for goodwill. Management considers these anti-kickback laws in planning its clinic acquisitions, marketing and other activities, and believes its operations are and will continue to be in compliance with applicable law, but no assurance can be given regarding compliance in any particular factual situation, as there is no procedure for obtaining advisory opinions from government officials.

     In addition, another federal law, known as the "Stark Law" was expanded in 1993 to impose a prohibition on referrals of Medicare or Medicaid patients for physical therapy services by physicians who have a financial relationship with the provider furnishing the services. With certain specified exceptions, the referral prohibition will apply to any physician who has (or whose immediate family member has) a direct or indirect ownership or investment interest in, or compensation relationship with, a provider of physical therapy services such as the Company's clinics. This law also prohibits billing for services rendered pursuant to prohibited referral. Penalties for violation include denial of payment for the services, significant civil monetary penalties, and exclusion from Medicare and Medicaid. Several states have enacted laws similar to the Stark law, but which cover all patients as well. The Stark law covers any financial relationship between the Company and referring physicians, including any financial transaction resulting from a clinic acquisition. As with the anti-kickback law, management will consider the Stark law in planning its clinic acquisitions, marketing and other activities, and expects that its operations will be in compliance with applicable law. However, as noted above, no assurance can be given regarding compliance in any particular factual situation, as there is not procedure for obtaining advisory opinions from government officials.

Competition

     The health care industry generally and the physical and occupational business in particular are highly competitive and subject to continual changes in the manner in which providers are selected. The competitive factors in the physical and occupational therapy businesses are quality of care, cost treatment outcomes, convenience of location, and relationships with ability to meet the needs of referral and payor sources. The Company's clinics compete directly or indirectly with the physical and occupational therapy departments of acute care hospitals, physician-owned physical therapy clinics, private physical therapy clinics, and chiropractors.

Discontinued Operations

     From inception, the Company provided diagnostic imaging services and equipment under contracts to hospitals under both mobile and fixed base arrangements. Through its merger in July 1991 with PTS, the Company began to provide inpatient and outpatient rehabilitation services pursuant to contracts with hospitals. Effective March 26, 1993, the Company's Board of Directors approved and adopted a plan to discontinue its diagnostic imaging services division and sold all related assets, except accounts receivable, effective September 30, 1994.

Recent Divestitures


     On February 28, 1997, the Company completed the sale of three of its four Pennsylvania clinics for a purchase price of $1,050,000 in cash and a note, subject to adjustment. The clinics include those located in Millersburg, Pennsylvania, Mechanicsburg, Pennsylvania and Shermansdale, Pennsylvania. The Company had purchased these clinics from the buyer in 1993. The cash portion of the transaction was $900,000 which at the closing was reduced by the payment of certain operating expenses due the buyer of $15,636. The buyer also assumed up to $230,000 in associated liabilities. Additionally, in January 1997 the Company agreed to satisfy a note held by the buyer issued in connection with the 1993 business acquisition in the approximate amount of $413,000, by assigning and without guarantee as to the amount of the collect ability to the note holder $484,000 in face amount of accounts receivable, but only to the extent of collections in the amount due under the note. The clinics sold accounted for approximately 22% of the Company's total revenues for the year ended December 31, 1996.


     In March 1997, the Company returned one non-performing clinic in Florida to its former owner. The Company assigned approximately $64,000 of net trade receivables, approximately $4,000 of prepaid assets and approximately $6,000 of net fixed assets related to the returned clinic to the former owner. In conjunction with the return of the clinic, the former owner agreed to forgive the balance of a Company note held in the amount of $48,000, forfeit accrued earned time benefits in the approximate amount of $10,000, and assumed certain accounts payable in the approximate amount of $13,000. The returned clinic accounted for approximately 4.7% of the Company's total net revenues for the period ended December 31, 1996. The sale of the Pennsylvania clinics and the return of the Florida clinic resulted in a net gain on sale of assets for the period ending March 31, 1997 of $802,724.

Properties

     The Company's principal executive offices are located at 38 Pond Street, Franklin, Massachusetts. This office contains approximately 7,500 square feet of space which the Company currently leases on five-year lease expiring January 2002. In addition, the Company currently operates eight outpatient rehabilitation facilities, all of which are leased facilities typically located in a medical office building or shopping center. The Company's typical clinic occupies approximately 1,200 to 7,500 square feet of space with an average of approximately 3,200 square feet of space per location. Each clinic employs one or more licensed physical and/or occupational therapists, including a therapist who is the facility manager, office personnel, aides and, at certain clinics, athletic trainers, exercise physiologists and other appropriate personnel.

     Set forth below is certain information concerning the Company's outpatient facilities as of September 30, 1997.

Outpatient Rehabilitation Facilities

         Location                        Sq. Ft.             Year Opened

         Attleboro, MA                    2,800                 1971

         Leominster, MA                   3,400                 1990

         Pittsfield, MA                   2,500                 1992

         West Bridgewater, MA             3,500                 1978

         Philadelphia, PA                 7,000                 1992

         Wilmington, DE                   1,600                 1993

         Newark, DE                       3,900                 1993

         Newark, DE                       1,700                 1993

Employees

     As of September 30, 1997, the Company employed 145 full and part-time persons, 128 of whom are licensed therapists, assistants and aides at the Company's outpatient facilities, 10 of whom function in administrative capacities at such outpatient facilities and 14 of whom are employed in the Company's executive office. None of the Company's employees are represented by a labor union, and the Company is not aware of any current activities to unionize its employees. Management of the Company considers the relationship between the Company and its employees to be good.

     In the states in which the Company's current clinics are located, persons performing physical and occupational therapy services are required to be licensed by the state. All persons currently employed by the Company and its clinics who are required to be licensed are licensed, and the Company intends that all future employees who are required to be licensed will be licensed. Management is not aware of any federal licensing requirements applicable to its employees. The Company carries professional liability insurance for its licensed personnel.

Legal Proceedings

     The Company is a party to legal proceedings arising from the normal business operations of the Company. Management believes these proceedings will not have a material impact on the financial condition and results of operations of the Company.

                         PRICE RANGE OF COMMON STOCK AND

                         DIVIDEND POLICY - CONSOLIDATED

     The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "CHCA." The following table sets forth the high and low bid prices for the Common Stock, as reported by the National Association of Securities Dealers, Inc. For the quarters indicated. These prices represent quotations between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

         1995                      HIGH                       LOW

         First Quarter             $1.0625                    $0.6250
         Second Quarter            $0.8125                    $0.5000
         Third Quarter             $0.5625                    $0.3750
         Fourth Quarter            $0.3750                    $0.1875

         1996                      HIGH                       LOW

         First Quarter             $0.5625                    $0.2500
         Second Quarter            $0.6250                    $0.3437
         Third Quarter             $0.5312                    $0.3125
         Fourth Quarter            $0.4375                    $0.2500

         1997                      HIGH                       LOW

         First Quarter             $0.3750                    $0.2500
         Second Quarter            $0.2500                    $0.1250
         Third Quarter             $0.3750                    $0.1875


     As of December 31, 1996, the number of stockholders of record of the Company's Common Stock was approximately 600. The Company believes that, in addition, there are in excess of 600 beneficial owners of its Common Stock whose shares are held in "street name".

     The Company has paid no cash dividends on its Common Stock to date. The Company is not in a position, financially and otherwise, to consider the payment of any dividends to stockholders. Aside from an accumulated deficit of approximately $4,200,000 on an actual basis and $4,800,000 on a pro forma basis, respectively, at September 30, 1997, the Company is subject to certain financial covenants in various agreements (including the Purchase Agreement) which preclude the payment of dividends on its Common Stock (and in some cases its other classes of capital stock). Moreover, the shares of Series A Preferred Stock and Series B Preferred Stock are prior in right to the shares of Common Stock as to dividends.

                           MANAGEMENT -- CONSOLIDATED

Name                                  Age       Position
----                                  ---       --------
James Kenney                          55        Chairman of the Board(1)(3)
Robert M. Whitty                      42        President
Joel Friedman*                        56        Director(1)
Sidney Dworkin                        76        Director(2)
Paul W. Frankel, M.D., Ph.D.*         47        Director(1)(3)
Goodhue W. Smith, III                 46        Director(1)(2)
Raymond L. LeBlanc                    41        Treasurer, Secretary and Chief
                                                Financial Officer

*    Resigned as of October 1997.

(1)  Member of the Executive Committee

(2)  Member of the Audit Committee

(3)  Member of Compensation Committee

     James Kenney became a director in March 1993 and Chairman of the Board of Directors on November 1, 1996. Mr. Kenney is currently Executive Vice President of San Jacinto Securities in Dallas, Texas. From February 1992 until June 1993, he had been a partner of Renaissance Capital Group, Inc., a Dallas money management firm. From 1989 to February 1992, Mr. Kenney was Senior Vice President of Capital Institutional Services Inc., a brokerage firm located in Dallas, Texas that provides third-party financial and business research. Mr. Kenney is also a director of Ameriship Corp., Coded Communications Corp., Industrial Holdings, Inc., Scientific Measurement Systems, Inc., Appoint Technologies, Inc., Technol Medical Products, and Tricom, Inc.

     Joel Friedman became a director of the Company in December 1981. He was Chairman and Chief Executive Officer from July 1994 to June of 1996. Mr. Friedman has been involved for the past twenty five years in the financing and management of several public and private companies and real estate ventures, most recently, and for at least the past five years through Friedman Enterprises, Inc. and Founders Capital Corporation. Mr. Friedman is also a member of the Board of Directors of 3D Geophysical, Inc. Mr. Friedman resigned as a director in October 1997.

     Robert M. Whitty was elected President in November 1995 and became a director of the Company in January 1997. Mr. Whitty has been Vice President of the Company since 1994. Prior thereto, Mr. Whitty provided consulting services for various health care companies, which services included financial planning, strategic planning, acquisitions and business development. Mr. Whitty has over 20 years of experience in the health care field.

     Paul W. Frankel, M.D., Ph.D. has been a member of the Board of Directors since July 1994. Dr. Frankel is currently, and has been since August 1993, the President of Life Extension Institute, Inc., a New York Company specializing in preventive health services. From April 1992 to August 1993, Dr. Frankel was a Partner and the National Medical Director of Coopers & Lybrand. For the period May 1988 to February 1992, Dr. Frankel served in various positions for Metropolitan Life Insurance Company, ultimately serving as its Vice President and National Medical Director. Dr. Frankel resigned as a director in October 1997.

     Goodhue W. Smith, III has been a member of the Board of Directors since July 1994. In 1978, Mr. Smith founded Duncan-Smith Co., an investment banking firm in San Antonio, Texas and has since such time served as its Secretary and Treasurer. Mr. Smith is also a Director of Citizens National Bank of Milam County, and Ray Ellison Mortgage Acceptance Co.

     Sidney Dworkin was elected to the Board of Directors in March 1996. Dr. Dworkin was a founder, former President, Chief Executive Officer and Chairman of Revco, Inc. Between 1987 and the present, Dr. Dworkin has also served as Chief Executive Officer of Stonegate Trading, Inc., an importer and exporter of various health and beauty aids, groceries and sundries. Between 1988 and the present, Dr. Dworkin has served as Chairman of the Board of Advanced Modular Systems, which is engaged in the sale of modular buildings. Between June 1993 and the present, Dr. Dworkin has also served as Chairman of Global International, Inc., which is involved in the sale and leasing of modular buildings to hospitals and Chairman of the Board of Comtrex Systems, which is engaged in the provision of data processing services. Dr. Dworkin also serves on the Board of Directors of CCA Industries, Inc., Interactive Technologies, Inc., and Northern Technologies International Corporation, all of which are publicly-traded companies.

     Raymond L. LeBlanc has been Controller of the Company since March 1996, Treasurer and Chief Financial Officer since June 1996, and Secretary since November 1, 1996. Previously, since 1987, Mr. LeBlanc was Treasurer of Luzo Foodservice Corporation, a food manufacturer, retailer and distributor.

     Renaissance Capital Partners II Ltd. ("Renaissance') is currently entitled to designate two directors for nomination to the Company's Board of Directors, including a director that it is entitled to designate as the holder of a majority of the Company's Series A Preferred Stock (See "Description of Securities -- Preferred Stock -- Series A Preferred Stock"). Messrs. Kenney and Smith are designees of Renaissance.

Executive Compensation

     The following summary compensation table sets forth, for the three fiscal years ended December 31, 1996, the cash compensation of each Executive Officer of the Company whose total salary and bonuses exceed $100,000 (the " Named Executive Officers").

                           Summary Compensation Table

                                                                       Long Term  Compensation
Payouts                       Annual Compensation                              Award

Name and                                                            Restricted
Principal                                          Other Annual       Stock                         LTIP        All Other
Position             Year      Salary     Bonus    Compensation       Awards       Options/SARs     Payouts     Compensations

Joel Friedman,
Chairman of the
Board and Chief      1996     $ 53,366      0           0               0             787,667(4)       0               0
Executive
Officer(1)           1995       75,000      0           0               0           1,250,000          0               0

                     1994            0      0           0               0                              0               0


Alan Mantell,        1995      120,000      0           0               0             787,667(4)       0               0
Chief Executive
Officer(2)


Robert M.            1996      140,000      0           0               0             781,661          0               0
Whitty,
President (3)        1995      106,000      0           0               0                   0          0               0

----------

(1) Joel Friedman was Chief Executive Officer of the Company from July 1994 to June 1, 1996.

(2) Mr. Mantell was Chief Executive Officer of the Company from June 1996 through November 1996.

(3)  Mr. Whitty was elected President of the Company in November 1995.

(4) Options to acquire 500,000 shares awarded to each of Messrs. Friedman and Mantell expired unexercised upon termination of employment in November 1996.

     The aggregate amount of any miscellaneous compensation not set forth in the table or the description of benefit plans, including any personal benefits valued at their incremental cost to the Company, received in 1995 by any executive officers included in the above table did not exceed 10% of such person's 1995 cash compensation.

1989 Stock Incentive Plan

     Under its 1989 Stock Incentive Plan (the "Plan"), the Company grants awards of Common Stock to those persons determined by the Board of Directors to be key employees who are responsible for the management and growth of the Company. The size of the award is generally determined on the basis of the level of responsibility of the employee. Types of awards include non-statutory stock options, incentive options (qualifying under Section 422A of the Internal Revenue Code of 1986), restricted stock awards and stock appreciation rights
(SARs). Options and stock appreciation rights generally expire ten years from the grant date and unless otherwise provided, are exercisable on a cumulative basis with respect to 20% of the optioned shares on each of the five anniversaries after the grant date. Restrictions on restricted stock awards generally lapse with respect to 20% of the shares subject to the award after the expiration of each year following the grant date and the portions of such awards for which restrictions have not lapsed are subject to forfeiture upon termination of employment. The Company may grant options to purchase an aggregate of 500,000 shares of Common Stock under the Plan, 380,000 of which are currently available for grant. No stock options or other awards under the Plan were granted during 1996, nor were any options exercised by the individuals named in the Summary Compensation Table during 1996.

1994 Stock Option Plan

     The Company adopted the 1994 Stock Option Plan (the "1994 Plan") effective November 3, 1994. The terms and conditions of the 1994 Plan are substantially identical to the 1989 Plan, except that the 1994 Plan does not provide for granting of SAR's. In September 1996, the Company accepted the surrender of options to acquire 833,333 shares under the 1994 Plan that the holder had earlier agreed to return and issued options to acquire 2,250,000 shares, as set forth in the table below. Options to acquire 1,000,000 shares in September 1996 expired unexercised in November 1996. As of December 31, 1996, options to acquire 1,449,999 were available for grant under the 1994 Plan.

     The following table sets forth information concerning grants of options by the Company in 1996:

                      Option/SAR Grants in Last Fiscal Year

                        Number of Securities      Percentage of Total
                        Underlying Options        Options Granted to            Exercise or Base Price Per
Name                    Granted                   Employees in Fiscal Year      Share                          Expiration Date

J. Friedman             37,667                                                  $.28                           2/01/01

                        750,000(1)                34%                            .38                           9/01/06


A. Mantell              37,667                                                   .28                           2/01/01

                        750,000(1)                34%                            .38                           9/01/06


M.Whitty                31,666                                                   .28                           2/01/01

                        750,000(1)                32%                            .38                           9/01/06

----------

(1) Granted under the 1994 Plan. Of the 750,000 options granted, 250,000 vested immediately and the remaining 500,000 were to vest as determined by the Board of Directors. The unvested options of Messrs. Friedman and Mantell expired unexercised upon their termination of employment with the Company in November 1996.

     The following table sets forth information concerning any exercise of stock options during the Company's fiscal year ended December 31, 1996 by the Named Executive Officers, the number of options owned by the named individuals and the value of any in-the-money unexercised stock options as of December 31, 1996:

                 Aggregate Option Exercises in Last Fiscal Year

                                                                                                Value of Unexercised
                                                          Number of Unexercised                 In-the-Money Options
                                                        Options held at 12/31/96                   at 12/31/96(1)
                  Shares
                  Acquired on       Value
                  Exercise          Realized          Exercisable       Unexercisable        Exercisable       Unexercisable

J.Friedman         35,714            $3,571             251,912                  0              $  191               --
A.Mantell               0                 0             287,666                  0               3,766               --
R.M.Whitty              0                 0             281,666            500,000               3,166                0

----------

(1) Based on the average bid and ask price on the Nasdaq Small-Cap Market of the Company's common stock on that date ($0.38).

Compensation of Directors

     Non-employee directors are entitled to receive $500 per meeting of the Board of Directors attended, which fees were waived during 1996. In September 1996, the Board of Directors made stock awards to its outside directors at a rate of 25,000 shares for each year of service since 1993. Pursuant to such awards, Messrs. Kenney, Frankel, Smith and Dworkin received 100,000 shares, 100,000 shares, 75,000 shares and 25,000 shares respectively.

     Under the Company's stock option plans, directors who are not employees of the Company (other than directors who are members of the Stock Option Committee of the particular plan) are eligible to be granted non-qualified options under such plan. The Board of Directors or the Stock Option Committee (the "Committee") of each plan, as the case may be, has discretion to determine the number of shares subject to each non-qualified option (subject to the number of shares available for grant under the particular plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are employees of the Company (but not members of the Committee of the particular plan) are eligible to be granted incentive stock options under such plans. The Board or Committee of each plan, as the case may be, also has discretion to determine the number of shares subject to each incentive stock option ("ISO"), the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISO's that may vest in any year is limited by the Internal Revenue Code of 1986, as amended.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective June 30, 1994, certain holders of the Company's convertible debt, converted certain promissory notes from the Company into Common Stock of the Company and into a newly issued, Series A Preferred Stock. Directors and affiliates of the Company who participated in the conversion were as follows:

     Renaissance Capital Partners II, Ltd. ("Renaissance"): Convertible debt and accrued interest of $3,695,984 was converted into 5,000,000 shares of Common Stock and 1,195,984 shares of Series A Preferred Stock. The Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into Common Stock at a conversion price of $.57 per share of Common Stock, subject to adjustment, on the basis of the par value of the Series A Preferred Stock of $1.00 per share. See "Description of Securities -- Preferred Stock -- Series A Preferred Stock."

     Joel Friedman (the Company's former Chairman and Chief Executive Officer):
     Convertible debt and accrued interest of $51,375 was converted into 71,429 shares of Common Stock and 15,661 shares of Series A Preferred Stock. Mr. Friedman's children collectively converted an identical amount of debt and accrued interest on identical terms.

     Christopher Harkins (the Company's former President): Convertible debt and accrued interest of $25,688 was converted into 51,375 shares of Common Stock of the Company.

     Diedre Benson (see below): Convertible debt and accrued interest of $555,722 was converted into 1,111,444 shares of Common Stock of the Company.

     On September 8, 1994, effective November 11, 1994, the Company entered into a Termination Agreement with Arnold E. Benson (the "Termination Agreement"), the former Chairman of the Board and Chief Executive Officer of the Company. In November 1994, Mr. Benson and his wife Diedre Benson sold an aggregate of 2,500,000 shares of Common Stock owned by Diedre Benson for an aggregate of $1,075,000. Mr. Benson received a payment from the Company of $175,000 as severance in consideration of the termination of his Employment Agreement.

     The Company granted to Health Care Partners, Inc., a designee of Mr. Benson, on the Effective Date of the Termination Agreement, an option to purchase up to an aggregate of 400,000 shares of Common Stock for $.50 per share for a period of three years. The Company also agreed to provide Mr. Benson with other benefits, including the payment of health, life and disability insurance costs through November 1996 and certain expenses in connection with the negotiation of the Termination Agreement. Mr. Benson and Mrs. Benson entered into a non-competition agreement with the Company with respect to certain activities effective for a period of two years from the effective date of the agreement. Mr. Benson resigned from the Board of Directors of the Company on November 11, 1994.

     On September 8, 1994, Renaissance loaned the Company $100,000 pursuant to a convertible promissory note, convertible at the option of Renaissance into Common Stock at a conversion price of $0.33 per share. On October 24, 1994, the Company exchanged the convertible promissory note for 100,000 shares of Series B Preferred Stock. Additionally, Renaissance invested $400,000 to acquire 400,000 shares of Series B Preferred Stock. The Series B Preferred Stock may be converted at any time, at the option of the holder thereof, into Common Stock at a conversion price of $0.25 per share, subject to adjustment, on the basis of the par value of the Series B Preferred Stock of $1.00 per share. See "Description of Securities --Preferred Stock -- Series B Preferred Stock." James Kenney, now Chairman of the Board and a Director of the Company, was, until June 1993 a general partner of Renaissance. Renaissance has the right to designate two members for nomination to the Board of Directors of the Company. Mr. Kenney and Goodhue W. Smith, III are currently the designees of Renaissance to the Board.

     Under the terms of the Series A Preferred Stock and the Series B Preferred Stock, the Company has agreed that it will not issue in excess of 1,500,000 additional shares of Common Stock in any single transaction or related series of transactions without the consent of the majority holder of the Series A Preferred Stock and the Series B Preferred Stock. Renaissance owns a substantial majority of the Series A Preferred Stock and is the sole holder of the outstanding shares of Series B Preferred Stock of the Company.

     In January 1995, Sidney Dworkin, a director of the Company, loaned the Company $100,000 pursuant to a convertible promissory note and received warrants to purchase 50,000 shares of Common Stock for $0.75 per share. In August 1995, Mr. Dworkin exchanged the note for 80,000 shares of Common Stock and a convertible promissory note in the principal amount of $80,000. In addition, a partnership in which Mr. Dworkin is a partner loaned the Company $50,000 under the same terms and received a warrant to purchase 25,000 shares of Common Stock for $0.75 per share. In August 1995, the note was exchanged for 40,000 shares of Common Stock and a convertible promissory note in the amount of $40,000.

     In November 1995, Joel Friedman, then the Chairman and Chief Executive of the Company, and Robert M. Whitty, the President of the Company, jointly and severally guaranteed those accounts receivable of the Company that were pledged to Capital Factors, Inc., a lender to the Company. The amount of the line of credit secured by the Company's accounts receivable is $500,000. In January 1996, additional guarantees were provided by Messrs, Friedman and Whitty in connection with an additional line of credit secured by receivables in the amount of $750,000. Subsequent to Mr. Friedman's resignation on November 1, 1996 as the Company's Chairman and as an officer of the Company, Mr. Friedman's guarantees were released.

     At the end of December 1995, Joel Friedman and Alan Mantell, then Chief Operating Officer of the Company, each loaned the Company $30,000 to fund certain obligations of the Company. The loans were repaid at the beginning of January 1996.

     In April of 1996, the Company executed a promissory note in favor of Renaissance in connection with a $500,000 line of credit. Pursuant to the promissory note, the Company is obligated to pay interest on the unpaid monthly balance of the line of credit at the rate of 10% per annum, computed in arrears, with the entire principal balance plus any unpaid interest due in full on April 17, 1999. As of December 31, 1996, $340,000 had been advanced to the Company under these arrangements. Of this amount, $265,000 was loaned by Renaissance, and the balance by the following persons participating in the loan: Alan Mantell, $15,000; Joel Friedman, $15,000; Goodhue Smith, a member of the Board of Directors, $20,000; and Duncan-Smith Co., an entity affiliated with Mr. Smith, $25,000. In September and December 1996, the Company issued to Renaissance and the other participants in the Renaissance credit line shares of Common Stock in consideration of their loans to the Company, as follows:
Renaissance, 159,000 shares; Mr. Mantell, 9,000 shares; Mr. Friedman, 9,000 shares; Mr. Smith, 12,000 shares; and Duncan-Smith Co., 15,000 shares.

                     DESCRIPTION OF CONSOLIDATED SECURITIES

General

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.012 par value per share and 10,000,000 shares of Preferred Stock, $1.00 par value per share. As of September 30, 1997, there were [15,573,535] shares of Common Stock outstanding and 1,227,305 shares of Series A Preferred Stock and 500,000 shares of Series B Preferred Stock outstanding.

Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is non-cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration therefor, will be, fully paid and nonassessable.

     Reverse Stock Split

     At the Company's Annual Meeting, stockholders approved an amendment to the Company's charter pursuant to which the Board of Directors is authorized, without further action by stockholders, to effect a reverse split of the Common Stock at a rate of one share of new Common Stock for a whole number of shares of existing Common Stock of between two and ten, in the discretion of the Board of Directors. If a reverse stock split were effected, the exercise or conversion rate of the Company's outstanding convertible preferred stock, convertible notes, options and warrants would be appropriately adjusted. The Board of Directors has not yet made a determination to effect such reverse stock split or, if effected, the rate of the reverse split.

Preferred Stock

     The Company is authorized to issue preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any additional shares of its preferred stock. See "Certain Relationships and Related Transactions."

     Pursuant to the foregoing authority, the Board of Directors of the Company has designated a Series A Preferred Stock and a Series B Preferred Stock. The following discussion of the terms of the Series A Preferred Stock and Series B Preferred Stock is qualified in its entirety by reference to the Certificate of Designation of Preferred Stock relating thereto which is filed as an exhibit to the registration statement of which this Prospectus forms a part.

     Series A Preferred Stock

     There are authorized and outstanding 1,227,305 shares of the Company's Series A Preferred Stock, par value $1.00 per share.

     Conversion. Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, into the number of shares of Common Stock obtained by dividing $1.00 by the conversion price then in effect. The conversion price was originally $.75 per share. If and whenever the Company issues shares of Common Stock (except shares issued pursuant to options and/or shares under the Company's profit sharing plan) for consideration less than the conversion price, the conversion price is reduced to the per share consideration received by the Company in respect of any such issuance. If the Company issues shares of Common Stock without consideration, the conversion price is reduced such that a holder of Series A Preferred Stock will have the right to convert such stock into the same percentage of the outstanding Common Stock as such holder would have held had its Series A Preferred Stock been converted just prior to such issuance. If the Company issues shares of Common Stock for property other than cash, the amount of the consideration deemed received by the Company for purposes of these provisions is the fair market value of such property.

     The Company has issued Common Stock below the initial conversion price of the Series A Preferred Stock. The holders of the Series A Preferred Stock have agreed, as of December 1, 1996, that the conversion price of the Series A Preferred Stock will be $0.57 notwithstanding that, by the terms of the Series A Preferred Stock, the issuance of Common Stock by the Company should have resulted in a lower conversion price. Subsequently the conversion price of the Series A Preferred Stock was adjusted to $0.38 per share, by unanimous action of the Board of Directors. Such agreement does not constitute a waiver of the rights of the holders of Series A Preferred Stock in respect of any future issuances of Common Stock.

     In the case of any capital reorganization, reclassification of the stock of the Company, consolidation or merger or sale, exchange, lease, transfer or other disposition of all or substantially all of the property and assets of the Company, or the participation by the Company in a share exchange as the company to be acquired, the Series A Preferred Stock will be convertible into the kind and number of shares of stock or other securities or property to which the holder of such shares would have been entitled to receive had the holder converted such shares into Common Stock immediately prior to the event.

     Mandatory Conversion. In the event the Company raises at least $1.5 million of equity at a price per share equal to or greater than the conversion price, the holders of the Series A Preferred Stock, upon notice by the Company, will be required to convert all shares of Series A Preferred Stock into Common Stock.

     Registration Rights. The holders of the Series A Preferred Stock have certain rights to demand registration under the Securities Act and to participate in the registration by the Company of its capital stock for its own account or for the account of its security holders.

     Board Representation. The holders of a majority of the Series A Preferred Stock outstanding have the right, at their option, to designate one director of the Company.

     Redemption. The Company has the right to redeem the Series A Preferred Stock, in whole or in part, at par value, on 30 days' notice to each holder of such stock. Such redemption may not be sooner than 30 days nor later than 120 days following the filing with the Commission of the Company's most recent annual report on Form 10-K. In the event that less than all shares of Series A Preferred Stock are to be redeemed, such redemption will be pro rata among the holders of such stock. If the Series A Preferred Stock is called for redemption, the right to convert such Series A Preferred Stock expires on the redemption date.

     Financial Limitation. The Company may not issue any additional preferred stock senior in priority of liquidation to the Series A Preferred Stock without the prior written approval of the holders of at least 50% of the outstanding Series A Preferred Stock.

     Dividends. The Company is required to pay quarterly dividends on the Series A Preferred Stock at a rate of 6% per annum. Such dividends are cumulative, with interest payable on unpaid dividends. No such dividends have as yet been declared or paid.

     Series B Preferred Stock

     There are authorized and outstanding 500,000 shares of Series B Preferred Stock, par value $1.00 per share. The terms of the Series B Preferred Stock are the same as the terms of the Series A Preferred Stock, except as follows:

     Conversion. The initial conversion price of the Series B Preferred Stock was $0.33. The Company has issued Common Stock below the initial conversion price. The holder of the Series B Preferred Stock has agreed, as of December 1, 1996, that the conversion prices of the Series B Preferred Stock will be $0.25, notwithstanding that, by the terms of the Series B Preferred Stock, the issuance of Common Stock by the Company should have resulted in a lower conversion price. Such agreement does not constitute a waiver of the rights of the holder of the Series B Preferred Stock in respect of any future issuance of Common Stock.

     Mandatory Conversion. In the event the Company raises at least $1.5 million of equity at a price per share equal to or greater than $0.75, the holders of the Series B Preferred Stock, upon notice by the Company, will be required to convert all shares of Series B Preferred Stock into Common Stock. The Company's right to mandatory conversion under these provisions expires on December 31, 1996.

     Board Representation. The holders of the Series B Preferred Stock have no right to designate a director.

     Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive out of the assets of the Company an amount per share equal to the par value of such shares, plus any accrued and unpaid dividends, before any payment is made or assets distributed to the holders of Common Stock.

Transfer Agent.

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York New York 10005.

                               BUSINESS -- OLYMPUS

     Olympus is an integrated post acute healthcare services company, located in Westborough, Massachusetts. Olympus was founded in July 1994 by former members of the senior management team of The Mediplex Group, Inc. ("Mediplex"), a national provider of acute rehabilitation, subacute, behavioral and long-term care services with a principal base of operations in the Northeast. These founding individuals were responsible for running the day-to-day operations of Mediplex's subacute, skilled nursing, acute rehabilitation, and specialty services (pharmacy, therapy, gero-phychiatric). The Olympus management team has since been joined by experienced members of the senior management teams of other leading providers of acute care, long-term care, subacute care and behavioral health services.

     Olympus was incorporated in Delaware in 1994. Its principle executive offices are located at 2000 Park Drive, Suite 310, Westboro, Massachusetts 01581 and its telephone number is (508) 898-2042.

Lines of Business

     Olympus currently operates three lines of businesses: inpatient services and ancillary services. As operations within markets mature and expand, Olympus intends to reorganize its operations around individual markets.

Inpatient Services

     Olympus currently provides three basic types of inpatient services: subacute, skilled nursing and behavioral health.

Subacute Services

     Subacute Services (contrasting with skilled nursing services) are services directed towards a more unstable and sicker patient population. Typically these services cross all clinical disciplines and involve the full range of medical, rehabilitation and allied health professionals within an individual patient's plan of care. The sophistication of the direct care provider, the system that supports such care, the cost of the care and the results achieved require a well developed administrative and clinical infrastructure.

     Olympus currently has or is pursuing affiliations with acute care hospitals in Massachusetts, Maine, New Hampshire and Rhode Island for the development of joint ventures to own, operate and manage inpatient facilities, outpatient centers and home health agencies.

Skilled Nursing Services

     Skilled Nursing Services are defined as a group of services, organized around the five activities of daily living, oriented towards a chronic or fragile patient whose condition is expected to change over a longer period of time. Consequently, the cost of such care can be managed within desired payment constraints. The ownership of nursing homes, either directly or through joint ventures with acute care hospitals, is an essential component of Olympus' post acute strategy.

Ancillary Services

     Olympus provides a range of ancillary services to both its facilities and to third parties. It is the intent of Olympus to use these ancillary businesses to attract scarce professional resources (i.e., therapists) and as opportunities for potential acquisition. Services include rehabilitation and restorative programs.

                        STOCK OWNERSHIP OF MANAGEMENT AND

                    CERTAIN BENEFICIAL OWNERS OF CONSOLIDATED

     The following table sets forth information at November 26, 1997 with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer and (iii) all executive officers and directors as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act. It does not constitute an admission of beneficial ownership for any other purpose. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

  Name and Address of                       Amount and Nature of      Percent of
   Beneficial Owner                         Beneficial Ownership        Class
--------------------------------------------------------------------------------

  Joel Friedman                                591,910 (1)                 1.5%

  James Kenney                                 180,000 (2)                 1.1%

  Paul Frankel                                 180,000 (3)                 1.1%

  Goodhue W. Smith, III                        122,000 (4)         Less than 1%

  Alan M. Mantell                              296,667 (5)                 1.9%

  Robert M. Whitty                             281,666 (6)                 1.8%

  Sidney Dworkin                               466,951 (7)                 2.9%

  Renaissance Capital Partners II, Ltd.

  8080 N. Central Expressway

  Suite 210 LB 59

  Dallas, Texas 75206                       10,306,324 (8)               49.06%

  All executive officers and directors

  as a group (7 persons)                     2,119,708 (9)                12.1%

--------------------------------------------------------------------------------

Unless otherwise indicated, each person listed maintains a mailing address c/o Consolidated Health Care Associates, Inc., 38 Pond Street, Franklin, Massachusetts 02038

(1) Includes 251,912 shares subject to currently exercisable stock options and the right to acquire 41,213 shares upon conversion of Series A Preferred Stock. Also includes 112,641 shares of Common Stock owned by Mr. Friedman's children or which Mr. Friedman's children have the right to acquire upon conversion of shares of Series A Preferred Stock as to which Mr. Friedman disclaims beneficial ownership.

(2)  Includes 80,000 shares subject to currently exercisable stock options.

(3)  Includes 30,000 shares subject to currently exercisable stock options.

(4) Includes 30,000 shares subject to currently exercisable stock options. Does not include 15,000 shares owned by Duncan- Smith Co., of which Mr. Smith is an officer.

(5)  Includes currently exercisable stock options to acquire 287,667 shares.

(6)  Consists of currently exercisable stock options.

(7) Includes 160,000 shares issuable upon a conversion of a convertible promissory note, 50,000 shares issuable upon exercise of warrants. Also includes 40,000 shares owned by a partnership of which Mr. Dworkin is a partner, 80,000 shares issuable upon conversion of a promissory note held by such partnership and 25,000 shares issuable upon exercise of warrants held by such partnership.

(8) Includes the right to acquire 5,147,324 shares issuable upon conversion of outstanding Series A Preferred Stock and Series B Preferred Stock.

(9) Includes 961,245 shares subject to currently exercisable non-qualified stock options, the right to acquire 84,426 shares upon conversion of outstanding Series A Preferred Stock, 75,000 shares issuable upon exercise of warrants, and 240,000 shares issuable upon the conversion of convertible notes.

                                  OTHER MATTERS

     If sufficient votes in favor of the Sale Proposal are not received by the time scheduled for the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the Sale Proposal and do not withhold discretion to vote on other matters. They will vote against any such adjournment those proxies which direct them to vote against the Sale Proposal and do not withhold discretion to vote on other matters. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Special Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by Consolidated.

     The Board of Directors does not intend to bring any matters before the Special Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Special Meeting. If any other matters come before the Special Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Sale will be passed upon for Consolidated upon by Robinson & Cole LLP, Boston, Massachusetts and for Olympus by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.


                                     EXPERTS


     The consolidated financial statements of Consolidated for the year ended December 31, 1995 incorporated in this Proxy Statement by reference have been so included in reliance on the report of Federman, Lally & Remis LLP, independent accountants, given the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Consolidated for the year ended December 31, 1996 incorporated in this Proxy Statement by reference have been so included in reliance on the report of Federman, Lally & Remis LLC, independent accountants, given the authority of said firm as experts in auditing and accounting.


     Representatives of Federman, Lally & Remis LLC are expected to be available by telephone at the Special Meeting and, while such representatives do not plan to make a statement at such meeting, they will be available to respond to questions from stockholders in attendance.

                             STOCKHOLDERS PROPOSALS

     Any stockholder proposals intended to be presented at the Consolidated's next annual meeting of stockholders must be received by Consolidated at its offices on or before January 26, 1998 for consideration for inclusion in the proxy material for such annual meeting of stockholders.

                               PURCHASE AGREEMENT

                                    ANNEX A

================================================================================



                            ASSET PURCHASE AGREEMENT

                                      among

                    CONSOLIDATED HEALTH CARE ASSOCIATES, INC.

                                 PTS REHAB, INC.

                         OLYMPUS HEALTHCARE GROUP, INC.

                                       and

                        OLYMPUS OUTPATIENT SERVICES, INC.


                         Dated: As of November 20, 1997




================================================================================

                                TABLE OF CONTENTS
                            ASSET PURCHASE AGREEMENT


ARTICLE I

Definitions..............................................................................   2

ARTICLE II

General Provisions of Purchase and Sale..................................................  10
Section 2.1 - Purchase and Sale of Acquired Assets.......................................  10
Section 2.2 - Excluded Assets............................................................  12
Section 2.3 - Payment of Purchase Price..................................................  12
Section 2.4 - Instruments of Transfer and Conveyance.....................................  13
Section 2.5 - Assumption of Liabilities..................................................  13
Section 2.6 - Allocation of Purchase Price...............................................  15
Section 2.7 - Assignment of Rights of the Purchaser; Nominee and Lender..................  16
Section 2.8 - Adjustments to Purchase Price..............................................  16
Section 2.9 -Selling Group's Ability to Clear Title......................................  16
Section 2.10 - Application of Purchase Price to Clear Title..............................  17
Section 2.11 - Trust.....................................................................  17
Section 2.12 - Deposit...................................................................  17

ARTICLE III

Warranties, Representations and Covenants of the Selling Group...........................  18
Section 3.l - Corporate Organization and Authority.......................................  18
Section 3.2 - No Conflicts...............................................................  19
Section 3.3 - Ownership of Acquired Assets, Property.....................................  19
Section 3.4 - Operating Licenses, Permits, Approvals and Certificates....................  20
Section 3.5 - Accreditation..............................................................  21
Section 3.6 - Union Activity.............................................................  22
Section 3.7 - Employees..................................................................  22
Section 3.8 - Compliance with Laws.......................................................  23
Section 3.9 - Executory Contracts with Third Parties.....................................  24
Section 3.10 - Condition of the Acquired Assets..........................................  25
Section 3.11 - Environmental.............................................................  26
Section 3.12 - Litigation................................................................  27
Section 3.13 - Assessments...............................................................  27
Section 3.14 - Financial Statements......................................................  27
Section 3.15 - SEC Documents; Financial Statements.......................................  28
Section 3.16 - Tax Matters...............................................................  29

Section 3.17 - Insurance.................................................................  29
Section 3.18 - Charges and Rates, Rate Limitations, etc..................................  30
Section 3.19 - Professionals.............................................................  30
Section 3.20 - Customers.................................................................  31
Section 3.21 - Employee Benefit Plans; ERISA.............................................  31
Section 3.22 - No Material Adverse Changes...............................................  33
Section 3.23 - Utilization Reviews.......................................................  33
Section 3.24 - Recoupment Claims.........................................................  34
Section 3.25 - Cost Reports and Reimbursement Documentation..............................  34
Section 3.26 - Consents, etc.............................................................  34
Section 3.27 - Business Purchased and Sold...............................................  34
Section 3.28 - Intentionally Omitted.....................................................  34
Section 3.29 - Truth of Statements.......................................................  34
Section 3.30 - Vote Required.............................................................  35
Section 3.31 - Continuing Representations................................................  35

ARTICLE IV

Warranties and Representations of the Purchaser..........................................  35
Section 4.1 - Corporate Organization and Authority.......................................  35
Section 4.2 - No Conflicts...............................................................  36
Section 4.3 - Litigation.................................................................  36
Section 4.4 - Consents...................................................................  36
Section 4.5 - Truth of Statements........................................................  36

ARTICLE V

Risks, Conduct and Covenants of the Parties..............................................  37
Section 5.1 - Risk of Loss...............................................................  37
Section 5.2 - Affirmative Covenants of the Selling Group Regarding Conduct of
              Business Prior to Closing..................................................  37
Section 5.3 - Negative Covenants of the Selling Group Regarding Conduct of Business
              Prior to Closing...........................................................  39
Section 5.4 - Access.....................................................................  41
Section 5.5 - Discharge of Obligations...................................................  41
Section 5.6 - Publicity..................................................................  42
Section 5.7 - Transfer Fees..............................................................  42
Section 5.8 - Assumption of Contracts, etc...............................................  42
Section 5.9 - Continuation of Service, Professional, Provider and Other Agreements
 .........................................................................................  43
Section 5.10 - Post-Closing Agreements...................................................  44
Section 5.11 - Provision of Certain Information..........................................  44
Section 5.12 - Asserted Claims...........................................................  44

Section 5.13 - Final Cost Reports........................................................  45
Section 5.14 - Access and Preliminary Inspection.........................................  45
Section 5.15 - Stockholder Meeting; Preparation of the Proxy Statement...................  46
Section 5.16 - Alternative Transactions..................................................  46
Section 5.17 - No Solicitation...........................................................  47
Section 5.18 - Standstill................................................................  47
Section 5.19 - Renaissance Capital Group Approval........................................  48
Section 5.20 - Intentionally Omitted.....................................................  48
Section 5.21 - Opinion of Financial Advisor..............................................  48

ARTICLE VI-A

Purchaser Group's Conditions Precedent to Closing........................................  49
Section 6A.1 - Accuracy of Warranties; Compliance with Covenants and Title to
               Acquired Assets...........................................................  49
Section 6A.2 - Closing Certificate.......................................................  49
Section 6A.3 - Casualty or Eminent Domain Taking.........................................  49
Section 6A.4 - Absence of Injunction, Etc................................................  50
Section 6A.5 - Opinions of the Selling Group's Counsel...................................  50
Section 6A.6 - Conveyances...............................................................  50
Section 6A.7 - The Leases................................................................  50
Section 6A.8 - Employment/Consulting Agreements; Non-Competition.........................  50
Section 6A.9 - Intentionally omitted.....................................................  51
Section 6A.10 - Consents.................................................................  51
Section 6A.11 - Provider Agreements......................................................  51
Section 6A.12 - Licenses, Permits and Accreditation......................................  51
Section 6A.13 - Service Agreements and Professional Contracts............................  51
Section 6A.14 - Termination of Plans.....................................................  51
Section 6A.15 - Absence of Material Adverse Change.......................................  51
Section 6A.16 - Payment of Pre-Closing Obligations.......................................  51
Section 6A.17 - Opinion of Financial Advisor.............................................  52
Section 6A.18 - Reimbursement............................................................  52
Section 6A.19 - Stockholder Approval.....................................................  52
Section 6A.20 - Deemed Waiver of Conditions Precedent....................................  52

ARTICLE VI-B

The Selling Group's Conditions Precedent to Closing......................................  52
Section 6B.1 - Accuracy of Warranties; Compliance with Covenants.........................  52
Section 6B.2 - Closing Certificate.......................................................  53
Section 6B.3 - Absence of Injunction.....................................................  53
Section 6B.4 - Opinion of Purchaser Group's Counsel......................................  53

ARTICLE VII

Rights of Termination and Remedies for Default...........................................  53
Section 7.1 - Default by Selling Group...................................................  53
Section 7.2 - Purchaser Group's Right to Terminate.......................................  54
Section 7.3 - Default by Purchaser Group.................................................  55
Section 7.4 - Selling Group's Right to Terminate.........................................  55

ARTICLE VIII

Closing..................................................................................  55
Section 8.1 - Closing Date...............................................................  55
Section 8.2 - Deliveries of the Selling Group at Closing.................................  56
Section 8.3 - Deliveries of Purchaser at Closing.........................................  57


ARTICLE IX

Indemnification..........................................................................  57
Section 9.1 - The Selling Group's Obligations to Indemnify Purchaser.....................  57
Section 9.2 - The Purchaser Group's Obligations to Indemnify Selling Group...............  59
Section 9.3 - Procedures for Indemnification.............................................  60
Section 9.4 - Interest and Attorneys' Fees...............................................  62

ARTICLE X

Post-Closing Matters.....................................................................  62
Section 10.1 - Permits and Accreditation.................................................  62
Section 10.2 - Employees.................................................................  62

ARTICLE XI

Miscellaneous............................................................................  63
Section 11.1. - Payment of Expenses and Other Payments...................................  63
Section 11.2 - No Broker.................................................................  63
Section 11.3 - Entire Agreement..........................................................  63
Section 11.4 - Binding Effect; Assignment................................................  63
Section 11.5 - Notices...................................................................  64
Section 11.6 - Captions..................................................................  65
Section 11.7 - Joint Effort..............................................................  65
Section 11.8 - Counterparts..............................................................  65
Section 11.9 - Partial Invalidity........................................................  65
Section 11.10 - No Offer.................................................................  65

Section 11.11 - Amendments...............................................................  65
Section 11.12 - Schedules and Exhibits...................................................  65
Section 11.13 - Waivers..................................................................  65
Section 11.14 - Further Assurances.......................................................  66
Section 11.15 - Governing Law............................................................  66
Section 11.16 - Third Parties............................................................  66
Section 11.17 - Arbitration..............................................................  66
Section 11.18 - Rules of Construction; Interpretation....................................  67
Section 11.19 - Letter of Intent.........................................................  67

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (as currently existing and from time to time in effect, this "Agreement") is made and entered into as of the 20th day of November, 1997, by and between (a) OLYMPUS HEALTHCARE GROUP, INC., a Delaware corporation having its principal place of business at 2000 West Park Drive, Suite 310, Westborough, Massachusetts 01581 ("Olympus"), (b) OLYMPUS OUTPATIENT SERVICES, INC., a Massachusetts corporation and wholly owned subsidiary of Olympus having its principal place of business at 2000 West Park Drive, Suite 310, Westborough, Massachusetts 01581 (the "Purchaser", and sometimes together with Olympus, the "Purchaser Group"), (c) CONSOLIDATED HEALTH CARE ASSOCIATES, INC., a Nevada corporation having its principal place of business at 38 Pond Street, Suite 305, Franklin, Massachusetts 02038 ("CHCA") and (d) PTS REHAB, INC., a Connecticut corporation having its principal place of business at 38 Pond Street, Suite 305, Franklin, Massachusetts 02038 (the "Seller").


                              W I T N E S S E T H:

     WHEREAS, the Seller owns and operates four outpatient clinics located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts on premises leased from third parties (collectively, the "Centers"), which provide, among other things, ancillary health care and outpatient rehabilitation services (the "Business"); and

     WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, certain of the assets of the Seller, including, without limitation, leases and certain related contracts used in conducting the Business, as more fully described herein, all upon and subject to the terms and conditions contained herein; and

     WHEREAS, the Selling Group and Olympus have entered into a letter of intent dated September 11, 1997 (the "Letter of Intent") with respect to the acquisition by Purchaser of the Acquired Assets (as hereinafter defined).

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, conditions, representations and undertakings hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   Definitions

     "Accreditation Body" shall mean the Joint Commission on Accreditation of Healthcare Organizations, the Commission on Accreditation of Rehabilitation Facilities, and all other non-governmental accreditation entities by which the Centers are accredited.

     "Acquired Assets" shall have the meaning ascribed thereto in Section 2.1.

     "Affiliate," as applied to any Person, shall mean a spouse or relative of such Person, any member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a member, director or officer or owns or controls, directly or indirectly, more than five percent (5%) of the voting stock, and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

     "Agreement" shall have the meaning ascribed thereto in the preamble.

     "Alternative Transaction" shall mean any sale, lease, transfer or other disposition of any kind with respect to the Acquired Assets or the capital stock of CHCA (or any substantial portion of the Acquired Assets or the capital stock of the CHCA) or any merger or consolidation of the CHCA or Seller with or into any other entity.

     "Approvals" shall mean all consents, approvals, permits from and notices to any and all Governmental Authorities necessary or required by any and all Legal Requirements in order to consummate the transactions contemplated hereby. The Approvals shall not be deemed to have been received until the earliest of (a) the issuance of favorable determinations by the applicable Governmental Authority under circumstances in which no adverse party has standing to appeal,
(b) the expiration of any applicable appeal periods with no appeals taken or (c) resolution of any such appeal or final decision upon terms and conditions satisfactory to Purchaser.

     "Asserted Claim" shall have the meaning ascribed thereto in Section 5.12.

     "Assumed Liabilities" shall have the meaning ascribed thereto in Section
2.5.

     "Base Rate" shall mean the rate of interest announced from time to time by BankBoston, in Boston, Massachusetts as its base rate or prime rate.

     "Bill of Sale, Assignment and Assumption Agreement" shall mean the Bill of Sale, Assignment and Assumption Agreement, to be dated as of the Closing Date, between the Selling Group and the Purchaser Group in substantially the form of Exhibit B attached hereto.

     "Business" shall have the meaning ascribed thereto in the preamble as conducted as of the date hereof including, without limitation, the Comprehensive Service.

     "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a legal holiday in Boston, Massachusetts.

     "Centers" shall have the meaning ascribed thereto in the preamble.

     "CHAMPUS" shall mean the Civilian Health and Medical Program of the Uniform Service, a program of medical benefits covering retirees and dependents of members or former members of a uniformed service provided, financed and supervised by the United States Department of Defense established by 10 USC ss.ss.1071 et seq.

     "CHCA" shall have the meaning ascribed thereto in the preamble.

     "Closing" shall mean the consummation of the transactions described herein.

     "Closing Date" shall have the meaning ascribed thereto in Section 8.1.

     "COBRA" shall have the meaning ascribed thereto in Section 2.5(b).

     "COBRA Coverage" shall have the meaning ascribed thereto in Section 2.5(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including all regulations promulgated pursuant thereto.

     "Commission" shall mean the Securities and Exchange Commission.

     "Comprehensive Service" shall mean collectively all of the Seller's services as currently being operated and provided, including, but not limited to, nursing and nursing assistance, physical therapy, speech and language therapy and occupational therapy.

     "Contract Requiring Consent" and "Contracts Requiring Consent" shall have the meaning ascribed thereto in Section 5.9.

     "Contracts" shall have the meaning ascribed thereto in Section 3.9.

     "Customers" shall mean any of Seller's customers for whom Seller or any of its Professionals render care or provide services.

     "Deposit" shall have the meaning ascribed thereto in Section 2.12.

     "Designated Employees" shall mean those Employees and Professionals as are named on Schedule 1.1.

     "Employee Accruals" shall mean all Employee Benefits which have been earned and/or accrued (on a true accrual basis, whether or not vested, without regard to Seller's policies or procedures) but remain unpaid with respect to or for any period ending on or prior to the Closing Date.

     "Employee Benefits" shall mean all wages, salary, health insurance coverage, disability coverage, severance pay, withholding, social security and other employment taxes, vacation and sick pay, earned time, bonuses, commissions, pensions, profit sharing, stock option and all other arrangements and other fringe benefits and other employee benefit plans, practices or arrangements, whether written or oral, covering any Employee or Former Employee, whether or not yet payable.

     "Employee Benefit Plan" shall mean all health insurance coverage, disability coverage, severance pay, vacation and sick pay, bonuses, commissions, pensions, profit sharing, stock option and other arrangements and other fringe benefits and other employee benefit plans, practices or arrangements, whether written or oral, covering any present or former employee of the Business, whether or not yet payable, and whether or not constituting an employee benefit plan as defined in ss.3(3) of ERISA.

     "Employees" shall have the meaning ascribed thereto in Section 3.7(a).

     "Environmental Laws" shall have the meaning ascribed thereto in Section 3.11(c).

     "ERISA" shall mean the Employee Retirement Security Act of 1974, as amended, including the regulations promulgated pursuant thereto.

     "Escrow Agent" shall mean the law firm of Hutchins, Wheeler & Dittmar, A Professional Corporation.

     "Escrow Agreement" shall have the meaning ascribed thereto in Section 2.12.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall have the meaning ascribed thereto in Section 2.2.

     "Extension Date" shall have the meaning ascribed thereto in Section 7.2

     "Final Cost Reports" shall have the meaning ascribed thereto in Section
5.13.

     "Financial Advisor Opinion" shall have the meaning ascribed thereto in
Section 5.21.

     "Financial Advisor Opinion Period" shall have the meaning ascribed thereto in Section 5.21.

     "Financial Statements" shall have the meaning ascribed thereto in Section 3.14.

     "Former Employee" shall have the meaning ascribed thereto in Section
3.7(b).

     "GAAP" shall mean generally accepted accounting principles, consistent with those adopted by the Financial Accounting Standards Board and its predecessor, as in effect from time to time.

     "Governmental Authority" shall mean all agencies, authorities, bodies, boards, commissions, institutions, legislatures and offices of any nature whatsoever for any governing unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or hereafter in existence.

     "Hazardous Substances" shall have the meaning ascribed thereto in Section 3.11(c).

     "Indebtedness" shall mean, as applied to any Person, (i) all items (except items of capital stock or capital or paid-in surplus or retained earnings) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date of which Indebtedness is to be determined, including any capital lease; (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, or such Person is liable therefor; (iii) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contributions or otherwise) or otherwise to become directly or indirectly liable; and (iv) all amounts for which such Person may be liable, contingently or otherwise, under reimbursement, indemnification or contribution agreements and the like, whether with respect to letters of credit issued for the account of such Person or others or otherwise.

     "Indemnification Notice" shall have the meaning ascribed thereto in Section 9.3(a).

     "Inspection" shall have the meaning ascribed thereto in Section 5.14(a).

     "Inspection Period" shall have the meaning ascribed thereto in Section 5.14(a).

     "Knowledge" or "best knowledge" shall mean, with respect to any Person who is a party hereto, that such Person has made, or caused to be made by personnel or representatives reasonably competent to determine the accuracy thereof (and the results thereof reported to such Person), a due and diligent investigation and inquiry which is reasonably appropriate to determine the accuracy of the statement in question. Neither the listing nor description of any item or matter in any Schedule, Exhibit or Annex hereto nor the furnishing or availability for review of any document referred to herein, in any agreement, instrument or document given in connection herewith, or in any such Schedule, Exhibit or Annex shall be construed to modify, qualify or disclose an exception to any representation or warranty, except solely to the extent that such representation or warranty relates to the existence or non-existence of the item, matter or document itself.

     "Leases" shall collectively mean Seller's leases of the premises listed on Exhibit A, complete copies of which leases are attached hereto as Exhibit A.

     "Legal Requirements" shall mean all statutes, laws, rules and regulations and all orders, judgments, decrees, writs, and pronouncements having the effect of law of any Governmental Authority, including, but not limited to, those relating to employment of labor (for example, ERISA, equal opportunity, occupational safety and health, worker adjustment and retraining, wages, hours, and the payment of Social Security and similar taxes), the Medicare and Medicaid programs (for example, fraud and abuse, false claims, and conditions of participation), protection of the environment (for example, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., the Federal Water Pollution Control Act, the Federal Clean Air Act, and state equivalents, including M.G.L. c. 21C and 21E), all building, zoning, fire and safety codes, and laws imposing taxes or other forms of similar payment to Governmental Authorities.

     "Letter of Intent" shall have the meaning ascribed thereto in the preamble.

     "Licenses" shall mean any license, Permit, certification, accreditation, franchise, approval, consent and other authorizations granted or required by any Governmental Authority as a condition for the practice of medicine, nursing, physical therapy, speech and language therapy, occupational therapy, or any other nursing, rehabilitation or other service provided by the Seller or which is or may be necessary to operate the Business and/or the Comprehensive Service, including, without limitation, licenses for the Professionals.

     "Lien" shall mean (a) any mortgage, pledge, lien, charge, security interest or other similar encumbrance of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

     "Management Agreement" shall mean that certain Management Agreement, dated as of November 3, 1997, by and among the Selling Group and Purchaser.

     "Material" shall mean when used in reference to any quantifiable and measurable obligation, liability, expense, asset, property, debt, claim or right shall mean an obligation, liability, expense, asset, property, debt, claim or right having a value, impact or likely impact equal to or greater than $25,000 or any aggregation of the foregoing having a value in excess of $100,000.

     "Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 USC ss.ss.1396 et seq.) and any statutes succeeding thereto.

     "Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USC ss.ss.1395 et seq.) and any statutes succeeding thereto.

     "1996 Financials" shall have the meaning ascribed thereto in Section 3.14.

     "Necessary Permits" shall have the meaning ascribed thereto in Section 3.4(c).

     "Nurse" shall mean any registered nurse, licensed practical nurse or other nurse employed by, under contract to, or who provides services to Customers or for the benefit of the Seller.

     "Nurse's Aide" shall mean any physician's assistant, nurse's aide, home health aide, or other person who assists in the provision of medical services and care and other services who is employed by, under contract to, or who provides services to Customers or for the benefit of the Seller, or who is employed by or is a subcontractor to any Nurse.

     "Olympus" shall have the meaning ascribed thereto in the preamble.

     "OSHA" shall have the meaning ascribed thereto in Section 3.7(b).

     "Permits" shall mean all licenses, approvals, franchises, accreditations, certificates, certifications, consents, permits and other authorizations affecting the operation of the Comprehensive Service issued to the Seller by or entered into between the Seller and any Governmental Authority, and all renewals, replacements and substitutions therefor.

     "Permitted Liens" shall mean (a) Liens for current taxes not yet due, (b) those Liens, if any, which are specifically identified in Schedule 1.2, (c) Liens, if any, created by Purchaser Group, and (d) Liens which are or which relate to the Assumed Liabilities.

     "Person" shall mean a corporation (including a business trust), association, trust, partnership, joint venture, joint stock company, organization, proprietorship, natural person, government or governmental agency or political subdivision thereof or any other entity of whatever nature.

     "Plan" and "Plans" shall have the meaning ascribed thereto in Section 3.21.

     "Pre-Closing Obligations" shall mean all debts, liabilities and obligations of Seller of even kind, nature and description, direct or indirect, absolute or contingent, now existing or hereafter arising, including, without limitation, payroll, accrued vacation and other employee benefits and obligations and all other accrued and unpaid obligations of any kind and all Employee Accruals, including, without limitation, those that have accrued as of the Closing Date, whether or not then due.

     "Professional Contracts" shall mean all employment, service or management agreements or arrangements (whether oral or written) in effect and pursuant to which the Seller employs or otherwise obtains the services of Professionals.

     "Professionals" shall mean Therapists, Nurses, Therapist Aides and Nurses Aides, collectively.

     "Provider Agreements" shall mean all participation, provider and reimbursement agreements or arrangements in effect for the benefit of the operation of the Business and the Comprehensive Service relating to any right of payment or other claim arising out of or in connection with the Seller' participation in any Third Party Payor Program.

     "Proxy Statement" shall have the meaning ascribed thereto in Section
5.15(b).

     "Purchase Price" shall have the meaning ascribed thereto in Section 2.3.

     "Purchaser Group" shall have the meaning ascribed thereto in the preamble.

     "Recoupment Claims" shall mean any recoupment, recapture, refund, recalculation, audit adjustment, overpayment, set-off, disallowance, fine, penalty or assessment or other claim asserted by any Third Party Payor, Governmental Authority, Customer or other Person against the Seller as a reduction to the amount of claims filed by the Seller or to rates charged by the Seller for health care services, medical equipment or other services or goods provided by the Seller.

     "Retained Liabilities" shall mean all debts, liabilities and obligations of Seller, of any kind, nature or description, direct or indirect, absolute or contingent, secured or unsecured, joint, several or joint and several, now existing or hereafter arising, which are not specifically assumed by Purchaser pursuant to Section 2.5(a) and shall include, without limitation, all of the liabilities set forth in Section 2.5(b).

     "SEC Documents" shall have the meaning ascribed thereto in Section 3.14.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Selling Group" shall mean CHCA and Seller, collectively.

     "Service Agreements" shall mean all service, consulting or management agreements or arrangements (whether oral or written, including arrangements on open account) in effect pursuant to which the Seller or any of the Professionals on behalf of Seller provides or may be requested to provide nursing, nursing assistance, aid, assistance, rehabilitation, therapy, management, home health care or other services to Customers.

     "Stockholders Meeting" shall have the meaning ascribed thereto in Section 5.15(a).

     "Subleases" shall have the meaning ascribed thereto in Section 3.3(d).

     "Therapist" shall mean any physician, nurse, physical therapist, speech and language therapist, occupational therapist or other therapist employed by, under contract to, or who provides services to Customers or otherwise for the benefit of the Seller.

     "Therapist Aide" shall mean any physician's assistant, nurse's aide, physical therapy assistant, speech and language therapy assistant, occupational therapy assistant or other therapy assistant or person who assists in the provision of therapy services who is employed by, under contract to, or who provides services to Customers or otherwise for the benefit of, the Seller, or who is employed by or is a subcontractor to any Therapist.

     "Third Party Payor Programs" shall mean all programs with Third Party Payors in which the Seller participate, including, without limitation, Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

     "Third Party Payors" shall mean Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, private or public insurers, health maintenance organizations, preferred provider organizations or programs, self-insured employers and any other Person which maintains and/or administers Third Party Payor Programs.


                                   ARTICLE II

                     General Provisions of Purchase and Sale

     Section 2.1 - Purchase and Sale of Acquired Assets. Upon the basis of and in reliance on the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Purchaser agrees to purchase and acquire from the Seller, and the Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, on the Closing Date, all right, title and interest of the Seller in and to the Acquired Assets (as defined below), free and clear of any Lien or encumbrance of any kind whatsoever, other than Permitted Liens, against receipt on the Closing Date of the Purchase Price. The term "Acquired Assets" shall mean all of the assets owned by the Seller or in which the Seller has any rights or interests, tangible and intangible, real, personal and mixed, whether or not specifically referred to, and all of the Seller's right, title and interest therein and thereto, which are used in or related to the Business and described in subsections (a) through (l) hereof, as such assets shall exist on the Closing Date, (but excluding the Excluded Assets, as hereinafter defined).

     (a) The name PTS Rehab, Inc., as used by Seller for the Centers and all derivatives thereof;

     (b) The Leases;

     (c) All inventories of the Seller existing on the Closing Date, including, without limitation, those listed on Schedule 2.1(c) hereto, to the extent not used or sold in the ordinary course of business prior to the Closing Date, wherever located and whether owned or leased (including, without limitation, products ordered and held for shipment or in transit to or from the Seller) and all supplies used in connection with the Business, including, without limitation, at least a 30 day supply of each and every item of consumables used by the Seller in the ownership, management or operation of the Business;

     (d) All equipment, leasehold improvements, fixtures, motor vehicles, signage, construction in progress, parts, furniture, furnishings, office and computer equipment and other fixed assets and equipment now or hereafter owned by the Seller and used in the Business prior to or on the Closing Date, other than those constituting Excluded Assets, including, without limitation, those fixed assets described on Schedule 2.1(d) hereto, including, without limiting the generality of the foregoing, any of the following: electric panels, switchboards, lighting equipment, wiring, shelving, office partitions, wall-to-wall carpeting, drapery rods, venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, kitchen equipment, fixtures and trade fixtures and telephone and computer systems;

     (e) The Professional Contracts, the Service Agreements, all other agreements for services, any Provider Agreements (to the extent assignable), and all other contracts, contract rights, agreements, commitments and equipment, real estate and other leases (in addition to the Leases set forth on Exhibit A) in which the Seller has any present or future right or interest prior to or on the Closing Date;

     (f) All other tangible and intangible assets owned by the Seller and used in the Business, on the date hereof or on the Closing Date, customer and supplier lists, patient lists, medical records, approvals, Licenses of the Seller (including, without limitation, any Licenses, Permits, certifications, registrations or authorizations from or with federal and state Governmental Authorities and/or Medicare and/or Medicaid) to the extent relating to the Acquired Assets or the Business, contracts, plans, surveys, policy manuals, accounts, records (except the Seller's income and franchise tax returns, corporate minute books and stock books), the Seller's forms and office supplies, all advertising and promotional literature relating to the Seller's products, services or operations of or with respect to the Business, all non-proprietary software and computer programs and documentation, if any, used in conducting such Business, including, without limitation, flow charts, diagrams, descriptive texts and programs, computer printouts, underlying tapes, computer data bases and similar items used in such Business, and all technical notebooks, manuals and reports and all treatises, books and other publications, all names, addresses, telephone numbers of, records of billings to and payments by patients and/or Third Party Payors, and, subject to the provisions in Section 11.14, other information relating to current patients and referral sources and accounts (except the Seller may retain copies, as reasonably appropriate, of such medical records and documentation as shall be reasonably required by Seller in connection with the collection of any outstanding accounts receivable as of the Closing Date); all medical books, operating manuals, procedures manuals, reference books, and training manuals used by Seller for the current operation of the Business;

all personnel records; the rights to use the telephone numbers and listings pertaining to same;

     (g) Any and all trademarks and trademark applications, service marks and service mark applications, trade and product names, copyrights and copyright applications in each case to the extent used in connection with the Business and as set forth on Schedule 1.3, and including the associated goodwill, the right to sue for and recover such damages and such other relief as might be granted by a court of competent jurisdiction for past infringement thereof, Licenses, Permits of the Seller (including, without limitation, any Permits, certifications, registrations or authorizations from or with federal and state Governmental Authorities and/or Medicare and/or Medicaid);

     (h) Any and all warranties and guaranties (to the extent assignable) made to or in favor of the Seller or with respect to the Acquired Assets and any components thereof;

     (i) All goodwill and going concern value of the Business and the operation thereof;

     (j) All deposits made by Customers for services not yet rendered as of the Closing;

     (k) All records pertaining to patients, referral sources, Employees licensing, reimbursement sources, financial results and other legal compliance related to the Business, subject to the limitations, if any, of applicable laws on the transfer thereof to Purchaser; and

     (l) All other assets, tangible or intangible, real, personal and mixed, now or hereafter held or used in connection with the Business, whether or not included in or reflected on the books of the Seller or their financial statements.

     Section 2.2 - Excluded Assets. Anything to the contrary herein provided notwithstanding, the Acquired Assets shall not include the cash, cash equivalents, accounts receivable, notes receivable, stock in any subsidiaries owned by the Seller, corporate minute books and stock books and the equipment, leasehold improvements, fixtures, furniture, furnishings, office and computer equipment, telephone and computer systems and other fixed assets and equipment listed on Schedule 2.2, all of which shall be retained by the Seller (the "Excluded Assets") and shall not be sold, assigned, transferred, conveyed or delivered to Purchaser.

     Section 2.3 - Payment of Purchase Price. In consideration of the Acquired Assets, the Purchaser Group hereby agree to pay to the Selling Group, at the Closing, the following amounts (the "Purchase Price"), subject to adjustment as hereinafter set forth, against delivery of the documents referred to in Section 2.4, as follows:

     (a) The Purchaser and Seller shall cause the Escrow Agent to deliver the Deposit, plus all interest accrued thereon through the Closing Date, to the Seller in accordance with the terms of the Escrow Agreement.

     (b) The Purchaser Group shall pay to the Selling Group, by bank or certified check or wire transfer of immediately available federal funds, the difference between (a) One Million, Seven Hundred Thousand Dollars ($1,700,000) minus (b) the amount delivered to Seller pursuant to subparagraph (a) of this
Section 2.3.

     Section 2.4 - Instruments of Transfer and Conveyance.

     (a) The sale, conveyance, transfer, assignment and delivery of the Acquired Assets, as herein provided, shall be effected by delivery by the Selling Group at the Closing of such bills of sale, endorsements, assignments, certificates, drafts, checks or other instruments of transfer and conveyance, as the Purchaser Group reasonably deem necessary to vest in Purchaser good and clear, record and marketable title to the Acquired Assets, subject to Permitted Liens, if any. Such instruments of transfer and conveyance shall transfer to Purchaser good, clear and marketable title to, full use of, and full undisturbed peaceful possession of, the Acquired Assets. Such instruments of transfer and conveyance shall be in form reasonably satisfactory to the Purchaser Group and shall contain warranties as to marketable title and that the Acquired Assets are free and clear of all Liens of any kind whatsoever, and shall include, inter alia, a Bill of Sale, Assignment and Assumption Agreement.

     (b) The Selling Group agrees that it will, from time to time after the Closing Date, upon the request of the Purchaser Group, promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably necessary or advisable in the opinion of Purchaser Group's counsel to assure or confirm Purchaser Group, subject to Permitted Liens, if any, good and clear marketable title to and interest in, or to enable it to deal with and dispose of, any of the Acquired Assets or to carry on the Business and operate the Comprehensive Service.

     Section 2.5 - Assumption of Liabilities.

     (a) On the terms and subject to the conditions set forth herein, from and after the Closing Date, Purchaser will assume and shall pay when due, perform or otherwise satisfy all executory liabilities and obligations of the Seller (i) for vacation accruals listed in the September Balance Sheet or arising thereafter in the ordinary course of business and (ii) which are incurred after the Closing Date under the Leases and Contracts listed on Schedule 5.8 (collectively, the "Assumed Liabilities"); provided, however, the Assumed Liabilities will not include any liabilities of the Seller which arose, accrued or were incurred prior to the Closing Date or which relate to actions or omissions occurring or arising prior to the Closing Date, including, but not limited to, any claims for breach of contract or other claims arising due to acts or omissions of the Selling Group.

     (b) Purchaser shall not be deemed by anything contained in this Agreement to have assumed any liabilities, obligations, expenses or indebtedness (including any principal, interest or other amount owing in respect of any such indebtedness) of Seller of any nature whatsoever, whether absolute, accrued, contingent or otherwise, unless specifically assumed by Purchaser pursuant to subsection (a) above, including but not limited to:

          (i) Any liability of Seller to any person or entity the existence of which constitutes a breach of any covenant, agreement, representation or warranty of Selling Group contained in this Agreement;

          (ii) Any liability of Seller for any federal, state, local or foreign income, franchise, sales, use, withholding or property taxes or other taxes of any kind or description (and any fine, penalty or interest with respect thereto);

          (iii) Any and all employee compensation, employee benefit, severance, pension, profit sharing and other retirement obligations, and tax liabilities incurred in connection therewith, that have accrued during the course of Seller's employment of each of its employees or each person who in the past has worked for Seller, including, without limitation, any accrued or other liability for contributions or payments to be made in respect of participation by any such employee or former employee in any Employee Benefit Plan. Purchaser expressly assumes no liabilities or obligations with respect to any of the Employee Benefit Plans, whether or not such liabilities arise from the transactions contemplated herein, including, without limitation, (i) health care continuation liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (ii) ERISA pension liability. Seller shall remain liable and responsible for and pay all taxes for all time periods prior to the Closing Date, relating to employee wages, salaries and benefits. Seller, to the extent required by law, regulations or interpretations, shall be liable and responsible for all obligations to give notice of and to provide health care continuation coverage for any such employees, former employees and their respective dependents and qualified beneficiaries, in accordance with the requirements of COBRA (hereinafter referred to as "COBRA Coverage"), including, without limitation, all liabilities, taxes, sanctions, interest and penalties imposed upon, incurred by or assessed against Purchaser Group or any affiliated corporation within a controlled group relationship with Purchaser Group

     (as determined under Section 414 of the Code), and any of their employees, arising by reason of or relating to any failure to provide the COBRA Coverage, including, but not limited to, Purchaser's failure to provide COBRA Coverage to any such employees or former employees who are receiving COBRA Coverage under Seller's Employee Benefit Plans at the Closing Date as well as any of the Seller's employees who are not hired by Purchaser. In addition, to the extent required by law, regulations or interpretations, Seller shall be responsible for providing notice of the availability of COBRA Coverage to all of its employees and former employees, including any employees of Seller who will not be employed by Purchaser immediately after the Closing Date, and all such employees' dependents, entitled to such notice because of a qualifying event occurring before or on the Closing Date or as a result of the Closing, and for providing COBRA Coverage for all such employees or their dependents, who elect or have elected such coverage;

          (iv) Any liability or obligation (contingent or otherwise) of Seller arising out of any threatened or pending litigation, whether or not set forth on Schedule 3.12 attached hereto;

          (v) Any liability, obligation or damage to persons or property arising out of defects in products sold or services provided by Seller prior to the Closing Date;

          (vi) Any liability for any account, account payable, Contract, note, or note payable, whether due or to become due, of Seller and/or any of their Subsidiaries of any nature whatsoever, other than those liabilities specifically assumed by Purchaser pursuant to Section 2.5(a) hereof; and

          (vii) Any liability for any account, account payable, Contract, note, or note payable, whether due or to become due, of Seller of any nature whatsoever, other than those liabilities specifically assumed by Purchaser pursuant to Section 2.5(a) hereof; and

          (viii) Any negative cash balances, bank overdrafts, held checks or similar liabilities of Seller.

     Section 2.6 - Allocation of Purchase Price. The Purchaser Group and the Selling Group shall allocate the Purchase Price among the Acquired Assets in accordance with Schedule 2.6 hereto. The Selling Group and the Purchaser Group hereby covenant with each other that they shall record the transaction contemplated hereby on their respective books and records, and otherwise act, in accordance with such allocation.

     Section 2.7 - Assignment of Rights of the Purchaser; Nominee and Lender.

     (a) It is understood and agreed by the Selling Group that the Purchaser Group may assign this Agreement, in whole or in part, to an existing Affiliate or an Affiliate to be formed by the Purchaser Group; provided that (i) Purchaser Group shall provide the Selling Group with written notice of their designee prior to the Closing Date and (ii) such designee shall assume all of the Purchaser Group's rights and obligations hereunder ,provided that Olympus shall not be relieved of any of its obligations under this Agreement, including, without limitation, payment of the Purchase Price and its obligations in respect of indemnification.

     (b) The Purchaser Group, and any such Affiliate, shall have the right to designate nominees to hold title to all or any portion of the Acquired Assets.

     (c) It is further understood and agreed by the Selling Group that the Purchaser Group may assign this Agreement and all of the rights of the Purchaser Group or the Purchaser Group's designee hereunder to the Purchaser Group's lender or lenders or other persons providing financing to the Purchaser Group, and the Selling Group agrees to execute written consents to any such assignments in a form acceptable to such lender or lenders or other persons providing financing.

     Section 2.8 - Adjustments to Purchase Price. Pass-through charges to the Seller under the Leases, including but not limited to real estate taxes and municipal betterment assessments, and water and sewer charges, utility deposits, fuel costs, and advances and prepayments as of the Closing Date, security deposits, items to be adjusted in accordance with the provisions of Sections
4.11 and 5 of the Management Agreement (including, without limitation, Unreimbursed Payroll Expenses (as defined therein)), and other items normally adjusted for in substantial commercial transactions of a type similar to this transaction for the then current fiscal year, and all Employee Accruals, shall be apportioned as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price at the Closing. If the amount of said taxes or other adjustable items is not known as at the Closing Date, they shall be apportioned on the basis of the taxes assessed or other adjustable items for the preceding year, with a reapportionment as soon as the new tax rate and valuation or other adjustable items can be ascertained.

     Section 2.9 -Selling Group's Ability to Clear Title. If on the Closing Date for any reason, (i) title to the Acquired Assets shall not conform to the provisions of this Agreement; or (ii) any of the conditions precedent specified herein have not been satisfied, then Purchaser Group may at their election, without waiving any of Purchaser Group's other rights hereunder by virtue thereof, at the written request of Purchaser Group, require Selling Group to use, and Selling Group shall use, all commercially reasonable efforts to correct and perfect said title (subject to Permitted Liens), make the Acquired Assets conform to the provisions hereof, or satisfy such conditions precedent, as the case may be. Purchaser Group shall give reasonably prompt notice to Selling Group of any such defect in title, condition or unsatisfied condition upon discovery of the same. Upon such notice given by Purchaser Group, the Closing Date shall be extended for a reasonable period of time not to exceed thirty (30) days to permit the Selling Group to expend such efforts to satisfy such conditions precedent as are unsatisfied as described above. Any such notice to extend, if given, shall indicate a Closing Date which shall afford the Selling Group a reasonable opportunity to cure such defects, make the title to or condition of the Acquired Assets conform, or satisfy such condition precedent, as the case may be, as above provided but, in any event, shall not exceed thirty (30) days. If, at the expiration of such extended time, the Selling Group shall have failed to remove such defect, or to make the Acquired Assets conform, or to satisfy such condition precedent, as the case may be, Purchaser Group shall be entitled to its remedies set forth herein.

     Section 2.10 - Application of Purchase Price to Clear Title. To enable the Selling Group to make conveyance as herein provided, the Selling Group may, at the time of delivery of the Bill of Sale, Assignment and Assumption Agreement use the Purchase Price or any portion thereof to clear the title of the Acquired Assets of any or all Liens (other than Permitted Liens), provided that all instruments so procured are recorded simultaneously with the delivery of the Bill of Sale, Assignment and Assumption Agreement.

     Section 2.11 - Trust. The Selling Group shall hold in trust for the benefit of Purchaser Group any of the Acquired Assets that may not be transferred on the Closing Date until such time the transfer is legally permissible, subject to the provisions of Section 5.10 hereof.

     Section 2.12 - Deposit. Upon the execution of this Agreement, the Purchaser shall deliver to the Escrow Agent the sum of One Hundred Thousand Dollars (US $100,000) as a deposit (the "Deposit"), to be held in escrow by the Escrow Agent, pursuant to the terms of an Escrow Agreement in form and substance as set forth in Exhibit C (the "Escrow Agreement"). The Deposit, together with all accrued interest thereon, shall be held in an interest bearing account until the earlier to occur of (a) the Closing Date or (b) the date of the termination of this Agreement pursuant to Article VII hereof. If the transactions contemplated hereby are consummated, the Deposit, together with all interest thereon, shall be used by the Purchaser toward the payment of the Purchase Price. If this Agreement is terminated pursuant to the provisions of Article VII, the Deposit, together with all accrued interest thereon, shall be delivered in accordance with the provisions of Article VII.

                                   ARTICLE III

         Warranties, Representations and Covenants of the Selling Group

     To induce the Purchaser Group to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as set forth (the "Disclosed Exceptions") in the disclosure letter delivered to the Purchaser Group by Selling Group on or prior to the date of the execution hereof (the "Selling Group's Disclosure Letter"), which is hereby made an integral part of this Agreement as if fully set forth herein, the Selling Group hereby make each of the representations, warranties and covenants set forth in this Agreement, including those set forth in this Article, each of which shall survive the execution and delivery hereof and the Closing Date hereunder to the extent set forth in Section 9.5, all of which are material and have been relied upon by the Purchaser Group and each of which shall be true and correct in all respects as of the date hereof and as of the Closing Date hereunder. References to Schedules in this Article III shall be deemed to refer to the Schedules set forth in the Selling Group Disclosure Letter, unless otherwise indicated.

     Section 3.l - Corporate Organization and Authority.

     (a) Each of the Selling Group has the corporate power and authority and has been duly authorized, is fully empowered and has the legal capacity to execute and deliver this Agreement and all agreements and instruments delivered in connection herewith, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and this Agreement and all instruments and agreements delivered in connection herewith are the valid and binding obligations of the Selling Group, enforceable against the Selling Group in accordance with their respective terms.

     (b) Each of the Selling Group is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted.

     (c) Each of the Selling Group has duly filed any and all corporate certificates and reports required to be filed to date under the laws of its respective state of incorporation and the Commonwealth of Massachusetts.

     (d) Each of the Selling Group is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.1(e) hereto and there are no other jurisdictions in which their conduct of their business or their ownership of assets requires such qualification under applicable law.

     (e) Seller is a wholly-owned subsidiary of CHCA.

     Section 3.2 - No Conflicts. Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) conflict with, or result in a breach or violation of, the charter or by-laws of any of the Selling Group;
(ii) violate or conflict with any Legal Requirement, any rule or regulations of any Accreditation Body, or any License, Permit or other approval necessary to operate the Business; (iii) to the best of Selling Group's knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) the terms, conditions or provisions of any note, contract, indenture, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind in respect of the Business or the Acquired Assets to which any of the Selling Group are a party or by which either the Selling Group or the Acquired Assets may be bound; or (iv) to the best of Selling Group's knowledge, require the consent, license, permission, action or approval by or the registration with or notice to any Governmental Authority, Accreditation Body or Third Party Payors or other Person or violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of) any Service Agreement, Nursing Contract, or other Contract, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which Seller or any Acquired Assets may be bound.

     Section 3.3 - Ownership of Acquired Assets, Property.

     (a) The Seller is the owner of, and hold good and clear record and marketable title to, the Acquired Assets free and clear of any Liens other than Permitted Liens. The Seller shall transfer on the Closing Date to the Purchaser good and clear marketable title (and with respect to leasehold interests under the Leases and the tangible assets constituting part of the Acquired Assets, insurable at normal rates, under all applicable laws, in and to all of the Acquired Assets, free and clear of all Liens, encumbrances, special assessments, claims, tenancies, adverse interests, and federal or state taxes or defects.

     (b) The Seller enjoys exclusive, peaceful and undisturbed possession under the Leases (subject to the provisions thereof) and personal property leases constituting part of the Acquired Assets to which they are a party. The Seller has posted security deposits for the performance of their obligations under such leases as set forth on Schedule 3.3, and there are no claims or charges against such security deposits which have been asserted or, to the best of Selling Group's knowledge, for which there exists a legal basis for such assertion. With respect to the Leases and such personal property leases, the consent of only the landlords and those lenders under financing documents identified on Schedule 3.3 are required for Selling Group to consummate the transactions required by this Agreement and, subject to the receipt of such consents, the same shall not breach, or constitute a default of, such leases.

     (c) The Acquired Assets constitute all of the assets required for the continued operation of the Business as currently conducted by the Seller.

     (d) Schedule 3.3 attached hereto contains a list of the Leases covering the Centers, and any subleases (the "Subleases") thereunder as to which the Seller is lessor, sublessee or sublessor. A copy of each such Lease and Sublease is provided with Schedule 3.9. No other real property (owned or leased) is used in connection with the Business. Except as indicated on Schedule 3.3:

          (i) No officer, director, shareholder or employee of any of the Selling Group, nor any spouse, child or other relative or Affiliate thereof, owns directly or indirectly, in whole or in party, any of the real properties described on Schedule 3.3 or any interest therein;

          (ii) The Seller is not in default with respect to any term or condition of any such Lease, nor, to the best knowledge of Selling Group, has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, would cause the acceleration of any obligation of Seller or the creation of a Lien (other than a Permitted Lien) or interfere with Seller's right to occupy any leasehold, which default or acceleration would have a material adverse effect on the Business or the Acquired Assets taken as a whole;

          (iii) All of the buildings, fixtures and other improvements described on Schedule 3.3 are in good operating condition, subject to ordinary wear and tear, and have been maintained as required by or on behalf of Seller, and Selling Group has not received any notice that any such building, fixtures or improvements is in violation of any applicable building code, zoning ordinance, land use or other similar law or regulation; and

          (iv) The Seller has not experienced any material interruption in the delivery of adequate quantities any material utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the Business.

     Section 3.4 - Operating Licenses, Permits, Approvals and Certificates.

     (a) The Seller is in possession of all Licenses, Permits and other approvals listed on Schedule 3.4. There are no proceedings pending or, to the knowledge of the Selling Group threatened or any basis therefor, which may result in the appeal, repeal, revocation, cancellation, suspension or modification of any of such Licenses, Permits or approvals. The Seller does not render hospice services.

     (b) The Selling Group have delivered or caused to be delivered to the Purchaser true and correct copies of all inspection reports and surveys relating to the Business issued by any Governmental Authority or Accreditation Body having direct supervisory authority over the Seller in respect of the Business during the most recent inspection period, together with any plans of correction with respect to the Business, and true and correct copies of reports and surveys received with respect to the most recent inspection period in which the Business was the subject of a plan of correction. All of such reports, surveys and plans are listed on Schedule 3.4.

     (c) Seller has all necessary Permits, Licenses, orders, ratings and approvals of all federal, state, local or foreign Governmental Authorities and all industrial bodies for it to operate and conduct the Business as presently operated and as proposed to be operated ("Necessary Permits") and, to the knowledge of Selling Group, after due inquiry, all other such Permits, Licenses, orders, ratings and approvals required by applicable law or regulation. Such Necessary Permits are listed on Schedule 3.4. All Necessary Permits are in full force and effect and, to the best of the Selling Group's knowledge, after due inquiry, (i) no suspension or cancellation of any Necessary Permit is threatened, (ii) there is no reason to believe that on expiration any Necessary Permit will not be renewed and (ii) none of the Necessary Permits will be adversely affected by the consummation of the transactions contemplated in this Agreement except for such Necessary Permits as are designated on Schedule 3.4 as requiring a consent or approval prior to transfer by the Seller to Purchaser.

     (d) Except as set forth in Schedule 3.4, the Seller is a qualified provider participant in the Medicaid program and providers in Medicare; any deficiencies cited under Medicare or Medicaid or state licensure laws as of the date hereof are currently subject to a plan of correction which has been deemed acceptable by all applicable Governmental Authorities, including the United States Department of Health and Human Services, thereby qualifying the Business for the renewal of their provider-participant reimbursement agreements with the applicable state and federal agencies; and there is no action pending, or to the best knowledge of Selling Group, recommended or threatened by the appropriate state or federal agency having jurisdiction thereof, to terminate the participation of any of the Business entitled to participate in the Medicare or Medicaid Programs nor has Selling Group received written notice of any decision not to renew any provider agreement related to the Business or any action of any other type which would have a material adverse affect on the Business.

     Section 3.5 - Accreditation. Seller is not accredited by any Accreditation Body.

     Section 3.6 - Union Activity. The Seller has never been and is not presently the object of any union organizing activity in respect of the Centers or the Business, and, to the knowledge of the Selling Group, there are presently no attempts to organize the Employees of the Seller, either by organized unions or the Employees themselves. The Seller is not a party to any union or collective bargaining agreement, and the Seller has not made any promises or commitments to its employees with respect to any such agreement or arrangement. No election or proceeding relating to the labor relations of Seller is pending or, to the best of Selling Group's knowledge, threatened against Seller, nor is any labor dispute or disturbance or work stoppage pending, or, to the knowledge of Selling Group, threatened against the Seller, and the Seller has not committed any unfair labor practice.

     Section 3.7 - Employees.

     (a) Schedule 3.7 sets forth a statement with respect to the policies of the Seller as to vacation, earned time off, sick leave, and holiday time for all of its employees employed by and/or engaged in or by the Business ("Employees"), or for each Employee if different for different Employees, and the extent to which any of such policies or practices are in writing, whether in letter, agreement or other form.

     (b) There have been no past proceedings, nor are any proceedings now pending or, to the best of Selling Group's knowledge, threatened, with respect to the operations of Seller in respect of the Business before the National Labor Relations Board, State Commission on Human Rights and Opportunities, State Department of Labor, U.S. Department of Labor or any other state or federal agencies having jurisdiction over employee rights with respect to hiring, tenure and conditions of employment in respect of Employees or each person who in the past worked for Seller in connection with the Business ("Former Employees") within the three-year period prior to the execution of this Agreement. To the best of Selling Group's knowledge, there are no material violations of the Occupational Safety and Health Act ("OSHA") at any premises covered by the Leases.

     (c) With respect to Employees (which term for purposes of this Agreement shall include, without limitation, all Professionals), Seller has no (i) agreements that contain any severance or termination pay liabilities or obligations, (ii) bonus, deferred compensation, profit sharing, or retirement arrangement, whether legally binding or not, nor is Seller currently paying or bound to pay any pension, deferred compensation, severance pay, or retirement allowance to anyone, and (iii) Employees except as shown in Schedule 3.7.
Schedule 3.7 accurately and completely sets forth all of the compensation and other benefits to which each Employee is entitled.

     (d) Schedule 3.7 lists all Employees of the Seller as of the Closing Date, their positions and their rate of pay, and all accrued vacation earned time off, and sick-pay days and other Employee Benefits available to each Employee as of the Closing Date hereof, calculated a true accrual basis (to include both earned and unearned benefits). Purchaser Group will assume accrued vacation as and to the extent set forth in Section 2.5(a)(i), and Selling Group will pay all other amounts. Except as listed on Schedule 3.7, at Closing, all of the Employees are subject to termination at will.

     (e) The Seller has a workers' compensation policy that now is, and has been since the date of the commencement of the Business, in full force and effect at all times, and: (i) all workers' compensation insurance premiums have been fully paid, (ii) no Indebtedness is outstanding with respect to the workers' compensation insurance premiums, (iii) no claims have been filed or are pending, or, to the Selling Group's knowledge, threatened, under the Seller's workers' compensation insurance policy, nor to Selling Group's knowledge, is there any reasonable basis for any such claim, (iv) to Selling Group's knowledge, there is no deficiency for any workers' compensation insurance premium payable, assessed, proposed, threatened or in prospect, nor, to Selling Group's knowledge, is there any reasonable basis for such a deficiency, and (v) to Selling Group's knowledge, there is no basis for denial of coverage as to all or any part of the Seller's workers' compensation insurance.

     (f) Except as set forth on Schedule 3.7 (i) there are no pending claims by any Employee or Former Employee against Seller other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against Seller arising out of any Legal Requirements, (iii) there are no pending or, to the best knowledge of Selling Group, threatened labor disputes, strikes or work stoppages against Seller, and (iv) to the best knowledge of Selling Group, there are no union organizing activities in process or contemplated with respect to the Business. Schedule 3.7 also identifies all Employees on leave of absence and all Employees and Former Employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA Coverage will have been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     Section 3.8 - Compliance with Laws. The Seller is, in respect to the Business, in compliance with, and the Seller has operated and is presently operating the Business in all material respects in accordance with, all applicable Legal Requirements, and the Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing and no notice has been issued by any Governmental Authority stating that there is any existing violation of any Legal Requirements, Licenses or Permits, which violation has not been remedied and dismissed. The Selling Group will continue the Business in the ordinary course and in such material compliance until the date of the Closing.

     Section 3.9 - Executory Contracts with Third Parties.

     (a) Schedule 3.9 (a) sets forth a description of all oral or written leases, indentures, evidences of indebtedness, agreements and contracts (including without limitation, Service Agreements) between the Seller, on the one hand, and any third party, on the other hand, including, without limitation, those relating to the ownership, management, or operation of the Business, including, without limitation, the Service Agreements, the Professional Contracts, Provider Agreements and contracts relating to unions or collective bargaining arrangements (collectively, the "Contracts").

     (b) The Selling Group have delivered to the Purchaser Group true and complete copies of each of the Contracts, or where they are oral, true and complete written summaries thereof. Except as set forth on Schedule 3.9(b), (i) all of such Contracts are in full force and effect and binding upon Seller and Seller has been paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of their respective liabilities and obligations thereunder, (ii) the Seller has fulfilled all material obligations required pursuant to each Contract to have been performed by Seller, and there is no reason to believe that Seller through the Closing Date and Purchaser Group immediately thereafter will not be able to fulfill, when due, all of their respective obligations under the Contracts which remain to be performed after the Closing Date, (iii) no amounts now or hereafter due under any of such Contracts have been paid in advance or prior to the due date therefor, (iv) Seller is not in default under or in violation of any provision of their charter documents or any restriction, Lien, encumbrance, indenture, Contract, Lease, Sublease, loan agreement, note or other obligation or liability to which any of the Acquired Assets is subject or which would have a material adverse affect on the Business or the Acquired Assets. Except as set forth in this Agreement or in
Schedule 3.9(b), no person or entity has any agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or transfer from Seller of any of the Acquired Assets. Except as listed and described in Schedule 3.9(b), (i) neither the Selling Group nor, to its knowledge, any other party, are in default, nor have received a written notice of a default under, any of the Contracts (a "default" being defined for purposes hereof as an actual default or breach or the existence of any set of facts which would, upon receipt of notice or passage of time, constitute a default); and
(ii) no approval or consent of any person is needed in order that the Contracts will continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

     (c) All of the records and books of account benefiting, relating to or affecting the ownership, management and operation of the Seller and/or the Business and the Acquired Assets, or the operation of any programs or services in connection with the Business made or entered into with any Governmental Authority, Accreditation Body, Third Party Payor, or other Person, including, but not limited to, medical records of patients for whose care the Seller bills the patient or a Third Party Payor Program directly, are either located at the Centers or, subject to the provisions of
Section 11.14, will be delivered by the Seller, at its sole cost and expense, to the Centers on the Closing Date. All such records and books of the Seller and the Business are in good order, complete, accurate, up-to-date and contain all necessary signatures.

     (d) Except as expressly described on Schedule 3.9, no consent of any party to any of the Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplate hereby or the assignment of any Contract to Purchaser Group.

     Section 3.10 - Condition of the Acquired Assets.

     (a) Schedule 3.10 includes (i) a list of each item of tangible personal property (other than inventory) constituting a portion of the Acquired Assets having on the date hereof a depreciated book value in excess of $500, or not owned by Seller but in the possession of or used in the Business without regard to the amount of rental payments, (ii) a list of computer software and programs (excluding Excluded Assets and personal computer software generally available to the public), software in process, computer operating systems and applications constituting a portion of the Acquired Assets, and (iii) a list of the owners of, and copies of any agreements relating to the use of, each such item of tangible personal property not owned by Seller and the circumstances under which such property is used and what consents or authorizations are necessary for transfer such property to continue to be used by Purchaser Group. Except as indicated on Schedule 3.10, each item of such tangible personal property not owned by Seller is currently in such condition that, upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between Seller and the owner or lessor thereof, the obligations of Seller to such owner or lessor would be discharged without further obligation or the payment of any termination fee, penalty or other fees relating to such condition. Each item of tangible personal property included in the Acquired Assets is, and, subject to casualty or loss, as of the Closing Date will be, in good operating condition and repair, ordinary wear and tear excepted.

     (b) All tangible assets included in the Acquired Assets conform in all material respects with all applicable Legal Requirements, and with the standards of the fire insurance rating association with jurisdiction. The Selling Group has not received any orders, notices, or allegations of violations from any Governmental Authority or from any insurer relating to the Acquired Assets or the use thereof.

     (c) Except as disclosed on Schedule 3.10, Selling Group has not received any notice of nor have any knowledge of any claim, requirement or demand of any Governmental Authority, Accreditation Body, Third Party Payor or any insurance body having or claiming any licensing, certifying, supervising, evaluating or accrediting authority over the Business to remedy any violation (i) by its professional staff or Professionals or (ii) with respect to its professional services, procedures or practices in any material respect.

     (d) There is no pending condemnation or similar proceeding with respect to or affecting the premises occupied by the Seller under the Leases, nor any violation of any Legal Requirement affecting the legal use of such Premises, which violations would have a material adverse affect on the Business or the Acquired Assets taken as a whole and no written notice of such a proceeding or violation has been received by the Selling Group, and such premises' current use as offices of the Seller is permitted under all such legal authorities.

     (e) The Premises occupied by the Seller under the Leases are serviced by public water, electric service, storm sewer, natural gas and telephone service.

     Section 3.11 - Environmental.

     (a) To the best of the Selling Group's knowledge, there are no Hazardous Substances present at, nor is there or has there been any Hazardous Substance dumped, spilled or disposed of at, on, under or upon the Premises occupied by the Selling Group under the Leases. Seller has never dumped, spilled or disposed of any Hazardous Substances at any site.

     (b) Neither the Selling Group nor, to the Selling Group's knowledge, any agent, employee, Affiliate or other Person acting on behalf of the Selling Group has received notice from any Governmental Authority of a violation or an alleged violation of compliance, or of a noncompliance or an alleged noncompliance with any of the Environmental Laws of the land and building of which the Premises occupied by the Seller under the Leases are a part.

     (c) As used herein, the term "Hazardous Substances" shall mean "oil," "hazardous material," "hazardous waste," "hazardous substance" or any other material which may be dangerous to health or the environment, either separately or in combination with any other substance, when improperly "generated," "stored," "utilized," "heated," "disposed," "released," "transported" or otherwise "managed," as the foregoing terms (in quotations) are defined by any federal, state and/or local statute, ordinance, by-law, code, rule and/or regulation applicable to (x) environmental conditions on, under or about the land and building of which the Premises occupied by the Seller under the Leases are a part; or (y) any disposal, release, transportation or storage of Hazardous Substances by the Seller (collectively referred to herein as the "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Federal Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, and the Federal Clean Air Act, and state equivalents (including, without limitation, Chapters 21C and 21E of the Massachusetts General Laws), and regulations promulgated thereunder.

     Section 3.12 - Litigation. Except as set forth on Schedule 3.12, there is no litigation, proceeding or investigation (including malpractice claims) of any kind pending, or, to Selling Group's knowledge, threatened, against or relating to Seller, its directors, officers, or Employees or which questions the validity of this Agreement or any action taken or to be taken in connection herewith, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations affecting the Acquired Assets. Schedule 3.12 also lists all disciplinary actions involving Seller's Employees (whether employed or under contract) whether currently pending or completed within the past eighteen months. Selling Group knows of no basis for any such action, proceeding or investigation by any Governmental Authority relating to Seller, its directors, officers, Employees and medical or professional staff (whether employed or under contract). The right or ability of Selling Group to consummate the transactions contemplated herein has not been challenged by any Governmental Authority or any other Person, nor does Selling Group know or have reasonable grounds to know of any basis for any such challenge or of any litigation, investigation or other proceeding referred to in this Section.

     Section 3.13 - Assessments. To the best of Selling Group's knowledge, there are no proposed or actual assessments against the land and building of which the premises occupied by the Seller under the Leases are a part relating to utilities, sewers or other improvements on or to be placed on or otherwise servicing such Premises, including, without limitation, any long-term sewer assessment, or notice of any such improvements with respect to which assessments have not been made.

     Section 3.14 - Financial Statements. The Selling Group has furnished to the Purchaser Group audited consolidated financial statements (including the notes thereto) of CHCA and its wholly-owned subsidiaries, Consolidating Imaging Systems, Inc., Associated Billing Corporation, Seller and Consolidated Rehabilitation Services, Inc., a Delaware corporation, (collectively the "CHCA Subsidiaries") for the fiscal year ended December 31, 1996, certified by Federman, Lally & Remis LLC, CHCA"s auditors (the "Selling Group's Accountant"), a true and correct copy of which is attached to Schedule 3.14 ("Financial Statements"). The Financial Statements and the books and records of Selling Group which gave rise thereto, as well as all other books and records maintained by Selling Group with respect to the ownership and/or operation of the Acquired Assets, are complete and accurate in all material respects and not misleading, and the Financial Statements present fairly the assets, liabilities, operations and financial condition of Selling Group and the results of its business operations and have been prepared in conformity with GAAP. The Selling Group has furnished to the Purchaser Group a true and correct copy of CHCA's quarterly reports on Form 10-QSB filed by CHCA with the Commission under the Exchange Act for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively, which reports contain unaudited condensed consolidated financial statements of CHCA and the CHCA Subsidiaries at and for the three (3) month periods ending March 31, 1997 and June 30, 1997, and September 30, 1997, respectively (the "Unaudited Interim Financial Statements"). Except as set forth in this Agreement and the Schedules hereto, Selling Group has no material liabilities in respect of the Business and the Acquired Assets as of or since the date of the Financial Statements or as of this date which are not reflected therein or in the Unaudited Interim Financial Statements, including, without limitation, contingent liabilities, except for liabilities incurred in the ordinary course of its business not in excess of $25,000 in the aggregate. The charges, accruals and reserves shown in the Financial Statement in respect of taxes and other governmental charges for all fiscal periods to December 31, 1996, are adequate, and no Seller knows of any basis for any assertion of any assessment or claim for additional taxes or other governmental charges other than those reflected in the Financial Statement or in the Unaudited Interim Financial Statements.

     Section 3.15 - SEC Documents; Financial Statements. CHCA has filed all required reports, forms, and other documents with the Commission since January 1, 1997 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CHCA and the CHCA Subsidiaries included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present on a condensed basis the consolidated financial position of CHCA and the CHCA Subsidiaries, on a condensed basis, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which will have a material adverse effect on CHCA and the CHCA Subsidiaries). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Unaudited Interim Financial

Statements or in the SEC Documents filed and publicly available prior to the date of this Agreement and liabilities and obligations which would not, individually or in the aggregate, have a material adverse effect on the Business, its prospects or operations, or the Acquired Assets, neither CHCA nor the CHCA Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CHCA and its Subsidiaries or in the notes thereto.

     Section 3.16 - Tax Matters. Seller has timely filed (timely being understood to include all properly granted extensions) all federal, state and local income, excise, payroll, franchise, real estate and sales, use and foreign tax returns and other tax reports relating to the operations of the Business required to be filed and due on or before the Closing Date in respect of any fiscal period ended before the Closing Date and has paid all taxes shown thereon as owing. All of the foregoing have been correct and complete in all material respects. All federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties) due from Seller have been fully paid. There are no liens for federal or state taxes, assessments or government charges or levies upon any property or assets of Seller other than Liens for taxes not yet due. No extensions of time for the assessment of deficiencies for any year are in effect. Neither the Internal Revenue Service nor any other taxing authority has asserted or, to the knowledge of Selling Group, threatened to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Seller has duly and properly withheld amounts and paid all taxes, including Federal and state employee income taxes, social security or similar taxes, payroll taxes, withholding taxes, unemployment taxes, and employment taxes of every nature whatsoever, including any interest, penalty or addition thereto, whether disputed or not, required to be withheld and paid by Seller with respect to any person and has filed all required Federal, foreign, state and local and other returns and reports with respect to any person in compliance in all material respects with the tax withholding provisions of the Code and all other applicable Federal, foreign, state or local laws.

     Section 3.17 - Insurance.

     (a) Schedule 3.17 is a complete, correct, and current list of all insurance policies held by Seller and in effect as at the date of this Agreement, including the types of coverage and amounts thereof and amounts of deductibles thereunder. Included, without limitation, among such policies are full, valid, effective, and collectible insurance against all claims, suits, obligations, liabilities, and damages based upon, arising out of or resulting from:

     (i) Any personal injuries to, or damage to the business or property of, anyone, occurring or based upon, arising out of or resulting from any occurrence or situation in, on or about the premises occupied by the Seller under the Leases, or based upon, arising out of or resulting from any performance of services by the Seller or its employees (including professional malpractice); and

     (ii) Fire, accident, vandalism, and theft of and to the Acquired Assets.

     All of such insurance relating to subsection 3.17(i) cover claims made on an "occurrence" basis, so-called, rather than on a "claims made" basis.

     (b) The names and addresses of the Seller's insurance agent(s) for the insurance listed on Schedule 3.17 are also listed on said Schedule and the Purchaser Group are hereby authorized to contact said agent(s) to verify such coverage. The Selling Group will ensure that such insurance policies remain effective or are replaced by comparable policies through the Closing Date. Except as set forth on Schedule 3.17, all monthly premium installments due with respect to all of such insurance policies have been paid in full through the date of this Agreement and the Selling Group will take no action to cause such insurance policies to lapse prior to the Closing.

     Section 3.18 - Charges and Rates, Rate Limitations, etc. Schedule 3.9 includes a complete and accurate list of all Provider Agreements between Seller, on the one hand, and Third Party Payors and other payment sources, on the other hand, pursuant to which Seller agrees to provide services. The Seller's current charges or rates under each such agreement with a Third Party Payor and with each of its other Customers are set forth on Schedule 3.18 for the services listed thereon (which is a complete and comprehensive list of all services performed under each such agreement) and is reimbursed by Third Party Payors and Customers at rates set forth for each Payor and other Customer on Schedule 3.18. All of such rates are legal, valid and enforceable. Except as set forth on
Schedule 3.18, Seller does not have any claims, rate or charge appeals currently pending before any Governmental Authority or any administrator of any Third Party Payor Program or preferred provider program or other Customer or referral source other than such appeals which, if determined adversely to Seller, would not have a materially adverse effect on the Business or the Acquired Assets taken as a whole, and Selling Group has no knowledge of any such actions threatened against the Seller by any such Governmental Authorities, Third Party Payors, or other Customer or referral source. Schedule 3.18 contains true and complete information with respect to all Recoupment Claims against the Seller and the Business which have not yet been fully repaid to the Third Party Payor Program asserting the Recoupment Claim. Selling Group has no knowledge of any investigation, audit or Recoupment Claim threatened against Seller except as stated in Schedule 3.18.

     Section 3.19 - Professionals. Each Professional required to be licensed possesses each License which such Professional is required to possess in order to perform services for the Seller and all applicable Customers as currently provided, and each such License is effective and unrestricted, and free of any probationary conditions, except as disclosed in Schedule 3.19. To the knowledge of Selling Group, no Professional is the subject of any pending proceeding of any Governmental Authority which may result in the suspension, restriction, or revocation of, or attachment of any probationary condition to, any such License. To the knowledge of Selling Group, no Professional has been excluded from performing services under any of the Service Agreements, either by the voluntary agreement of the Professional, by agreement of the Seller with the subject Customer, or involuntarily by the subject Customer. To the best knowledge of Selling Group, the participating status of each Professional in Third Party Payor Programs has not been revoked, suspended, restricted, or subjected to any probationary condition. To the best knowledge of Selling Group, no Professional has had any of his or her medical or professional staff privileges suspended, revoked, or restricted. To the knowledge of Selling Group, no Professional having authority to store or dispense controlled substances has been the subject of any disciplinary action or legal action by any Governmental Authority with respect to controlled substance violations.

     Section 3.20 - Customers. Attached hereto is Schedule 3.20 is an accurate list of Customers which sets forth as of the date hereof each Customer's name and address, the current status of their respective accounts, their rate and source of their payments and the extent to which such Customer is qualified for participation or is enrolled in any Third-Party Payor Program. Seller shall provide Purchaser with an updated list in such format at Closing to be attached hereto as Schedule 3.20A.

     Section 3.21 - Employee Benefit Plans; ERISA.

     (a) Schedule 3.21 sets forth an accurate and complete list of all bonus, deferred compensation, hospitalization or other medical, stock purchase, pension, life or other insurance, profit-sharing, sick leave, vacation, [earned time], severance, retirement or stock option, post-retirement health or life benefit, and any other employee benefit plan (as such term is defined in Section 3 of ERISA) arrangement or practice, whether formal or informal, written or not, of Seller which relate to the Acquired Assets or to any current or Former Employees at the Facilities (hereinafter individually referred to as "Plan" and collectively referred to as "Plans"). Except as set forth on said Schedule 3.21, Seller has made no commitment or representation to any of their current Employee or Former Employees to establish any additional Plan, arrangement or practice or to modify or change any existing Plan, arrangement or practice.

     (b) None of the Plans is a "multiemployer plan" as that term is defined in
Section 3(37) of ERISA. Seller has not engaged in a transaction in connection with any of the Plans, any trust created thereunder, or any trustee or administrator thereof, that could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No liability to the Pension Benefit Guaranty Corporation has been incurred by Seller since the effective date of ERISA which relates to the Acquired Assets. The Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate any of the Plans. There have been no notices of reportable events (within the meaning of Section 4043(h) of ERISA) which Seller has filed with the Pension Benefit Guaranty Corporation, and there are no Plans to which Title IV of ERISA applies which have terminated. No event has occurred, and, to Selling Group's knowledge, there exists no condition or set of circumstances as of the date of this Agreement, which presents a risk as of such date of the termination of any of the Plans which could result in any liability on the part of Seller or Purchaser to the Pension Benefit Guaranty Corporation.

     (c) Full payment has been made of all amounts which Seller is required to pay and which are due under the terms of each of the Plans as a contribution to the Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement, and none of the Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans which ends prior to the date of this Agreement and the Closing Date.

     (d) Except as otherwise disclosed on Schedule 3.21, the current value (as of the latest valuation date) of all accrued benefits under each of the Plans which is subject to Title IV of ERISA did not on a termination basis, using Pension Benefit Guaranty Corporation assumptions, exceed the then current value of the assets of such Plan allocable to such accrued benefit.

     (e) Schedule 3.21 discloses each: (i) agreement with any director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller or the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including, without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.22 - No Material Adverse Changes. Except as set forth on Schedule 3.22, since the date of the Unaudited Interim Financial Statements, there has not been, with respect to the Business and the Acquired Assets, (i) any material adverse change in the properties, assets, business, affairs or prospects of Seller nor, to the best of Selling Group's knowledge, are any such changes threatened, anticipated or contemplated; (ii) any actual or, to Selling Group's knowledge, threatened, anticipated or contemplated material damage, destruction, loss, conversion, termination, cancellation, default, or taking by eminent domain or other action by any Governmental Authority which has materially affected or may hereafter affect the properties, assets, business affairs or prospects of Seller; (iii) any material and adverse pending or, to Selling Group's knowledge, threatened, anticipated or contemplated dispute under any Service Agreement, Professional Contract, Provider Agreement, or with any customer, referral source, physician, Governmental Authority, supplier, source of financing, employee, landlord, subtenant or licensee of Seller or any pending, or to Selling Group's knowledge, threatened, anticipated or contemplated occurrence or situation which is reasonably likely to result in a material change in the terms or conditions of Seller's business or business relationships; (iv) any pending or, to Selling Group's knowledge, threatened, anticipated or contemplated occurrence or situation materially and adversely affecting the properties, assets, business, affairs or prospects of Seller; (v) any incurrence of any (A) material liabilities or obligations of the Seller, except current liabilities and obligations incurred in the ordinary course of business consistent with past practice, or (B) capital expenditures in excess of $10,000 either individually or in the aggregate; (vi) any discharge of any liabilities or obligations owing to Seller; (vii) any mortgage, pledge, lien or security interest placed on any of the assets or properties of Seller; (viii) any increase in the compensation of any officer, employee or Professional of Seller, except as consistent with past practice or custom, or (except as noted in Section 3.7(c)(i)) any granting of any severance or termination pay or entering into or amendment of any employment agreement with respect thereto which is not terminable without cause or penalties upon prior notice of not more than thirty (30) days; (ix) acquisition or agreement to acquire any assets or disposition of or agreement to dispose of any of its properties or assets, except in the ordinary course of business; or (x) incurrence or cancellation or forgiveness of any debts or claims, waiver of any rights of material value, or disposition of any intellectual property.

     Section 3.23 - Utilization Reviews. Utilization reviews by any Third Party Payors, other reimbursement sources, or any Governmental Authority, and reviews or scrutiny by any managed care or utilization review of Seller, has not had a material adverse impact on the percentages of procedures billed by the Seller, which are reimbursed, or on the percentage of the charges for such procedures which are allowed for reimbursement.

     Section 3.24 - Recoupment Claims. All Third Party Payor cost reports, financial reports and claims for payment submitted by the Seller have been accurate, complete, and not misleading in any material way and all such reports and claims have been submitted in compliance with all applicable laws, regulations and policies. Except as set forth on Schedule 3.19, there are no Recoupment Claims made or contests pending or, to the best of Selling Group's knowledge, threatened. As of the date hereof, no cost reports remain open or unsettled other than those listed on Schedule 3.19. The execution and performance of this Agreement by the Purchaser shall not cause the Purchaser to become legally responsible for the payment of any Recoupment Claim, solely because the Purchaser Group continue the Selling Group's business or for any other reason.

     Section 3.25 - Cost Reports and Reimbursement Documentation. The Seller has filed when due or after permitted extensions, all cost reports required to be filed by Third Party Payors and Governmental Authorities in compliance with applicable contractual provisions and/or rules and regulations. All of such cost reports, all information contained therein, and the books and records giving rise thereto are complete, accurate and correct.

     Section 3.26 - Consents, etc. Except as set forth on Schedule 3.26, to the best of the Selling Group's knowledge, no consents, approvals, authorizations, orders, or approvals of, or filings or registrations with, any governmental commission, board or other regulatory or public body or any other person or entity required for or in connection with the execution and delivery of this Agreement by Selling Group and the consummation by Selling Group of the transactions contemplated hereby are required to be obtained or made.

     Section 3.27 - Business Purchased and Sold. As of the date hereof, Selling Group have not received notice of, and have no knowledge of any pending or threatened termination of accounts from Customers that would cause the volume of the Business to fall below that which exists as of the date hereof within three months after the Closing Date.

     Section 3.28 - Intentionally Omitted.

     Section 3.29 - Truth of Statements. All representations and warranties by Selling Group herein, whether relating to themselves and/or the Business (including in all Exhibits and Schedules) are true, complete and accurate in all material respects as of the date of this Agreement and will be true, complete and accurate as of the Closing Date and do not contain and will not contain an untrue statement of any material fact, or omit to state a material fact necessary in order to make all of such representations and warranties not materially misleading as of this date.

     Section 3.30 - Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CHCA's capital stock approving this Agreement is the only vote of the holders of any class or series of the CHCA's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement. The Board of Directors of CHCA (at a meeting duly called and held) has unanimously (a) approved this Agreement and the transactions contemplated hereby, (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the CHCA's stockholders and (c) determined to recommend this Agreement and the transactions contemplated hereby to the stockholders of CHCA entitled to vote for such approval and adoption.

     Section 3.31 - Continuing Representations. The representations and warranties of the Selling Group herein contained and the contents of all Schedules referenced herein or annexed hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.


                                   ARTICLE IV

              Warranties and Representations of the Purchaser Group

     To induce the Selling Group to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as set forth in the disclosure letter delivered to Selling Group by Purchaser Group on or prior to the date of the execution hereof (the "Purchaser Group's Disclosure Letter") which is hereby made an integral part of this Agreement as if fully set forth herein, the Purchaser Group hereby make each of the representations, warranties and covenants set forth in this Agreement, including those set forth in this Article, each of which shall survive the execution and delivery hereof and the Closing Date hereunder, all of which are material and have been relied upon by the Selling Group and each of which shall be true and correct as of the date hereof and as of the Closing Date hereunder. Reference to Schedules in this
Article IV shall be deemed to refer to the Schedules set forth in the Purchase Group Disclosure Letter, unless otherwise indicated.

     Section 4.1 - Corporate Organization and Authority.

     (a) Each of the Purchaser Group has the corporate power and authority and has been duly authorized, is fully empowered and have the legal capacity to execute, deliver and perform this Agreement and all agreements and instruments delivered in connection herewith, and to consummate the transactions contemplated hereby and thereby, and this Agreement and all instruments and agreements delivered in connection herewith are the valid and binding obligations of the Purchaser Group, enforceable against the Purchaser Group in accordance with their respective terms.

     (b) Each of the Purchaser Group is a the corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted.

     Section 4.2 - No Conflicts. Neither the execution nor the delivery of this Agreement by the Purchaser Group will violate or conflict in any material respect with any statute, law, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority applicable to the Purchaser Group; or violate or conflict in any material respect with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) the terms, conditions or provisions of any material note, contract, indenture, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which the Purchaser Group is a party or by which the Purchaser Group is bound.

     Section 4.3 - Litigation. Except as set forth on Schedule 4.3, there is no litigation, proceeding or investigation (including malpractice claims) of any kind pending, or, to Purchaser Group's knowledge, threatened, against or relating to the Purchaser Group, or any of their respective directors, officers, employees and medical and professional staff (whether employed or under contract) or which questions the validity of this Agreement or any action taken or to be taken in connection herewith.

     Section 4.4 - Consents. Except as set forth on Schedule 4.4, to the Purchaser Group's knowledge, no consents, approvals, authorizations, orders, or approvals of, filings or registrations with, any governmental commission, board or other regulatory or public body or any other person or entity required for or in connection with the execution and delivery of this Agreement by the Purchaser Group and the consummation by the Purchaser Group of the transactions contemplated hereby are required to be obtained or made.

     Section 4.5 - Truth of Statements. All representations and warranties by Purchaser Group herein, whether relating to it and/or its business (including the contents of all Exhibits and Schedules related to Purchaser or Olympus annexed hereto) are true, complete and accurate in all material respects as of the date of this Agreement and, except to the extent a representation or warranty specifies a certain date, will be true, complete and accurate in all material respects as of the Closing Date with the same force and effect as if made on such date, and do not contain as of the date hereof and will not contain as of the Closing Date an untrue statement of any material fact, or omit to state a material fact necessary in order to make all of such representations and warranties not misleading.

                                    ARTICLE V

                   Risks, Conduct and Covenants of the Parties

     Section 5.1 - Risk of Loss. The risk of loss, destruction, condemnation, taking, eminent domain, of or damage to any component of the Acquired Assets or to the premises occupied by the Seller under the Leases by any cause prior to the Closing is assumed by the Selling Group, and the Selling Group shall maintain in full force and effect through such date the scope and levels of insurance coverage presently in effect on such properties. The Selling Group shall immediately notify the Purchaser Group if, prior to, or at the Closing, there shall have been any loss, destruction or damage to, or any commenced or threatened proceedings to condemn or institute eminent domain taking of, all or a portion of the Acquired Assets or the premises occupied by the Selling Group under the Leases.

     Section 5.2 - Affirmative Covenants of the Selling Group Regarding Conduct of Business Prior to Closing. In addition to the other affirmative covenants set forth in this Agreement, to induce the Purchaser Group to execute this Agreement, Selling Group covenants that, from the date hereof through the Closing Date, except as explicitly permitted otherwise by this Agreement or by prior written consent of the Purchaser Group, Selling Group shall:

     (a) conduct the Business in the ordinary course and in the same manner in which it has heretofore been conducted, and in accordance with all applicable Legal Requirements, and maintain its books of account in respect of the Business in a manner that fairly and accurately reflects its income, expenses and liabilities in respect of the Business in accordance with GAAP;

     (b) notify the Purchaser Group of any unusual problems or developments with respect to the Business and to the business or operations thereof which would constitute a breach of any warranty hereunder or violation of any covenant hereunder;

     (c) deliver to the Purchaser Group to the extent prepared in the ordinary course patient census reports in respect of the Business, projected consolidated revenue and pre-tax profit reports, payroll and related cost reports, payroll costs vs. program revenues reports, and financial budgets and reports, and all other internal financial, operations and management reports (whether or not prepared in the ordinary course) for all members or any member of the management group of the Seller in respect of the Business, concurrently with such delivery to such management member or members;

     (d) maintain and preserve the Acquired Assets intact and preserve in effect each Service Agreement, each Professional Contract, each agreement with a Third

Party Payor Program, and other relationships with Customers, suppliers, and others having business relations with Seller in respect of the Business, so that the Business shall be in the condition required under the terms of this Agreement on the Closing Date;

     (e) maintain such quantities and qualities of inventory as have ordinarily been maintained by Seller in respect of the Business in the regular course of business but not less than a reasonable supply thereof;

     (f) maintain the Acquired Assets which are tangible personal property in the same condition as they were in at the time of the Preliminary Inspection, ordinary wear and tear excepted, and make all necessary repairs and improvements thereto;

     (g) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by Seller for the benefit of the Acquired Assets;

     (h) perform in all material respects all of its obligations under all contracts and commitments listed on Schedule 3.9 and under the Leases, and not take any action to terminate or modify the terms thereof, except in the ordinary course of business or except as required herein;

     (i) use reasonable efforts to retain each of the Employees and Professionals so that they will be employable by the Purchaser after the Closing;

     (j) punctually pay and discharge or make adequate provision for all taxes and other governmental charges imposed upon Seller with respect to the Business or the Acquired Assets;

     (k) maintain corporate existence, good standing, and qualifications to do business and to continue to conduct business as currently conducted;

     (l) use its reasonable efforts to assist the Purchaser in the transfer to the Purchaser of the Provider Agreements or, if a transfer is not possible, in obtaining new Provider Agreements;

     (m) use commercially reasonable efforts to assist the Purchaser in obtaining or in the transfer to the Purchaser of any Licenses, consents, Permits and/or approvals necessary to operate the Business as it is currently being operated without any restrictions, limitations or delays and in obtaining the Approvals;

     (n) maintain and keep Seller's contract rights, claims and other intangible assets with respect to the Acquired Assets as at present; and

     (o) not take any other action, or fail to take any other action, which action or failure would have constituted a breach of the representations and warranties of Selling Group contained herein, or would have rendered untrue, inaccurate or incomplete any of said representations and warranties or any of the Schedules or Exhibits to this Agreement, if such action or failure had occurred prior to the time of execution of this Agreement, or otherwise cause any material adverse change in the operations of the Business so as to impede, delay or otherwise interfere with the occurrence of the Closing in accordance with the terms hereof.

     Section 5.3 - Negative Covenants of the Selling Group Regarding Conduct of Business Prior to Closing. In addition to the negative covenants set forth in other Sections of this Agreement, during the period from the date of this Agreement through the Closing Date, Selling Group covenant that they shall not:

     (a) increase compensation to the Employees or Professionals other than in the ordinary course of business consistent with past practices, amend any Plan or take any action to employ any new employees or execute any new employment agreement or amendment of any existing agreement with any existing employee of Seller (i) except in the ordinary course of business consistent with past practices and (ii) except for severance agreements with Employees who will not be employed by the Purchaser or any Affiliate of the Purchaser and with respect to which Selling Group shall retain all liability as a Retained Liability;

     (b) sell, lease, assign, transfer or otherwise dispose of or commit to dispose of any of the Acquired Assets, except for sales of inventory in the ordinary course of business;

     (c) create any Lien (other than a Permitted Lien) or other encumbrance, security interest or imperfection of title of or with respect to any of the Acquired Assets, except as expressly permitted by this Agreement;

     (d) enter into or amend any lease, contract, agreement, understanding, commitment or transaction with respect to any of the Acquired Assets, other than in the ordinary course of business;

     (e) incur, assume, create, guarantee, suffer to exist or become contingently liable for any debt, obligation or liability in respect of the Acquired Assets, direct or indirect, absolute or contingent, other than in the ordinary course of business or in connection with any Permitted Lien;

     (f) take any other action, or fail to take any other action, which action or failure would have constituted a breach of the representations and warranties of Selling Group contained herein, or would have rendered untrue, inaccurate or incomplete any of said representations and warranties or any of the Schedules or Exhibits to this Agreement, if such action or failure had occurred prior to the time of execution of this Agreement, or otherwise cause any material adverse change in the operations of Seller's business so as intentionally to impede, delay or otherwise interfere with the occurrence of the Closing in accordance with the terms hereof;

     (g) liquidate, dissolve, consolidate or merge (or be merged or consolidated) with or into any other entity, or sell all or substantially all its properties or assets or acquire or make any investment, directly or indirectly, in any other corporation or business concern, whether by loan or acquisition of assets, capital stock or otherwise, and whether in consideration of payment of cash, issue of stock, notes, capital contributions or otherwise;

     (h) commence any litigation or other adversarial proceeding in respect of the Business or the Acquired Assets before any court, administrative board or arbitrator, other than in the ordinary course of business and applications for licenses, permits and other necessary approvals in the ordinary course of business;

     (i) destroy, discard or otherwise dispose of any books or records of the Seller in respect of the Business or the Acquired Assets, other than in the ordinary course of business;

     (j) violate any Legal Requirements relating to the operation of the Business;

     (k) fail to notify the Purchaser Group of any fact or occurrence, which, if it existed on the date hereof, would constitute a breach of any representations and warranties of Selling Group set forth herein;

     (l) make in respect of the Business and the Acquired Assets capital expenditures or contracts for the making of capital expenditures for the purchase of fixed assets in excess of $10,000 per expenditure and $25,000 in the aggregate; provided, however, that Selling Group shall obtain the Purchaser Group's consent (which shall not be unreasonably withheld) for individual capital expenditures or capital expenditures related to a single project, which cost is in excess of $5,000. For the purposes of this subsection, the term "expenditure" shall mean the purchase price of any fixed asset or the entire rental for the full term in the case of a capital lease;

     (m) acquire or commit to acquire all or substantially all of the assets of any person or entity;

     (n) modify, alter, restate or amend their certificates of incorporation or by-laws;

     (o) enter into any leases, subleases, tenancies, licenses, occupancy agreements or other agreements pursuant to which Persons hold rights to use the Acquired Assets or the premises occupied by the Seller under the Leases;

     (p) acquire or make any investment, directly or indirectly, in any other corporation or business concern, whether by loan or acquisition of assets, capital stock or otherwise, and whether in consideration of payment of cash, issue of stock, notes, capital contributions or otherwise;

     (q) make loans or advances to any person or entity, including, without limitation, its officers and employees, nor forgive, cancel, discharge, settle, reduce or compromise any debts, obligations, liabilities or claims owed by any person or entity to them; or

     (r) terminate, cancel, modify, amend, or allow the termination, cancellation, modification or amendment of any of the Service Agreements or agreements or arrangements with any Third Party Payor.

     Section 5.4 - Access.

     (a) The Selling Group shall give, and cause its professional consultants to give, to the Purchaser Group, its representatives, lenders, appraisers, engineers, lawyers, accountants and its other professional consultants reasonable access to the Selling Group and their offices, books and records, and work papers, and accountants' work papers, input, cooperation and consultation during normal business hours on all business days to and with all the directors, officers, management employees, accountants, lawyers, offices, and books and records of Selling Group, and to furnish such information and copies of documents in its or their possession relating to Selling Group in respect of the Business or the Acquired Assets as the Purchaser Group may reasonably request.

     (b) From the date hereof until the Closing Date, the Selling Group shall provide to the Purchaser Group, at any reasonable time and from time to time after reasonable notice, access to Selling Group and to Selling Group's books and records, and shall comply with such other reasonable requests of the Purchaser Group to facilitate its inspections of the Selling Group and the Comprehensive Service.

     Section 5.5 - Discharge of Obligations. On or before the Closing Date, the Selling Group shall discharge and obtain releases with respect to all outstanding Liens (other than Permitted Liens) on the Acquired Assets, and shall pay and perform or make arrangements to pay and perform all Indebtedness (other than Indebtedness which is expressly assumed by Purchaser under Section 2.5) and Pre-Closing Obligations of Selling Group (other than the Assumed Liabilities). Selling Group shall, on or before the Closing Date, furnish to the Purchaser evidence of all such discharges, releases and payments, except that, with respect to discharges and releases to be obtained from institutional lenders, Selling Group and Purchaser Group shall establish a mutually agreeable method for delivery after the Closing Date of such discharges and releases.

     Section 5.6 - Publicity. All press releases, filings and other publicity concerning the transactions contemplated hereby will be subject to review and approval by both the Selling Group and the Purchaser Group, such approval not to be unreasonably withheld or delayed. Such approval shall not be required if the person issuing such publicity reasonably believes it to be necessary for compliance with Legal Requirements, but such person shall provide the other party with reasonable notice and an opportunity to review same before release. Both the Selling Group and the Purchaser Group hereby covenant and agree to keep the terms and conditions of this Agreement and all documents and information concerning other parties to this Agreement confidential except to the extent that disclosure is required by law, and the Purchaser Group agrees that all non-public documents delivered to it by the Selling Group pursuant to this Agreement in connection with the business operations of the Selling Group shall not be disseminated by the Purchaser Group, except to its attorneys, accountants, officers, employees and agents on a need-to-know basis and shall be returned to the Selling Group in the event that the transactions contemplated hereby are not consummated.

     Section 5.7 - Transfer Fees. The Selling Group shall be responsible for all payments of any kind whatsoever required to be made in connection with the transfers contemplated by this Agreement, including, without limitation, document taxes, transfer fees or any other payments in the nature of or in lieu of transfer fees as well as any recording or filing fees.

     Section 5.8 - Assumption of Contracts, etc. On or before ten (10) Business Days (the "Assumption Notice Date") after the date specified by the Selling Group by notice to Purchaser as the date on which it intends to first mail the Proxy Statement to its stockholders (which notice shall reference Purchaser's obligations under this Section 5.8), the Purchaser Group shall notify the Selling Group in writing of which of the leases, contracts, agreements and commitments listed on Schedule 3.9, if any, that the Purchaser desire to assume as part of the consummation of the transactions contemplated herein. All of such leases, contracts and agreements which Purchaser elects to assume will be listed on Schedule 3.9A and attached thereto and made a part hereof on or prior to such Assumption Notice Date. The Seller shall transfer all of its right, title and interest in, to and under all of such leases, contracts, agreements and commitments to the Purchaser at the Closing pursuant to the Bill of Sale, Assignment and Assumption Agreement . Failure of the Purchaser Group so to notify the Selling

Group within such period shall mean the Purchaser shall not assume any of such leases, contracts, agreements or commitments, unless otherwise agreed by the parties.

     Section 5.9 - Continuation of Service, Professional, Provider and Other Agreements.

     (a) Following receipt by the Selling Group of notice from the Purchaser Group in accordance with Section 5.8 of the Service Agreements, Professional Contracts, Provider Agreements and other agreements which the Purchaser wishes to assume or continue, the Selling Group and the Purchaser Group shall cooperate with one another to enable the Purchaser Group to obtain prior to the Closing all necessary consents to the assignments of such agreements or replacement agreements in the name of the Purchaser upon terms and conditions identical in all material respects to the terms and conditions of the corresponding Service Agreements, Professional Contracts and Provider Agreements. Such consents to assignments and replacement agreements shall expressly provide that the Purchaser does not assume or become responsible for any liability incurred or arising as a result of actions or inactions under such agreements prior to the Closing. Such consents to assignment and replacement agreements shall not contain any limitations, conditions or restrictions other than those currently applicable to the Seller, and shall contain reimbursement rates no less favorable to the Purchaser than those currently applicable to the Seller under the corresponding agreement held by the Seller. All Contracts requiring consent to the assignment thereof to Purchaser are separately identified on Schedule 3.9 (individually, a "Contract Requiring Consent" and collectively, the "Contracts Requiring Consent").

     (b) The terms of this Section 5.9(b) shall govern the transfer of the benefits of any Contract Requiring Consent where the required consent has not been obtained by the Closing Date. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Seller will not assign to Purchaser any Contract Requiring Consent unless Purchaser has agreed to assume such Contract and the applicable consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract Requiring Consent, after the Closing Date, Seller shall continue to deal with the other contracting party(is) to such Contract Requiring Consent as the prime contracting party and shall use its best commercially reasonable efforts to obtain the consent of all required parties to the assignment of such Contract Requiring Consent, but Purchaser shall be entitled to all of the benefits of such Contract Requiring Consent accruing after the Closing Date to the extent that Seller may provide Purchaser with such benefits without violating the terms of such Contract Requiring Consent. Notwithstanding the foregoing, failure by Selling Group to obtain the necessary consent with respect to any Contract Requiring Consent within 60 days after the Closing Date shall be deemed to be a material breach of this Agreement. Purchaser agrees to perform at its sole expense all of the obligations of Selling Group to be performed after the Closing Date, and to reimburse Selling Group for any required, reasonable expenses, previously approved by Purchaser incurred by Selling Group on Purchaser's behalf in keeping such Contracts Requiring Consent in effect.

     Section 5.10 - Post-Closing Agreements.

     (a) The parties hereto acknowledge that Purchaser may not have all required Licenses, Permits, consents and other governmental authorizations to take title to all of the Acquired Assets at the Closing and to thereafter operate all aspects of the Business. Selling Group agrees to cooperate with Purchaser Group in timely obtaining such licenses, permits and other governmental authorizations, as well as such consents to any Contract Requiring Consent and further agrees at Purchaser Group's request (i) to hold such of the Acquired Assets that cannot be transferred at the Closing in a constructive trust for the benefit of Purchaser until such transfer is permissible, and (ii) to operate such aspects of the Business as may not be operated by Purchaser after the Closing for the benefit of Purchaser until such operation by Purchaser is permissible.

     (b) Purchaser Group agrees: (i) to indemnify, defend and hold Selling Group harmless from and against any claim, cost or expense or liability arising from or as a result of Selling Group's good faith performance of its obligations pursuant to this Section 5.10; (ii) that its failure to obtain such licenses, permits or other governmental authorizations will not create a claim for rescission of its purchase of the Business; and (iii) to use its best efforts to obtain such licenses, permits or other governmental authorizations at the earliest date possible.

     Section 5.11 - Provision of Certain Information. Anything contained herein to the contrary notwithstanding, prior to the Closing Date, the Selling Group shall, upon the reasonable request of the Purchaser Group, obtain from any Governmental Authority any and all records pertaining to the Business and its operation, including but not limited to the Professionals, requested by the Purchaser Group and shall furnish a copy of such records to the Purchaser Group promptly upon its receipt thereof. If any Governmental Authority requires that a representative of the Selling Group review the records at such Governmental Authority's offices, the Selling Group shall so notify the Purchaser Group and use its best efforts to arrange for a mutually agreeable date and time jointly to review such records. If Selling Group's consent is required by a Governmental Authority before such records are released, Selling Group shall promptly provide their consent.

     Section 5.12 - Asserted Claims. Promptly after the receipt by Selling Group of notice of any Recoupment Claim or adjustment and/or modification to any rate of payment or proposed audit adjustment asserted or imposed by any Governmental Authority, Third Party Payor, Customer or other Person, whether prior to or after the

Closing (an "Asserted Claim"), Selling Group shall provide Purchaser Group with prompt written notice thereof (but, in any event, within ten (10) Business
Days), together with a copy of all Asserted Claims and all legal pleadings and other related documents. The Purchaser Group, at their option, may, (but shall not be obligated to) defend or oppose, at its own expense and by its own counsel, any such matter involving any Asserted Claim. If Purchaser Group chooses to do so, the Selling Group and their counsel shall cooperate in the defense against, compromise of, or opposition to, any such Asserted Claim and Selling Group shall make available to Purchaser Group, at Purchaser Group's request, all pertinent records, materials and information in its possession and/or under its control relating thereto and shall in good faith try to make available any individuals with knowledge relating to the Asserted Claim or information which may be pertinent to such defense. The Purchaser Group shall have the right to settle or compromise any Asserted Claim at its option. Selling Group shall not settle or compromise any Asserted Claim without first obtaining in each instance the prior written approval of Purchaser Group.

     Section 5.13 - Final Cost Reports. The Selling Group shall (i) file (if required) accurate and timely final cost reports relating to the portion of the current fiscal year of the Business from the commencement thereof through the Closing Date, i.e., "short period cost reports" (collectively, the "Final Cost Reports") with all applicable Governmental Authorities, Third Party Payors or private Payors in accordance with the terms of the programs in which the Business currently participates (including, without limitation, the Medicare and Medicaid (to the extent required) programs), and (ii) seek and utilize all of Purchaser's input and advice as to the preparation of the final cost reports and provide copies of all drafts and final copies of such Final Cost Reports to the Purchaser at the time of their filing.

     Section 5.14 - Access and Preliminary Inspection.

     (a) From the date hereof until and including December 29, 1997 (the "Inspection Period"), unless extended in accordance with this Section, the Purchaser Group may, at their option, conduct a due diligence inspection (the "Inspections") of the Business and such other information of the Selling Group it deems necessary or appropriate. The Selling Group shall promptly provide the Purchaser or its agents or contractors with information reasonably requested and in the possession of the Selling Group. If the results of any of the Inspections are unsatisfactory to the Purchaser Group, the Purchaser Group in its sole discretion shall have the right to terminate this Agreement upon notice to Selling Group. In the event of any such termination of this Agreement, all of Selling Group's and Purchaser Group's obligations hereunder shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party, and none of the parties hereto shall have any further liability or responsibility to the other without the need to exchange releases to confirm same, except that the Deposit, together with all interest thereon, shall be returned to Purchaser.

     (b) If Selling Group shall not have provided to Purchaser Group any document or other information reasonably requested by Purchaser Group during any of the Inspections on or before a date which is at least ten days prior to the last day of the Inspection Period, the Inspection Period upon notice thereof given by Purchaser Group to Selling Group shall be extended to a date which is at least ten days after the date on which the last such document or other information is provided to the Purchaser Group.

     Section 5.15 - Stockholder Meeting; Preparation of the Proxy Statement.

     (a) CHCA will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of the CHCA's Stockholders (the "Stockholders Meeting") if such meeting is required by applicable law and its By-laws for the purpose of approving this Agreement and the transactions contemplated by this Agreement.

     (b) CHCA will, as soon as practicable following the execution of this Agreement, prepare and file a preliminary proxy statement (the "Proxy Statement") with the Commission and will use its best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to CHCA's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission. CHCA will notify Purchaser Group promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser Group with copies of all correspondence between CHCA or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, CHCA will promptly prepare and mail to its stockholders and Purchaser Group such an amendment or supplement. If in the reasonable judgment of CHCA, an amendment or supplement to any Olympus Proxy Statement Information is required, Olympus shall promptly furnish such amendment or supplement which shall thereupon constitute Olympus' Proxy Statement Information. CHCA will not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser Group reasonably objects.

     Section 5.16 - Alternative Transactions. CHCA and its Subsidiaries and their respective officers, directors, employees and representatives have ceased, as of the date of the Letter of Intent, and will continue to refrain from participation in any existing discussions or negotiations, if any, with any parties conducted theretofore with respect to any Alternative Transaction and will not solicit any proposal for any Alternative Transaction. CHCA may, directly or indirectly, furnish information and access, in each case only in response to requests which were not solicited by CHCA, any of its Subsidiaries or their respective officers, directors, employees or representatives after the date of this Agreement, to any Person or group pursuant to confidentiality agreements, and may participate in discussions and negotiations with any such Person or group concerning any proposal for an Alternative Transaction if such Person or group has submitted a bona fide written proposal to the Board of Directors of CHCA relating to any such Alternative Transaction which the Board of Directors of CHCA reasonably determines represents a superior transaction to the transactions contemplated by this Agreement and if, in the opinion of the Board of Directors of CHCA after consultation with independent legal counsel, the failure to provide such information or negotiations would be a breach of their fiduciary duties to CHCA's stockholders under applicable law. CHCA shall notify the Purchaser Group immediately if any such request or proposal, or any inquiry or contact with any Person or group with respect thereto, is made and shall keep the Purchaser apprised of all developments which could reasonably be expected to culminate in the Board of Directors of CHCA withdrawing, modifying or amending its recommendation of this Agreement or the transactions contemplated hereby. CHCA agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which CHCA is a party unless, in the opinion of the Board of Directors of CHCA after consultation with independent legal counsel, the failure to provide such release or waiver would be a breach of their fiduciary duties to CHCA's stockholders under applicable law.

     Section 5.17 - No Solicitation.

     (a) In the event that this Agreement is terminated pursuant to Section 7.2, CHCA agrees that, until July 11, 1998, neither CHCA nor any of its Affiliates will solicit to employ any of the officers or key employees of the Purchaser Group or any of their respective subsidiaries with whom CHCA or any of its Affiliates had contact or who were specifically identified to CHCA or any of its Affiliates during the period commencing on July 11, 1997 through the date of such termination without obtaining the prior written consent of Olympus.

     (b) In the event that this Agreement is terminated pursuant to Section 7.3, the Purchaser Group agrees that, until July 11, 1998, neither the Purchaser Group nor any of its Affiliates will solicit to employ any of the officers or key employees of the Selling Group or any of their Subsidiaries with whom the Purchaser Group or any of their Affiliates had contact or who were specifically identified to the Purchaser Group or any of their Affiliates during the period commencing on July 11, 1997 through the date of such termination without obtaining the prior written consent of the Selling Group.

     Section 5.18 - Standstill. In the event that this Agreement is terminated pursuant to Section 7.2 or 7.3 (other than a termination due to Selling Group entering into an Alternative Transaction, Selling Group being unable, unwilling or refusing to consummate the Closing in accordance with the terms and conditions of this

Agreement or Selling Group being otherwise in breach of this Agreement), the Purchaser Group agrees that, until July 11, 1999, unless such shall have been specifically invited in writing by Selling Group, neither Purchaser Group nor any of its affiliates (as such term is defined under the Exchange Act) or representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities (or beneficial ownership thereof) or assets of Selling Group or any of their Subsidiaries (provided that nothing herein shall prohibit the Purchaser Group or any of its affiliates from acquiring in the open market and holding, of record or beneficially, not more than 2% of Selling Group's outstanding shares of common stock); (ii) any tender or exchange offer, merger or other business combination involving Selling Group or any of its Subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary acquisition with respect to Selling Group or any of its Subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of Selling Group, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Selling Group, (d) take any action which might force Selling Group to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Purchaser Group also agrees during such period not to request Selling Group (or their directors, officer, employees or agents) directly or indirectly, to amend or waive any provision of this Section 5.18 (including this sentence).

     Section 5.19 - Renaissance Capital Group Approval. The Selling Group covenants that it shall use its best efforts to cause Renaissance Capital Group, Inc. to (i) vote the shares of CHCA held by it in favor of the Acquisition and
(ii) execute and deliver a voting agreement to such effect at the time of the execution and delivery of the Purchase Agreement.

     Section 5.20 - Intentionally Omitted.

     Section 5.21 - Opinion of Financial Advisor. During the period commencing from the date hereof and ending on the date which is ten (10) days from the date hereof (the "Financial Advisor Opinion Period"), CHCA shall use its best efforts to obtain the opinion of Mayflower Group Ltd., Boston, Massachusetts (the "Financial Advisor Opinion") to the effect that, as of the date of this Agreement, the consideration to be received in the transactions contemplated by this Agreement is fair to CHCA from a financial point of view, and a complete and correct signed copy of the Financial Advisor Opinion shall be or promptly upon receipt thereof will be, delivered to the Purchaser Group. If CHCA, despite its best efforts, is unable to obtain the Financial Advisor

Opinion during the Financial Advisor Opinion Period, then CHCA shall have the right, prior to the expiration of the Financial Advisor Opinion Period, to terminate this Agreement upon written notice to Purchaser. In the event of any such termination of this Agreement, all of Selling Group's and Purchaser Group's obligations hereunder shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party, and none of the parties hereto shall have any further liability or responsibility to the other without the need to exchange releases to confirm same, except that the Selling Group's obligations under Section 11.1 shall survive any such termination. Upon the expiration of the Financial Advisor Opinion Period, the Selling Group shall have no right to terminate this Agreement due to its failure or inability to obtain a Financial Advisor Opinion.


                                  ARTICLE VI-A

                Purchaser Group's Conditions Precedent to Closing

     The Closing and the Purchaser Group's obligations hereunder and with respect thereto are expressly contingent and conditional upon the fulfillment, compliance, satisfaction and performance of each of the following conditions prior thereto, any one or more of which may be waived or deferred in whole or in part, but only in writing, by the Purchaser Group at its option and sole discretion.

     Section 6A.1 - Accuracy of Warranties; Compliance with Covenants and Title to Acquired Assets. All representations and warranties by Selling Group contained in and made pursuant to this Agreement shall be accurate and complete at and as of the Closing Date as though such representations and warranties were newly made on that date. In addition to the specific matters referred to in this
Article VI-A, the Selling Group shall have tendered to the Purchaser Group all of the agreements, instruments, documents, certificates, insurance policies and other materials required from Selling Group on or before the Closing Date pursuant to the terms of this Agreement (including, without limitation, those listed in Section 8.2); and the Selling Group shall have complied in all material respects with all of its affirmative and negative covenants set forth herein, and title to the Acquired Assets shall be in compliance with the requirements of this Agreement.

     Section 6A.2 - Closing Certificate. Selling Group shall deliver to the Purchaser Group a duly executed confirmatory closing certificate executed by Selling Group which represents and warrants that all conditions set forth in this Article have been fulfilled and satisfied.

     Section 6A.3 - Casualty or Eminent Domain Taking. There shall be no casualty, loss, destruction or damage to the Acquired Assets or to the land and building of which the premises occupied by the Seller under the Leases are a part, nor any condemnation or any eminent domain taking, pending or threatened, as to any part of such land and building which has not been restored, repaired or replaced to its condition prior to such loss, destruction or damage without any material diminution in value, space, or usefulness of the premises occupied by the Seller under the Leases.

     Section 6A.4 - Absence of Injunction, Etc. There shall (a) be no injunction, writ, temporary restraining order or any order of any nature issued or pending by any court or Governmental Authority directing that the transactions contemplated by this Agreement not be consummated or (b) be or occur after the date hereof any change in any federal, state or local law or regulation or the adoption or making after such date of any interpretation, directive or request applying to Purchaser of or under any such law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof which, in Purchaser's judgment, acting reasonably, would make it illegal for Purchaser Group to consummate the transactions contemplated hereby.

     Section 6A.5 - Opinions of the Selling Group's Counsel. The Purchaser Group shall have received opinions of counsel to the Selling Group, in form and substance satisfactory to the Purchaser Group, with respect to: (a) the valid existence and good standing of each of Selling Group and the due authorization, execution, delivery and binding effect and enforceability of this Agreement and each other agreement and instrument being executed in connection with this transaction, and (b) such other matters as Purchaser Group's counsel may reasonably request.

     Section 6A.6 - Conveyances. Selling Group shall have executed and delivered to the Purchaser Group bills of sale and effective absolute assignments sufficient to vest in the Purchaser Group good and clear marketable title to all of the Acquired Assets, all free and clear of all Liens, including, without limitation, the Bill of Sale, Assignment and Assumption Agreement referred to in
Section 2.4.

     Section 6A.7 - The Leases. The Purchaser shall have obtained an assignment of the Leases and consent thereto from the landlords thereunder and such non disturbance agreements as Purchaser Group may require upon terms reasonably satisfactory to the Purchaser Group. The land and building of which the premises occupied by the Seller under the Leases are a part, and the Seller's use of such premises for commercial office uses, shall comply with all applicable state, county and local zoning, environmental, land use and building laws, regulations and ordinances.

     Section 6A.8 - Employment/Consulting Agreements; Non-Competition. Purchaser shall have entered into employment or consulting agreements in form and substance satisfactory to Purchaser Group with the Designated Employees, and a non-competition agreement with Seller in form and substance as set forth in Exhibit D.

     Section 6A.9 - Intentionally omitted.

     Section 6A.10 - Consents. Selling Group shall have delivered on the Closing Date such consents, estoppel certificates, indemnities, affidavits and other documentation as may be reasonably required by the Purchaser Group with respect to the Lease and the Contracts Requiring Consent.

     Section 6A.11 - Provider Agreements. The Purchaser shall have obtained such Provider Agreements or assignments thereof pursuant to Section 5.9 as the Purchaser has elected to assume under Section 5.8, to be effective upon the Closing. Such Provider Agreements shall satisfy the conditions of Section 5.9.

     Section 6A.12 - Licenses, Permits and Accreditation. The Purchaser shall have obtained all Approvals necessary for the Purchaser's operation after the Closing of the Business. Said all Approvals shall not contain any requirements, conditions, limitations or restrictions other than those currently applicable to the Seller.

     Section 6A.13 - Service Agreements and Professional Contracts. With respect to each Service Agreement and each Professional Contract identified by the Purchaser pursuant to Section 5.8 as an agreement to be assumed by the
Purchaser: (a) the Purchaser shall have obtained the consent of each Customer which is a party to such a Service Agreement to the assignment thereof to the Purchaser, and the consent of each Professional who is a party to such a Professional Contract to the assignment thereof to the Purchaser, or (b) the Purchaser shall have obtained replacement Service Agreements and Professional Contracts with each such Customer and Professional, and, in either event, such consents and replacement agreements shall satisfy the conditions of Section 5.9.

     Section 6A.14 - Termination of Plans. The Purchaser Group shall be reasonably satisfied that all Plans and other employee fringe benefit arrangements, personnel policies, stock purchase plans or rights, stock option plans or rights, insurance plans and arrangements or other employee benefits shall not be binding upon the Purchaser upon the Closing, or are terminable at will by the Purchaser after the Closing.

     Section 6A.15 - Absence of Material Adverse Change. There shall have been no (a) material adverse change in the financial or business condition of Selling Group or in the physical condition of the Acquired Assets since the date of the Financial Statements and the date of the inspections thereof conducted by Purchaser Group, or (b) decline in the net worth of the Seller below that shown in the Financial Statement.

     Section 6A.16 - Payment of Pre-Closing Obligations. The Selling Group shall have paid or made a provision for the payment of the Indebtedness and Pre-Closing Obligations of Selling Group in accordance with Section 5.5 which the Purchaser

Group shall identify to the Selling Group as Pre-Closing Obligations which must be paid as so provided for prior to the Closing.

     Section 6A.17 - Opinion of Financial Advisor. A complete and correct signed copy of the Financial Advisor Opinion shall have been delivered to Purchaser Group in accordance with Section 5.21.

     Section 6A.18 - Reimbursement. At all times prior to the Closing, the Business will continue to have all Medicare and Medicaid certification, Medicare and Medicaid provider numbers and other reimbursement/payor documentation and provider agreements required to receive reimbursement at least to the same extent as existed as of the date of this Agreement, without pending or threatened institution of any proceeding by any Governmental Authority to terminate or suspend such certification or agreements or prevent the transactions contemplated by this Agreement, and without new restrictions or limitations.

     Section 6A.19 - Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of CHCA in accordance with applicable law and CHCA's Certificate of Incorporation.

     Section 6A.20 - Deemed Waiver of Conditions Precedent. Any condition precedent to the Closing which has not been fulfilled, complied with, satisfied or performed at or prior to the Closing Date shall be conclusively deemed waived if the Purchaser Group consummate the Closing despite the lack of fulfillment, compliance with, satisfaction or performance of such condition, except that any such consummation of the Closing without the fulfillment, compliance, satisfaction or performance of any condition precedent shall not relieve the Selling Group from their indemnification obligations pursuant to Section 9.1.


                                  ARTICLE VI-B

               The Selling Group's Conditions Precedent to Closing

     The Closing and the Selling Group's obligations hereunder and with respect thereto are expressly contingent and conditional upon the fulfillment, compliance, satisfaction and performance of each of the following conditions prior thereto; any one or more of which may be waived or deferred in whole or in part, but only in writing, by the Selling Group at its option and sole discretion.

     Section 6B.1 - Accuracy of Warranties; Compliance with Covenants. All representations and warranties by the Purchaser Group contained in and made pursuant to this Agreement shall be accurate and complete in all material respects at and as of the Closing Date. In addition to the specific matters referred to in this Article VI-B, the Purchaser Group shall have tendered to the Selling Group all of the materials required from the Purchaser Group on or before the Closing Date pursuant to the terms of this Agreement (including, without limitation, those listed in Section 8.3); and the Purchaser Group shall have complied with all of its affirmative and negative covenants set forth herein.

     Section 6B.2 - Closing Certificate. The Purchaser Group shall deliver to the Selling Group a duly executed confirmatory closing certificate executed by the Purchaser Group which represents and warrants that all conditions set forth in this Article have been fulfilled and satisfied.

     Section 6B.3 - Absence of Injunction. There shall be no injunction, writ, temporary restraining order or any order of any nature issued or pending by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated.

     Section 6B.4 - Opinion of Purchaser Group's Counsel. The Selling Group shall have received an opinion of counsel to the Purchaser Group, in form and substance reasonably satisfactory to the Selling Group, with respect to: (a) the valid existence and good standing of each of the Purchaser Group; (b) the due authorization, execution, delivery and binding effect and enforceability of this Agreement and each other agreement and instrument being executed in connection with this transaction by the Purchaser Group; and (c) such other matters as Selling Group's counsel may reasonably request.


                                   ARTICLE VII

                 Rights of Termination and Remedies for Default

     Section 7.1 - Default by Selling Group. In the event that all of the conditions precedent set forth in Article VI-A of this Agreement have been satisfied or waived by the Purchaser Group on or prior to the Closing Date, and the Purchaser Group are ready, willing and able to proceed with the Closing, but Selling Group are unable, unwilling or refuse to consummate the Closing in accordance with the terms and conditions of this Agreement, or in the event that Selling Group are otherwise in breach of this Agreement, then the Purchaser Group may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other document, agreement or instrument from the Selling Group, or for the injunction against a violation of any of the terms hereof or thereof, or in and of the exercise of any power granted hereby or thereby or by law. The Selling Group recognizes that in such event, any remedy at law may prove to be inadequate relief to the Purchaser Group and therefore the Purchaser Group may obtain any such equitable relief, including, without limitation, temporary and permanent injunctive relief in any such case without the necessity of posting a bond or other security or proving actual damages. No course of dealing and no delay on the part of the Purchaser Group in exercising any right shall operate as a waiver thereof or otherwise prejudice the Purchaser Group's rights. No right conferred hereby or by any other document, agreement or instrument from the Selling Group upon the Purchaser Group shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the generality of the foregoing, the Purchaser Group shall be entitled to all damages and remedies available to Purchaser Group under all applicable laws as a result of such default including, without limitation, the return of the Deposit, together with all accrued interest thereon, together with reasonable attorneys' fees and expenses incurred by the Purchaser Group to enforce this Agreement.

     Section 7.2 - Purchaser Group's Right to Terminate.

     (a) If any one or more conditions set forth in Article VI-A has not been fulfilled, satisfied or waived in writing by the Purchaser Group on or prior to the Closing Date, then the Purchaser Group may, at their option, terminate this Agreement, effective upon the receipt by the Selling Group of written notice of such termination.

     (b) This Agreement may be terminated by the Purchaser Group if (I) a proposal for an Alternative Transaction for the Selling Group exists and the Board of Directors of the Selling Group withdraws, modifies or amends its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Purchaser Group, (ii) the Board of Directors of the Selling Group recommend to the stockholders of the Selling Group an Alternative Transaction for the Selling Group, (iii) the Commission fails to approve the Proxy Statement on or before December 30, 1997 (unless the Closing shall have been extended pursuant to Section 8.1, in which case said date shall be the earlier of (X) the date to which the closing shall have been so extended and (Y) January 15, 1998 (in each case, the "Extension Date"),and (iv) the stockholders of the Selling Group fail to approve this Agreement and the transactions contemplated hereby on or December 30, 1997 or, if the Closing shall have been extended pursuant to Section 8.1, the Extension Date.

     (c) Subject to Sections 5.13 and 5.14 and the provisions relating to payment of expenses and other payments in Section 11.1 hereof, in the event of any such termination by the Purchaser Group of this Agreement, all of the Selling Group's and the Purchaser Group's obligations hereunder shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party, and none of the parties hereto shall have any further liability or responsibility to the other without the need to exchange releases to confirm same, except that (i) the Confidentiality Agreement between CHCA and Olympus, dated May 29, 1997 (the "Confidentiality Agreement"), shall survive any termination of this Agreement and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder and (ii) the Deposit, together with all accrued interest thereon, shall be returned to the Purchaser.

     Section 7.3 - Default by Purchaser Group. In the event that the Selling Group is ready, willing and able to proceed with the Closing and the Purchaser Group fails to complete the transactions contemplated in this Agreement, which failure is due exclusively to the unwillingness, inability or refusal of the Purchaser Group to fulfill their obligations at such Closing, other than pursuant to the Purchaser Group's right to terminate under any provision of
Section 7.2, then the Selling Group may terminate this Agreement by delivering notice thereof to the Purchaser Group. The parties agree that damages at law for such termination are difficult or impossible to ascertain, and in lieu thereof in the event of a proper and valid termination of this Agreement by the Selling Group pursuant to this Section, the Selling Group shall retain the Deposit, as the Selling Group's sole, exclusive and liquidated damages. In such event, this Agreement shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party against the other, without the need for the exchange of releases.

     Section 7.4 - Selling Group's Right to Terminate. If any one or more conditions set forth in Article VI-B has not been fulfilled, satisfied or waived in writing by the Selling Group on or prior to the Closing Date, then the Selling Group may, at its option, terminate this Agreement, effective upon the receipt by the Purchaser Group of written notice of such termination. In the event of any such termination of this Agreement, all of the Purchaser Group's and the Selling Group's obligations hereunder shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party, and none of the parties hereto shall have any further liability or responsibility to the other without the need to exchange releases to confirm same.


                                  ARTICLE VIII

                                     Closing

     Section 8.1 - Closing Date. The Closing under this Agreement shall take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts at 10:00 a.m. on the last to occur of
(a) the fifth Business Day following receipt of all of the Approvals, (b) thirty
(30) days following the expiration of the Inspection Period and (c) December 31, 1997 (unless otherwise extended by either party to a date not beyond January 30, 1998, upon prior written notice to the other party sent on or before December 30, 1997) (such date of Closing being referred to herein as the "Closing Date").

     Section 8.2 - Deliveries of the Selling Group at Closing. At the Closing, the Selling Group shall deliver to the Purchaser Group the following:

     (a) Good and clear marketable title to, and full undisturbed possession of, the Acquired Assets, free from all Liens (other than Permitted Liens), and full use and enjoyment of same.

     (b) Secretary's certificates and such certificates from public officials relating to legal existence, corporate good standing, charter documents, state sales tax clearance and municipal tax payments and assessments, which the Purchaser Group may reasonably request to verify any warranties of the Selling Group herein.

     (c) Such discharges, termination statements, releases and the like with respect to the Acquired Assets as the Purchaser Group may reasonably request.

     (d) The Bill of Sale, Assignment, and Assumption Agreement and all other documents, instruments, and agreements referred to in Section 2.4.

     (e) The Financial Advisor Opinion.

     (f) The Leases, duly assigned to the Purchaser with the consent of the landlords, free and clear of any Lien (other than a Permitted Lien) and such non disturbance agreements as Purchaser Group may reasonably require.

     (g) Consents to the assignments of the Provider Agreements or replacement agreements described in Section 6A.11.

     (h) Consents to the assignments of the Service Agreements and Professional Contracts or replacement agreements described in Section 6.A.

     (i) Subject to the provisions of Section 11.14, all other books, records, contracts, materials and properties related to the Acquired Assets, including, without limitation, all such books, records, contracts and materials for periods extending back not less than three years, which records shall be delivered to the Purchaser Group or located at the premises leased by the Seller under the Leases.

     (j) Certificate of resolutions of the boards of directors and shareholders of each of the Selling Group authorizing the transactions contemplated hereby, certified by the Secretaries of each of the Selling Group.

     (k) Certificate of the Secretaries of each of the Selling Group as to Incumbency and other related matters.

     (l) A copy of the duly adopted by-laws of each of the Selling Group, certified by the Secretaries of each of the Selling Group to be true, complete and accurate as of the Closing Date.

     (m) Closing Certificate referred in Section 6A.2 executed by Selling Group.

     (n) Opinion of Counsel referred to in Section 6A.5.

     (o) Any other document reasonably requested by the Purchaser Group to confirm or verify the accuracy of the warranties by Selling Group herein and the compliance by Selling Group with its covenants herein.

     (p) Evidence of payment or provision for the payment of the Selling Group's' Indebtedness and Pre-Closing Obligations referred to in Section 6A.18, in form and substance satisfactory to the Purchaser Group.

     (q) Evidence of payment of all personal property tax bills due and owing related to the Acquired Assets, or an adequate hold-back in Purchaser Group's reasonable judgment to pay such bills.

     Section 8.3 - Deliveries of Purchaser at Closing. At the Closing, the Purchaser Group shall deliver or cause to be delivered to the Selling Group the following:

     (a) Payment of the Purchase Price in accordance with Section 2.3 hereof, together with a statement of any adjustments thereto.

     (b) Certificate of resolutions of the boards of directors of each of the Purchaser Group authorizing the transactions contemplated hereby, certified by the clerks of the Purchaser Group.

     (c) The Closing Certificate referred to in Section 6B.2.

     (d) The Opinion of Counsel referred to in Section 6B.4.


                                   ARTICLE IX

                                 Indemnification

     Section 9.1 - The Selling Group's Obligations to Indemnify Purchaser. (a) The Selling Group jointly and severally agrees to indemnify and hold harmless Purchaser Group from and against any claim, loss, damage, liability, tax, interest, penalty, cost, suit, judgment, order, lien, obligation or expense whether administrative, judicial or otherwise (including, but not limited to, reasonable attorneys', consultants', accountants' and expert witness fees), suffered, sustained, incurred or required to be paid at any time, whether or not suit is brought, arising out of, resulting from or because of or from (i) any misrepresentation, inaccuracy, incompleteness or breach of any warranty contained in this Agreement including, but not limited to, Article III hereof; (ii) any liabilities of the Selling Group which become liabilities of the Purchaser Group, except in accordance with this Agreement; (iii) any federal, state or local taxes, penalties or interest assessed against Seller for any period whether before or after the Closing Date or against the Acquired Assets due in respect of any fiscal period ended before the Closing Date; (iv) a breach of any obligation, covenant or agreement made or to be performed by Selling Group under or pursuant to this Agreement and any document given in connection herewith; (v) any failure of Seller to transfer to Purchaser good, clear and marketable title to any of the Acquired Assets, free and clear of all Liens (other than Permitted Liens); (vi) out of or by reason of any Recoupment Claims, Pre-Closing Obligations and/or Retained Liabilities;
(vii) by reason of any failure to comply with applicable tax lien or bulk sales laws; (viii) any act or omission of Selling Group creating liability under Environmental Laws; (ix) the assertion of off-site liabilities under Environmental Laws whose cause is alleged to originate as a result of actions, omissions or conditions of or caused by Selling Group prior to the Closing Date;
(x) any Release (as defined in Section 101(22) of CERCLA) of any Hazardous Materials on, to, in, under or from the real estate upon which the Business is situated which occurred at any time prior to the Closing Date or which arises after the Closing Date in connection with acts or omissions prior to the Closing Date; (xi) by reason of enforcement of this indemnification provision; and (xii) reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Purchaser Group in connection with any matters indemnified against.

     (b) Each of the items set forth in this Section 9.1 shall be referred to as the "Purchaser Group's Indemnified Claims." Every representation, warranty, covenant and agreement of Selling Group set forth in this Agreement and every one of the rights and remedies of Purchaser Group for any one or more breaches of this Agreement by Selling Group, subject to the provision in Section 9.1(c) shall survive and not be deemed waived by the Closing and shall be effective regardless of any inspection or investigation that may have been made at any time by or on behalf of the Purchaser Group or by their directors, officers, employees or agents or any prior knowledge by or on the part of the Purchaser Group or their directors, officers, employees or agents; provided, however, that the Selling Group shall not be required to indemnify and hold harmless Purchaser Group under Section 9.1(a)(i) unless such right to indemnification is asserted by Purchaser Group by notice to Selling Group within the following time periods:

          (i) with respect to the representations and warranties set forth in
     Section 3.16 (tax matters), within the applicable statute of limitations for a violation of the underlying law which forms the basis of such claim (including all extensions thereof agreed to with tax authorities), plus two months;

          (ii) with respect to (A) the representations and warranties set forth in Sections 3.1, 3.3. 3.8, 3.11 and 3.24, (B) any fraud or intentional misrepresentation by or on behalf of the Selling Group, and (C) the Selling Group's obligations to indemnify the Purchaser Group pursuant to Section
     9.1 for any damages, losses, obligations, tax, interest, penalty, suits, judgments, orders, liens, liability, debts, claims, actions, causes of action, encumbrances, costs and expenses arising from or relating to any facts, matters, items, things or events which were intentionally or fraudulently hidden or concealed by or on behalf of Selling Group, there shall be no limitation on the time for making a claim; and

          (iii) with respect to all other matters covered by Section 9.1(a)(i), on or before the date which is five (5) years from the date hereof.

     (c) The Selling Group shall not be liable to the Purchaser Group for indemnification claims under Section 9.1(a)(i) until the aggregate amount of indemnification claims under Section 9.1(a)(i) exceeds $25,000 (the "Threshold Amount"), at which time the Seller shall be liable for the full amount of such claims; provided, however, that the dollar limitation above shall not apply to claims pertaining to a breach of the representations and warranties contained in
(i) Sections 3.1, 3.8, 3.11, 3.16 and 3.24, (ii) out of or in connection with any Recoupment Claim, Pre-Closing Obligations or Retained Liabilities, or (iii) any fraud or intentional misrepresentation on the part of the Selling Group or things or matters that are intentionally or fraudulently hidden or concealed by or on behalf of the Selling Group. In determining whether the aggregate amount for which the Purchaser is entitled to be indemnified hereunder is at least the Threshold Amount, and in determining the aggregate amount of any Indemnification Claims hereunder, any requirement contained in this Agreement that any misrepresentation, or breach of warranty or covenant, or event or fact be "material" or have a "material" adverse effect in order to constitute a misrepresentation, omission, or breach of warranty, covenant or agreement under this Agreement shall be disregarded in its entirety.

     Section 9.2 - The Purchaser Group's Obligations to Indemnify Selling Group. The Purchaser Group agrees to indemnify and hold harmless Selling Group from and against any claim, loss, damage, liability, tax, interest, penalty, cost, suit, judgment, order, lien, obligation or expense whether administrative, judicial or otherwise (including, but not limited to, reasonable attorneys', consultants', accountants' and expert witness fees), whether or not suit is brought, arising
(i) by reason of or from any misrepresentation or breach of any warranty contained in this Agreement including, but not limited to, Article IV hereof;
(ii) out of or in connection with any liabilities of the Selling Group specifically assumed by the Purchaser Group hereunder; (iii) by reason of or from a breach of any covenant or agreement made or to be performed by the Purchaser Group under or pursuant to this Agreement and any document given in connection herewith; (iv) by reason of enforcement of this indemnification provision; and (v) reasonable costs and expenses (including, without limitation, reasonable attorneys fees) incurred by Selling Group in connection with any matters indemnified against.

     Each of the items set forth in this Section 9.2 shall be referred to as the "Selling Group's Indemnified Claims." Every representation, warranty, covenant and agreement of the Purchaser Group set forth in this Agreement and every one of the rights and remedies of the Selling Group or any one or more breaches of this Agreement by the Purchaser Group shall survive and not be deemed waived by the Closing to the extent set forth herein and shall be effective regardless of any investigation that may have been made at any time or their directors, officers, employees or agent by or on behalf of the Selling Group.

     The Purchaser Group shall not be liable to the Selling Group for indemnification claims under this Section 9.2 until the aggregate amount of indemnification claims under this Section 9.2 exceeds the Threshold Amount, at which time the Purchaser Group shall be liable for the full amount of such claims; provided, however, that the dollar limitations above shall not apply to a breach of the representations and warranties contained in (i) Section 4.1 or
(ii) any fraud or intentional misrepresentation on the part of the Purchaser Group or things or matters that are intentionally or fraudulently hidden or concealed by or on behalf of the Purchaser Group. In determining whether the aggregate amount for which the Purchaser Group is entitled to be indemnified hereunder is at least the Threshold Amount, and in determining the aggregate amount of any Indemnification Claims hereunder, any requirement contained in this Agreement that any misrepresentation, or breach of warranty or covenant, or event or fact be "material" or have a "material" adverse effect in order to constitute a misrepresentation, omission, or breach of warranty, covenant or agreement under this Agreement shall be disregarded in its entirety. Further, the indemnification threshold set forth herein shall have no application for any loss, expenses or damage incurred as a result of the breach by a party to this Agreement of a covenant that requires an action to be taken or an obligation (including a payment obligation) to be met after the Closing, or to any breach or violation of any other written agreement entered into in connection with Closing.

     Section 9.3 - Procedures for Indemnification. The obligations and liabilities of Selling Group with respect to any Purchaser Group's Indemnified Claims and the obligations and liabilities of the Purchaser Group with respect to Selling Group's Indemnified Claims shall be subject to the following terms and conditions, with the indemnified party designated as the "Indemnitee," the party with the indemnification obligation designated as the "Indemnitor," and the Purchaser Group's Indemnified

Claim or Selling Group's Indemnified Claim, as the case may be, designated as the "Indemnified Claim" for the purposes of this Section 9.3:

     (a) Within a reasonable period of time (but not to exceed (x) thirty (30) days after Indemnitee receives written notice of any basis for an Indemnified Claim with respect to which no action, suit or proceeding has been commenced, or
(y) ten (10) Business Days after Indemnitee receives written notice of any action, suit or proceeding which may form the basis of any Indemnification Claim, provided that failure to provide any such notice within such time period will not bar any Indemnification Claim except to the extent (and only to the extent) Indemnitor is actually prejudice thereby), Indemnitee shall give the Indemnitor written notice of any such Indemnified Claim, which notice shall state the facts giving rise to an alleged basis for the Indemnified Claim and an approximation of the amount of liability under such Indemnified Claim, to the extent known to Indemnitee (the "Indemnification Notice").

     (b) In the event any action, suit or proceeding is brought against the Indemnitee with respect to an Indemnified Claim, the action, suit or proceeding shall, at the Indemnitor's written election made within forty-five (45) days of the Indemnitor's receipt of written notice of the commencement of such action, suit or proceeding, be defended by the Indemnitor (including all proceedings on appeal or review in connection therewith) at the Indemnitor's expense and liability. Pending the Indemnitor's election hereunder, Indemnitee shall have the right to employ its own counsel to file a request for an extension of time to file an answer, or to file an answer if the Indemnitor fails to have its counsel file an answer within three days prior to the expiration of the period within which an answer must be filed, as such period may be extended; without waiving any of Indemnitee's rights hereunder. The Indemnitee shall have the right to employ its own counsel, for the duration of such action, suit or proceeding, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless the Indemnitor has not elected within the required time period to defend any such action, suit or proceeding, or unless the actions or inactions by counsel retained by Indemnitor appears reasonably likely to result in a judgment against Indemnitee because of a failure to defend the action in a reasonably prudent manner (the burden to prove same by a preponderance of the evidence to rest with Indemnitee), in which event the Indemnitor shall pay such counsel fees and expenses. The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages, whether or not it is so represented.

     (c) If Indemnitor does not assume the defense of any Indemnified Claim in accordance with the terms hereof, Indemnitee may defend against such Indemnified Claim in such manner as it may deem appropriate or may settle or pay such claim, after giving notice of the same to Indemnitor, on such terms as Indemnitee may deem appropriate. If Indemnitor does assume the defense of any Indemnified Claim and, for whatever reason (including, without limitation, Indemnitor's failure to pay any judgment, settlement or attorney's fees with respect thereto) or if Indemnitee is permitted to retain its own counsel with respect to any Indemnified Claim at Indemnitor's expense, Indemnitee may pay such amounts which Indemnitee may deem appropriate after giving notice of same to Indemnitor. In the event of any such payments by Indemnitee pursuant to this Section 9.3(c), Indemnitor shall reimburse Indemnitee for the amounts actually so paid by Indemnitee within ten
(10) days after Indemnitee's demand therefor.

     Section 9.4 - Interest and Attorneys' Fees. In the event that any Indemnitor fails to pay to an Indemnitee any of the payment obligations pursuant to the terms and conditions of this Agreement, when such payments are due, the amounts of such payments shall accrue interest at a rate equal to five percent (5%) per annum over Base Rate in effect from time to time or the maximum rate permitted by applicable law, whichever is less, from the due date thereof through and including the date of such payment. The Indemnitor also shall be liable to the Indemnitee for all reasonable attorneys' fees and expenses incurred by such Indemnitee to enforce its rights and remedies hereunder, whether or not suit is brought.


                                    ARTICLE X

                              Post-Closing Matters

     From and after the Closing Date, Selling Group and Purchaser Group covenant and agree as follows, all of which shall survive the Closing:

     Section 10.1 - Permits and Accreditation. Selling Group will cooperate with and diligently assist the Purchaser Group with the filing of all notices and requests required with respect to the transfer or the obtaining by the Purchaser of all licenses, Permits, accreditations, certifications and other approvals required to operate the Business.

     Section 10.2 - Employees. Effective as of the Closing Date, Seller shall terminate the employment of all of the Employees listed on Schedule 3.7. Seller shall be responsible for any severance payments, accrued payroll, sick pay and associated payroll tax liabilities, pension or other retirement plan obligations, COBRA rights, WARN Act liability and any other liabilities associated with such termination. Purchaser agrees to hire all of the Employees immediately after the Closing Date at the same rates of pay as they enjoyed immediately before the termination of their employment with Seller. Purchaser's commitment to hire all of the employees shall not be construed as a contract of employment and, except for those employees with written employment agreements with or assumed by Purchaser, all of the employees hired by Purchaser shall be employees at will.

                                   ARTICLE XI

                                  Miscellaneous

     Section 11.1. - Payment of Expenses and Other Payments.

     (a) Whether or not the transactions contemplated hereby shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

     (b) The Selling Group agrees that (i) if this Agreement is terminated as a result of the Selling Group entering into an Alternative Transaction, the Selling Group shall pay to the Purchaser Group a fee of $250,000 in cash; (ii) if this Agreement is terminated due to the failure to obtain the requisite approval of the Selling Group's stockholders, at a duly held stockholders' meeting, of the transactions contemplated hereby and of this Agreement, the Selling Group shall pay to the Purchaser Group $50,000 in cash; and (iii) if this Agreement is duly terminated pursuant to Section 5.21, the Selling Group shall pay Purchaser Group $50,000 in cash, provided that, in the event of the occurrence of both (i) and (ii) or (i) and (iii), the fee payable by the Selling Group to the Purchaser Group under this Section 11.1(b) shall be $250,000.

     Section 11.2 - No Broker. Selling Group represents to the Purchaser Group, and the Purchaser Group represents to the Selling Group, that no agent, finder or broker has acted for it or was the producing and effective cause of this Agreement or the transactions contemplated herein, and that no commissions or finder's fees are due to any third parties. The parties agree to indemnify and hold each other harmless with respect to any and all expenses, obligations, and liabilities resulting from the claims or causes of action relating to any claims made by any person retained or used by the indemnifying party for any agent's, broker's or finder's fees or commissions relating to the transactions contemplated herein.

     Section 11.3 - Entire Agreement. This Agreement, together with the Schedules and the Exhibits attached hereto or referred to herein and all certificates and documents delivered in connection herewith contain the entire understanding of the parties with respect to the subject matters hereof and supersedes all prior and other contemporaneous oral or written understandings and agreements between the parties hereto.

     Section 11.4 - Binding Effect; Assignment. This Agreement, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, personal representatives and permitted assigns.

     Section 11.5 - Notices. Any notice, demand, offer or other writing required or permitted pursuant to this Agreement shall be in writing, furnished in duplicate and shall be transmitted by hand delivery, certified mail, return receipt requested, or Federal Express or another nationally recognized overnight courier service, postage prepaid, as follows:

     (a)  If to Selling Group:

               Consolidated Healthcare Associates, Inc.
               PTS Rehab, Inc.
               38 Pond Street
               Franklin, Massachusetts 02038
               Attn: President

          With a copy to:

               Robinson & Cole LLP
               One Boston Place
               Boston, MA 02108
               Attn:  David A. Garbus, Esq.

     (b)  If to Purchaser Group:

               Olympus Healthcare Group, Inc.
               2000 West Park Drive
               Suite 310
               Westborough, Massachusetts  01581
               Attn:  President

          With a copy to:

               Hutchins, Wheeler & Dittmar
               A Professional Corporation
               101 Federal Street
               Boston, Massachusetts 02110
               Attn:  Jack H. Fainberg, Esq.

     Any party shall have the right to change the place to which such notice shall be given by similar notice sent in like manner to all other parties hereto. Any such notice, if sent by private express overnight courier service, shall be deemed delivered on the earlier of the date of actual delivery or the next business day following deposit, postage prepaid, with such private express overnight courier service and if delivered by hand delivery shall be deemed delivered on the date of the actual delivery and if sent by mail, shall be deemed delivered on the earlier of the third day following deposit with the U.S. Postal Service or actual delivery.

     Section 11.6 - Captions. The captions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provisions hereof.

     Section 11.7 - Joint Effort. The preparation of this Agreement has been the joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

     Section 11.8 - Counterparts. This Agreement may be executed in counterparts and each executed copy shall be deemed an original which shall be binding upon all parties hereto.

     Section 11.9 - Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or articles contained in this Agreement shall not affect the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

     Section 11.10 - No Offer. Neither the negotiations to date nor the preparation of this Agreement shall be deemed an offer by any party to the other. No such contract shall be deemed binding on any party until such party has executed and delivered a written agreement.

     Section 11.11 - Amendments. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

     Section 11.12 - Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed a part of this Agreement as if fully set forth in this Agreement.

     Section 11.13 - Waivers. No terms and provisions hereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the Schedules or Exhibits shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

     Section 11.14 - Further Assurances. The Selling Group and the Purchaser Group each agree that they will at any time before and after the Closing execute and deliver all additional documents, and do any other acts or things that may be reasonably requested by the Selling Group and the Purchaser Group, as the case may be, in order to further perfect the rights and interests contemplated hereunder. Each of the Selling Group and the Purchaser Group shall from time to time execute and deliver prior to, at and after the Closing such further instruments and documents and take such other action as may reasonably be required in order to carry out and effectuate this Agreement and the transactions contemplated hereby. In addition, following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business the Acquired Assets or Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any Governmental Authority, (iv) the determination or enforcement of the rights or obligations of any party seeking indemnification hereunder, (v) the collection of accounts receivable or notes receivable, (vi) medical and patient records with respect to determining the appropriateness, necessity, adequacy of services provided to patients; or (vii) in connection with any actual or threatened action or proceeding with respect to the provisions of Article IX hereof. Further, each party agrees for a period extending six (6) years after the Closing Date or such longer period as may be reasonably requested by the other party, not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree to take possession thereof during the ten (10) days after such offer is made.

     Section 11.15 - Governing Law. This Agreement including the validity thereof and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     Section 11.16 - Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. No Person who is not a party to this Agreement may rely hereon or derive any benefit hereby as a third party beneficiary or otherwise.

     Section 11.17 - Arbitration.

     (a) In the event of any dispute among the parties hereunder, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association as then existing in Boston, Massachusetts, the award of the arbitrators shall be final and binding upon the parties, and judgment upon the award rendered may be entered in any court having jurisdiction but there shall be no appeal from such award.

     (b) The parties may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three, one named in writing by the Selling Group, and one by the Purchaser Group, within fifteen (15) days after notice of arbitration is served upon either party by the other and a third arbitrator selected by these two arbitrators within fifteen (15) days thereafter. If the two arbitrators cannot select a third arbitrator within such fifteen (15) days, either party may request that the American Arbitration Association select such third arbitrator. If one party does not choose an arbitrator within fifteen (15) days, the other party shall request that the American Arbitration Association name such other arbitrator. No one shall serve as an arbitrator who is in any way financially interested in this Agreement or in the affairs of either party.

     (c) Each of the parties hereto shall pay its own expenses of arbitration and one half of the expenses of the arbitrators. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators may assess, as part of their award against the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the arbitrators.

     (d) Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

     Section 11.18 - Rules of Construction; Interpretation. References in this Agreement to "herein," "hereof" and "hereunder" shall be deemed to refer to this Agreement and shall not be limited to the particular text or Section in which such words appear. The use of any gender shall include all genders, and the singular number shall include the plural and vice versa as the context may require so that, without limitation, any representation or covenant from all Selling Group shall apply to Seller individually and all Seller collectively. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of any other documents executed in connection herewith, the terms and provisions hereof shall in each instance prevail.

     Section 11.19 - Letter of Intent. This Agreement supersedes the Letter of Intent in its entirety, except for Sections 8 and 9 thereof.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date first above appearing.


                                        CONSOLIDATED HEALTHCARE
                                        ASSOCIATES, INC.

                                        By:  /s/ Rober M. Whitty
------------------------                -----------------------------------
/s/  David Garbus                       Title: President
Witness



                                        PTS REHAB, INC.

                                        By: /s/ Robert M. Whitty
------------------------                -----------------------------------
/s/ David Garbus                        Title: President
Wintess



                                        OLYMPUS HEALTHCARE GROUP, INC.

                                        By: /s/ Paul Allison
------------------------                -----------------------------------
/s/ Jack Fainberg                       Title: Vice President
Wintess



                                        OLYMPUS OUTPATIENT SERVICES, INC.

                                        By: /s/ Paul Allison
------------------------                -----------------------------------
/s/ Jack Fainberg                       Title: Vice President
Wintess

                                    SCHEDULES

Schedule 2.1(c)                         Inventories

Schedule 2.1(d)                         Fixed Assets

Schedule 2.6                            Allocation of Purchase Price

Schedule 3.1(e)                         Jurisdictions

Schedule 3.2                            Conflicts

Schedule 3.3                            Security Deposits; Landlord Consents

Schedule 3.4                            Licenses, Permits and Other Approvals;
                                        Reports, Surveys

Schedule 3.7 Employee Policies; NLRB proceedings, etc.; Employee Accruals; Compensation and Benefits for Employees; Positions

Schedule 3.9                            Executory Contracts; Defaults

Schedule 3.10                           Condition of Acquired Assets

Schedule 3.12                           Litigation

Schedule 3.14                           Financial Statements

Schedule 3.17                           Insurance Policies

Schedule 3.18 Provider Agreements; Charges and Rates, Rate Limitations, Rate Appeals, etc.

Schedule 3.19                           Conditions to Professional Licenses

Schedule 3.20                           Customers

Schedule 3.21                           Employee Benefit Plans; ERISA

Schedule 3.22                           No Material Adverse Change

Schedule 4.3                            Litigation

Schedule 4.4                            Financial Statements

Schedule 4.5                            No Material Adverse Change

Schedule 4.7                            Consents

Schedule 5.8                            Assumption of Contracts

                                    EXHIBITS


Exhibit A                               Leases

Exhibit B                               Bill of Sale, Assignment and Assumption
                                        Agreement

Exhibit C                               Escrow Agreement

Exhibit D                               Non Competition Agreement

                  Opinion of Consolidated's Financial Advisor


                                    Annex B

                                                                December 2, 1997

The Board of Directors
Consolidated Health Care Associates, Inc.
35 Pond Street
Franklin, MA 02038
Attn:  James Kenney, Chairman


Gentlemen:

     This letter to the Board of Directors of Consolidated Health Care Associates, Inc., ("Consolidated" or the "Company") from The Mayflower Group, Ltd. is to opine as to the fairness to Consolidated stockholders, from a financial point of view, of the sale of substantially all of the assets of PTS Rehab, Inc. ("PTS"), a wholly-owned subsidiary of Consolidated, consisting of four outpatient clinics, located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts (the "Centers") which provide ancillary healthcare and outpatient rehabilitation services (collectively, the "Business") and the related leases, provider agreements, service agreements and professional contracts and goodwill (collectively, the "Purchased Assets") to Olympus Outpatient Services, Inc., a wholly-owned subsidiary (the "Purchaser") of Olympus Healthcare Group, Inc., a Delaware corporation ("Olympus"), which is headquartered in Westborough, Massachusetts, and the assumption by the Purchaser of certain limited disclosed liabilities of Consolidated and PTS related to the Business and such Purchased Assets (the "Sale").

Information Considered

     Under the Purchase Agreement relating to the Sale, Olympus will pay Consolidated a Purchase Price ("Purchase Price") of $1.7 million, payable in cash at closing. A deposit of $100,000 has been paid as a refundable deposit toward the Purchase Price.

     In order to assure an orderly transition in connection with the Sale, effective November 3, 1997, Consolidated and PTS entered into a Management Agreement (the "Management Agreement") with the Purchaser as manager ("Olympus Manager"), pursuant to which the Olympus Manager was engaged to provide advisory, support, consulting, and administrative services in the management of the Centers and the Business prior to consummation of the Sale.

     The due diligence and analysis of the Sale to Olympus was conducted by Mayflower's president, Marshall Sterman. In conducting its due diligence, Mayflower interviewed the following Consolidated management people:

                       Robert M. Whitty, President and CEO
                      Raymond L. LeBlanc, CFO and Treasurer
                             Goodhue Smith, Director

The Board of Directors
December 2, 1997
Page 2


     In addition, besides Mayflower's own understanding of the Company's situation as a result of past consulting services to Consolidated which included structuring and helping fund a bridge loan prior to the recent sale by Consolidated of three Pennsylvania clinics and one Florida clinic in February and March 1997, the following information was considered:

     (a) Consolidated's historical audited financial statements for the years ended December 31, 1994, 1995 and 1996, respectively;

     (b) Consolidated's historical unaudited financial statements for the fiscal quarters ending March 31, June 30 and September 30 for the years 1994, 1995, 1996 and 1997, respectively;

     (c) Consolidated's unaudited internal monthly financial statements for each of the months January through October, 1997;

     (d) Consolidated's annual report on form 10-KSB and quarterly reports on form 10- QSB for the year ending December 31, 1996 and the three fiscal quarters ended March 31, June 30 and September 30, 1997, respectively, as filed with the Securities and Exchange Commission;

     (e) Consolidated's current business plan and the factors necessary for its implementation;

     (f) Consolidated's operating history vis a vis pro-forma expectations, i.e., their inability to forecast with reliability due to the nature of the Business;

     (g) Relevant data with respect to the size, market and competition directly affecting the Company;

     (h) An overview of the health care regulatory climate and recent enforcement activity;

     (i) Consolidated's efforts and experience in obtaining both equity and debt financing;

     (j) Alternatives either under consideration or proposed to fund ongoing operations;

     (k) Consolidated's market valuation, trading activity and analyst and brokerage coverage; and

     (l) Recent stringent changes and enforcement by the National Association of Securities Dealers and the NASDAQ listing committee relevant to micro cap securities.

The Board of Directors
December 2, 1997
Page 3


     As for Olympus and its financial position and prospects, Mayflower considered the following information:

     (a) Olympus' audited financial statements for the fiscal years ended June 30, 1995, 1996 and 1997, respectively;

     (b) Olympus' unaudited interim financial statements for the period ending August 31, 1996 and 1997, respectively;

     (c) Audited financial statements of LaHaina Realty Limited Partnership ("LaHaina") for the fiscal years ended June 30, 1996 and 1997, respectively;

     (d) Unaudited interim financial statements of LaHaina for the fiscal period ending August 31, 1996 and 1997, respectively; and

     (e) Summary of background information on Olympus furnished as confidential information to Renaissance Capital Partners II, L.P. ("Renaissance"), a major stockholder of Consolidated, including excerpts from an Olympus confidential private placement memorandum dated September, 1996.

Opinion

     Based on the foregoing, Mayflower is of the opinion that the Sale of the Purchase Assets to Olympus on the terms and conditions set forth in the Purchase Agreement is fair to Consolidated and its stockholders, from a financial point of view, is in the best interests of all the stockholders and of Consolidated, and preserves value which otherwise might be lost should Consolidated continue to operate the Business and the Centers.

Valuation Techniques and Weight Given to Such Techniques

     In determining the "fairness" from a financial point of view of the Sale to Olympus, Mayflower considered a number of customary valuation techniques, some of which were not given any weight because of the Company's relatively weak and deteriorating financial position. The considerations given the greatest weight to confirm the value of the Business and the Centers and of the Sale transaction as a whole are discussed under the headings "Liquidation Value" and "Other Considerations" below:

A Multiple of Free Cash Flow and a Multiple of Price x's Earnings. Although it is customary to apply these valuation techniques in engagements of this nature, both are obviously inapplicable because of the history of Consolidated's continuing losses from operations before income tax

The Board of Directors
December 2, 1997
Page 4


provisions, net of extraordinary gains:


Jan-June '97                   1996                        1995
------------                   ----                        ----
 ($196,742)                 ($473,242)                  ($598,855)


Liquidation Value. Under a liquidation scenario (i.e., assuming after the Sale, Consolidated sold all of its remaining assets at book value (of which there can be no assurance)), Consolidated would essentially have a negative net worth. If goodwill (non-cash items) were eliminated from the June 30, 1997 audited balance sheet, the deminimis equity remaining would be negated or offset by the expected costs and losses to be incurred in the collection of receivables as well as in the additional expenses related to legal, management and "winding up" activities. Accordingly, Mayflower believes that since the Sale transaction will generate some positive cash, the Sale brings additional value to Consolidated shareholders under a liquidation scenario and as such is entitled to substantial weight in determining its inherent fairness.

Stock Market valuation-price x's capitalization. In tracking the price of Consolidated's common stock in trading on the Nasdaq Small Cap Market over the past few years (and the Nasdaq's electronic bulletin board since earlier in 1997), there has been a steady erosion with respect to bid prices to as low as 1/8 or approximating $.125 per share. At this level, the market cap is under $2.5 million. Based on revenues, the four Centers and the Business to be sold to Olympus represents approximately 27% of Consolidated total net revenues but constitutes 15% and 14% of its aggregate loss for operations during 1996 and the first nine months of 1997, respectively. Accordingly, the Olympus purchase price represents a discount of approximately 20%. Mayflower does not consider this an unrealistic differential as (a) the dollar differential is small and is more important than the percentage differential when dealing in numbers in the lower price ranges and (b) Consolidated is not being bought out completely and will be left with other disposable assets (see information in the Proxy Statement in which this opinion will be included as Annex B) and will have a relatively clean "shell" which has value as yet to be determined.

Pro Forma Valuation - Earnings in the Near Term. If one accepts the efficient market theory, then price times capitalization (see above) is a strong indicator of value relative to near term potential. However, the Company is not followed by analysts who set forth various earnings projections, industry and company comparable's, nor have there been forward looking statements made by management, all of which would be necessary in valuing a company which has yet to achieve earnings or positive cash flow.

Intangible Values - Non-Balance Sheet Items. As far as we can ascertain, there are no intangibles which might add to Consolidated's value. There are no patents, proprietary knowledge,

The Board of Directors
December 2, 1997
Page 5


contractual agreements, geographic or territorial "franchises" or any non-balance sheet assets which can be sold, joint ventured, or transferred.

The Free Market: What Motivated Buyers Might Pay - the Auction. While there is no certainty that other buyers may not pay more for the Purchased Assets and/or Consolidated's other assets or seek a merger or take over of Consolidated under other terms and conditions, management appears to have taken prudent steps in seeking either other buyers or alternatives to the proposed Sale. In any event, no other potential buyers appear to be available as prospects for negotiation.

Other Considerations. Having had an ongoing business relationship and an insider's access to management as part of the "fairness opinion" process, Mayflower has concluded that under present conditions Consolidated could not be profitable even before the recent downsizing and can only return to profitability (and viability) with substantial additional equity and its concomitant dilution. Pro forma valuation based on a projection of earnings over the near term, in Mayflower's opinion, is therefore not a pricing option in evaluating the Olympus Sale transaction although it does speak to the need for the Board to have sought other options in order to protect whatever value can be retained for stockholders over the longer term.

     As germane as the aforementioned pricing techniques relate to the "fairness" of the Sale transaction, the situation that Consolidated finds itself in relative to its options is almost as important as the proposed Purchase Price. Over the past four years, in an effort to reverse the Company's losses and strengthen its balance sheet, Consolidated's Board has made significant management and business changes. Without a viable alternative to preserving Consolidated as a whole and as an ongoing operation - and with tight cash flow and continued operating losses operating assets (e.g. the sale of clinics in Florida and Pennsylvania) were sold as a necessary and prudent step in repositioning the Company and preserving its value. While such sales allowed the Company to pursue other options, the paradox of the downsizing reduced cash flow and made the search for either additional equity or an outright sale or merger with a stronger company a less viable alternative.

     The maneuverability of the Company was further impacted by its default on note obligations which will require renegotiation for the third straight year. While these notes might be "rolled-over" once more, it is probable that future terms and conditions to be imposed by holders of these notes would be more onerous to the Company and its stockholders and that stockholders' equity, in view of the recent asset sales, would be severely diluted.

     In addition, the winding down of the Company's primary activity could have a materially adverse effect on its ability to collect receivables that otherwise might be available to fund operations. With the Company's day to day operations currently being funded through expensive and full recourse receivable's financing, one should assume that this lender will reduce the

The Board of Directors
December 2, 1997
Page 6


availability of funds to the Company as the size (and possibly the collection period) is negatively impacted. The health care industry and more particularly the Company's segment, with reimbursement from third parties, has been fraught with examples of delays, non-payment and renegotiation for services rendered. Any of these occurrences could seriously impair the Company's ability to continue operating without expensive, dilutive and/or disastrous financial effects on the value of the Company's securities.

     The fact that the Olympus Manager has taken over the day-to-day management of the operations of the four Centers and the Business pursuant to the Management Agreement effective November 3, 1997, is an important determinant that the entire Sale transaction is "fair" to Consolidated and its stockholders. This Management Agreement relieves Consolidated and PTS from some of the financial strain of continuing to operate the Centers and the Business solely on their own pending consummation of the Sale.

Other Matters

     It is understood that this opinion is for the information of the Board of Directors of Consolidated only in connection with its consideration of the Sale. This opinion may not otherwise be quoted or referred to, in whole or in part, without Mayflower's written consent. However, this opinion may be included in full in any Proxy Statement or Schedule filed under the Securities Exchange Act of 1934, as amended, that is used in connection with seeking stockholder approval of the Sale.

                                                The Mayflower Group, Ltd.

                                                By: /s/ Marshall S. Sterman
                                                --------------------------------
                                                Marshall S. Sterman, President

                    CONSOLIDATED HEALTH CARE ASSOCIATES, INC.
                  38 Pond Street, Franklin, Massachusetts 02038

The undersigned hereby appoints Robert M. Whitty and Raymond L. LeBlanc and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Stockholders of Consolidated Health Care Associates, Inc. ("Consolidated") to be held January 13, 1998 and at any adjournments thereof with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Special Meeting in accordance with the following instructions and with discretionary authority on such other matters as may come before the Special Meeting or at any adjournment thereof. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSAL NO. 1.

(1) Proposed adoption of the Purchase Agreement pursuant to which Olympus Healthcare Group, Inc. and Olympus Outpatient Services, Inc. will purchase substantially all of the assets of PTS Rehab, Inc. ("PTS"), related solely to the four outpatient clinics operated by PTS located in Attleboro, Leominster, Pittsfield and West Bridgewater, Massachusetts, the Leases therefor and related Provider Agreements, Service Agreements and Professional Contracts and assume certain liabilities of PTS and Consolidated related to such assets for aggregate consideration of approximately $1,700,000. A copy of the Purchase Agreement is attached as Annex A to the Proxy Statement.

|_|   FOR                     |_|   AGAINST                 |_|   ABSTAIN

(2) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

|_|  Check here for address change      |_|  Check here if you plan to attend
     and note change below.                  the meeting.


New Address:____________________________________________________________________
             (Please complete, date, sign and mail in the enclosed envelope)



                                       (Signature should be the same as the
                                       name printed on your stock certificate.
                                       Executors, administrators, trustees,
                                       guardians, attorneys and officers of the corporation should add their titles when signing.)

                                       Signature:______________________________

                                       Date:_____________________________, 1997

                                       Signature:______________________________

                                       Date:_____________________________, 1997